Filed Pursuant to Rule 424(b)(5)
Registration No. 333-137562

Prospectus Supplement
(To Prospectus dated October 20, 2006)

9,250,000 Common Units
Representing Limited Partner Interests

We are selling 9,250,000 common units representing limited partner interests in Williams Partners L.P. Our common units are listed on the New York Stock Exchange under the symbol “WPZ.” The last reported sales price of our common units on the New York Stock Exchange on December 5, 2007 was $37.75 per common unit.

Investing in our common units involves risks.  Please read “Risk Factors” beginning on page S-26 of this prospectus supplement.

	Per Common Unit	Total

Public offering price	$37.75	$349,187,500
Underwriting discount	$1.51	$13,967,500
Proceeds to Williams Partners L.P. (before expenses)	$36.24	$335,220,000

We have granted the underwriters a 30-day option to purchase up to an additional 1,387,500 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 9,250,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about December 11, 2007.

Joint Book-Running Managers

Lehman Brothers	Citi	Merrill Lynch & Co.

Wachovia Securities
Goldman, Sachs & Co.
Morgan Stanley
UBS Investment Bank
JPMorgan

Raymond James
RBC Capital Markets
Stifel Nicolaus
Scotia Capital
December 5, 2007

Williams. PARTNERS L.P.
Fractionation Facility
Gas Processing or Treating Plants
Discovery Pipeline
Carbonate Trend Pipeline
Underground Storage
Wamsutter
Conway
Paradis Fractionation Facility
Larose Gas Processing Plant
Discovery
Four Corners

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-91 of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-i

Prospectus Supplement

SUMMARY	S-1
RISK FACTORS	S-26
USE OF PROCEEDS	S-50
CAPITALIZATION	S-51
ACQUISITION OF WAMSUTTER OWNERSHIP INTERESTS	S-52
CREDIT FACILITIES	S-61
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS	S-62
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	S-63
DIRECTORS AND EXECUTIVE OFFICERS	S-71
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	S-73
CONFLICT OF INTEREST AND FIDUCIARY DUTIES	S-75
TAX CONSIDERATIONS	S-84
UNDERWRITING	S-85
LEGAL	S-88
EXPERTS	S-88
FORWARD-LOOKING STATEMENTS	S-89
WHERE YOU CAN FIND MORE INFORMATION	S-91
INDEX TO FINANCIAL STATEMENTS	F-1

Prospectus dated October 20, 2006
ABOUT THIS PROSPECTUS	1
ABOUT WILLIAMS PARTNERS L.P.	1
ABOUT WILLIAMS PARTNERS FINANCE CORPORATION	2
THE SUBSIDIARY GUARANTORS	2
WHERE YOU CAN FIND MORE INFORMATION	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	7
DESCRIPTION OF THE COMMON UNITS	8
HOW WE MAKE CASH CONTRIBUTIONS	10
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES	19
THE PARTNERSHIP AGREEMENT	26
DESCRIPTION OF THE DEBT SECURITIES	39
SELLING UNITHOLDERS	50
MATERIAL TAX CONSIDERATIONS	51
INVESTMENT IN WILLIAMS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS	64
PLAN OF DISTRIBUTION	65
LEGAL MATTERS	66
EXPERTS	67

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete understanding of this offering of common units. Please read “Risk Factors” beginning on page S-26 of this prospectus supplement, and in our Annual Report on Form 10-K for the year ended December 31, 2006, for information regarding risks you should consider before investing in our common units. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units.

For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise, references to “Williams Partners L.P.,” “we,” “our,” “us” or like terms generally include the operations of Discovery Producer Services LLC, or Discovery, in which we own a 60% interest. When we refer to Discovery by name, we are referring exclusively to its business and operations. When we refer to “Wamsutter LLC,” or “Wamsutter,” by name, we are referring exclusively to its business and operations. Unless otherwise indicated, references in this prospectus supplement to “Williams” or “The Williams Companies, Inc.” refer to The Williams Companies, Inc. and its subsidiaries.

Williams Partners L.P.

We are a publicly traded Delaware limited partnership formed by Williams in February 2005, to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the business of gathering, transporting, processing and treating natural gas and fractionating and storing natural gas liquids. Natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

On November 30, 2007, we entered into an agreement to purchase certain ownership interests in Wamsutter LLC from Williams for aggregate consideration of $750.0 million. Wamsutter owns an approximate 1,700-mile natural gas gathering system, including a natural gas processing plant, located in the Washakie Basin in Wyoming. Following this transaction, we will have completed four acquisitions from Williams totaling approximately $2.4 billion. We expect this acquisition to be immediately accretive to Distributable Cash Flow, or DCF, on a per-unit basis. In the future, we may have the ability to purchase additional ownership interests in Wamsutter but cannot assure you that any such purchase will occur. Please read “— Recent Developments — Acquisition of Wamsutter Ownership Interests” and “Acquisition of Wamsutter Ownership Interests” for more information on the proposed acquisition and the business of Wamsutter. For the year ended December 31, 2006 and the nine months ended September 30, 2007, Wamsutter generated Adjusted EBITDA of approximately $77.9 million and $63.6 million, respectively. For the year ended December 31, 2006 and the nine months ended September 30, 2007, Wamsutter generated DCF of approximately $57.3 million and $48.1 million, respectively. Please read “— Summary Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures” for a definition of Adjusted EBITDA and DCF and a reconciliation of Adjusted EBITDA and DCF to their most directly related comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles, or GAAP.

Upon the consummation of the transactions discussed in this prospectus supplement, our asset portfolio will consist of:

•	ownership interests in Wamsutter consisting of (i) 100% of the Class A limited liability company membership interests and (ii) 50% of the initial Class C Units (or 20 Class C Units) representing limited liability company membership interests in Wamsutter (together, the Wamsutter Ownership Interests). Wamsutter owns an approximate 1,700-mile natural gas gathering system, including a natural gas processing plant, located in the Washakie Basin in Wyoming. The Wamsutter pipeline system gathers approximately 69% of the natural gas produced in the Washakie Basin and connects with three interstate pipeline systems that transport natural gas to end markets from the Washakie Basin;

•	a 100% interest in Williams Four Corners LLC, or Four Corners, which owns an approximate 3,500-mile natural gas gathering system, including three natural gas processing plants and two natural gas treating plants, located in the San Juan Basin in Colorado and New Mexico. Our Four Corners pipeline system gathers approximately 37% of the natural gas produced in the San Juan Basin, and it connects with the five pipeline systems that transport natural gas to end markets from the basin. Approximately 40% of the supply connected to the Four Corners pipeline system in the San Juan Basin is produced from conventional reservoirs with approximately 60% coming from coal bed reservoirs. We are currently the only company that is the owner and operator of both major conventional natural gas and coal bed methane gathering, processing and treating facilities in the San Juan Basin;

•	a 60% interest in Discovery, which owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and a natural gas liquids fractionator in Louisiana. Discovery provides integrated “wellhead to market” services to natural gas producers operating in the shallow and deep waters of the Gulf of Mexico off the coast of Louisiana. Discovery has interconnections with six natural gas pipeline systems, which allow producers to benefit from flexible and diversified access to a variety of natural gas markets. The Discovery mainline has a design capacity of 600 million cubic feet per day;

•	the Carbonate Trend natural gas gathering pipeline, which gathers sour gas production from the Carbonate Trend area off the coast of Alabama. The pipeline has a maximum design capacity of 120 million cubic feet per day; and

•	a 100% interest in three integrated natural gas liquids storage facilities with an aggregate capacity of 20 million barrels and a 50% undivided interest in a natural gas liquids fractionator near Conway, Kansas, the principal natural gas liquids market hub for the Mid-Continent region of the United States. We believe our integrated natural gas liquids storage facility at Conway is one of the largest in the Mid-Continent region.

The operations of our businesses are located in the United States. We manage our business and analyze our results of operations on a segment basis. Our operations are divided into three business segments:

•	Gathering and Processing — West. This segment includes Four Corners. These assets generate revenues by providing natural gas gathering, transporting, processing and treating services to customers under a range of contractual arrangements. Upon completion of our acquisition of the Wamsutter Ownership Interests, our Gathering and Processing — West segment will also include the Wamsutter Ownership Interests.

•	Gathering and Processing — Gulf. This segment includes our equity investment in Discovery and our ownership of the Carbonate Trend gathering pipeline. These assets generate revenues by providing natural gas gathering, transporting, processing and treating services and integrated natural gas fractionating services to customers under a range of contractual arrangements.

•	NGL Services. This segment includes three integrated natural gas liquids storage facilities and a 50% undivided interest in a natural gas liquids fractionator near Conway, Kansas. These assets generate revenues by providing stand-alone natural gas liquids fractionation and storage services using various fee-based contractual arrangements where we receive a fee or fees based on actual or contracted volumetric measures.

We will account for the Wamsutter Ownership Interests as an equity investment and will not consolidate its financial results, which is similar to how we account for our interest in Discovery. Please read “ — Summary Historical and Pro Forma Financial and Operating Data” for information regarding our and Wamsutter’s financial and operating results.

For the year ended December 31, 2006:

•	Our Adjusted EBITDA excluding equity investments was $192.1 million;

•	Adjusted EBITDA with respect to our interest in Discovery was $31.9 million; and

•	Adjusted EBITDA for Wamsutter was $77.9 million.

For the nine months ended September 30, 2007:

•	Our Adjusted EBITDA excluding equity investments was $132.6 million;

•	Adjusted EBITDA with respect to our interest in Discovery was $26.4 million; and

•	Adjusted EBITDA for Wamsutter was $63.6 million.

For a reconciliation of these measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read “— Summary Historical and Pro Forma Financial and Operating Data — Non-GAAP Financial Measures.”

Business Strategies

Our primary business objectives are to generate stable cash flows sufficient to make quarterly cash distributions to our unitholders and to increase quarterly cash distributions over time by executing the following strategies:

•	grow through accretive acquisitions of complementary energy assets from third parties, Williams or both, such as our proposed acquisition of the Wamsutter Ownership Interests;

•	optimize the benefits of our scale, strategic location and pipeline connectivity; and

•	manage our existing and future asset portfolio to minimize the volatility of our cash flows.

Competitive Strengths

We believe we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•	our ability to grow through acquisitions is enhanced by our affiliation with Williams, and we expect this relationship to provide us access to attractive acquisition opportunities, such as our proposed acquisition of the Wamsutter Ownership Interests;

•	our assets are strategically located in areas with high demand for our services;

•	our assets are diversified geographically and encompass important aspects of the midstream natural gas and natural gas liquids businesses;

•	the senior management team and board of directors of our general partner have extensive industry experience and include the most senior officers of Williams; and

•	Williams has established a reputation in the midstream natural gas and natural gas liquids industry as a reliable and cost-effective operator, and we believe that we and our customers will continue to benefit from Williams’ scale and operational expertise as well as our access to the broad array of midstream services that Williams offers.

Recent Developments

Fire at Ignacio Gas Processing Plant

On November 28, 2007, a cooling tower caught fire at the Ignacio gas processing plant, which is part of our Four Corners gathering system. This fire resulted in severe damage to the facility’s cooling tower and destroyed the control room and adjacent warehouse buildings. The Ignacio facility is located near Durango, Colorado and has a processing capacity of approximately 450 million cubic feet per day of natural gas. The plant has been shut down, and the fire has been extinguished. The cause of the fire is under investigation. There were no injuries as a result of this incident.

As of November 30, 2007, we have re-routed approximately 210 million cubic feet per day of impacted production to other facilities in the San Juan Basin and continue to work on re-routing additional production to our and other facilities in the area. In addition to the Ignacio plant, the Four Corners gathering system is connected to the gathering systems feeding the Kutz and Lybrook natural gas processing plants and the Milagro and Esperanza natural gas treating plants in northwestern New Mexico. At this time, approximately 290 million cubic feet per day of production volumes have not been rerouted and remain shut-in. We expect that over the next 45 days we will continue to be able to find alternative routes for additional production volumes and will be able to begin operating the plant at a reduced level of processing recovery efficiency. At this time, we are unable to estimate the total cost of repairs or the time required to complete the necessary repairs.

We maintain both property-damage and business-interruption insurance for Four Corners, and we expect this incident to be covered under these insurance policies. Our property damage insurance policy has a $1.0 million deductible, and we expect it to cover the costs of equipment replacement and repairs associated with this incident. Our business interruption insurance policy will take effect 45 days after the date of the incident, and we expect it to cover lost profits up to an average monthly amount of approximately $13.5 million for a period of up to two years. Our property-damage and business-interruption insurance coverage is limited to a maximum of $300.0 million, which we believe will be sufficient to cover our anticipated costs.

We expect a total reduction in cash flows of $10.0 million to $20.0 million, primarily in the fourth quarter of 2007, as a result of this incident. This range includes the expected mitigating effect of our property-damage and business-interruption insurance. We cannot assure you that our cash flows will not be further reduced or that our ability to make distributions to you will not be effected if our estimates prove incorrect or we are unable to make recoveries under our property damage or business interruption insurance. We do not expect this reduction in cash flow to impact our quarterly cash distributions to unitholders. Please see “Risk Factors — Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.”

Acquisition of Wamsutter Ownership Interests

General

On November 30, 2007, we entered into a purchase and sale agreement with our general partner and certain subsidiaries of Williams, pursuant to which we will acquire 100% of the Class A limited liability company membership interests and 50% of the initial Class C Units (or 20 Class C Units) in Wamsutter for aggregate consideration of $750.0 million. As the owner of 100% of the Class A limited liability company membership interests and 20 Class C Units in Wamsutter, we would have been entitled to DCF of $57.3 million and $48.1 million, respectively, for the year ended December 31, 2006 and the nine months ended September 30, 2007, excluding $3.9 million and $4.5 million, respectively, of transition support payments to Wamsutter by Williams as the owner of the Class B membership interests and separately paid to us as the owner of the Class A membership interests. We expect this acquisition to be immediately accretive to DCF on a per-unit basis.

Wamsutter owns:

•	an approximate 1,700-mile natural gas gathering system in the Washakie Basin, which is located in south-central Wyoming, that currently connects approximately 1,720 wells, with a typical operating capacity of approximately 500 million cubic feet per day at current operating pressures; and

•	the Echo Springs natural gas processing plant in Sweetwater county, Wyoming, which has 390 million cubic feet per day of inlet cryogenic processing capacity and natural gas liquid, or NGL, production capacity of 30,000 barrels per day.

The Wamsutter gathering system connects with the Colorado Interstate Gas, Wyoming Interstate Gas and Southern Star Central Gas Pipeline pipeline systems, which transport natural gas to end markets in the Mid-Continent and Western United States from the Washakie Basin.

The Echo Springs plant connects to the Mid-America Pipeline, which transports NGLs to the Mid-Continent and Gulf Coast, and will have access to the Overland Pass Pipeline and the Rockies Express Pipeline, which will transport NGLs and natural gas, respectively, to the Mid-Continent, once they are completed.

Wamsutter’s customers are primarily natural gas producers in the Washakie Basin, including BP, p.l.c., Anadarko Petroleum Corporation, Devon Energy Corporation, Marathon Oil Corporation, Samson Resources Company and EnCana Corporation. Wamsutter provides its customers with a broad range of gathering and processing services.

Financing

The closing of our acquisition of the Wamsutter Ownership Interests is subject to the satisfaction of a number of conditions, including our ability to obtain necessary regulatory approvals.

The $750.0 million aggregate consideration that we will pay to Williams to acquire the Wamsutter Ownership Interests will consist of the following:

•	the net proceeds from this offering of common units of approximately $333.3 million, after deducting underwriting discounts and estimated offering expenses, at a price per common unit to investors of $37.75;

•	$250.0 million of term loan borrowings less associated transaction costs under our $450.0 million five-year senior unsecured credit facility that will be effective upon the closing of our acquisition of the Wamsutter Ownership Interests;

•	approximately $157.2 million of common units issued to Williams, which will be valued at a price per common unit equal to the price per common unit to investors in this offering before underwriting discounts and commissions and offering expenses (at a price per common unit of $37.75, we will issue 4,163,527 common units to Williams); and

•	the increase in our general partner’s capital account of approximately $10.3 million to allow it to maintain its 2% general partner interest.

This offering of common units and the borrowings under the term loan are each conditioned upon our acquisition of the Wamsutter Ownership Interests.

Wamsutter LLC Agreement

Overview.  We will own 100% of the Class A limited liability company membership interests and 50% of the initial Class C Units (or 20 Class C Units) and Williams will own 100% of the Class B limited liability company membership interests and 50% of the initial Class C Units (or 20 Class C Units) in Wamsutter outstanding at the completion of this offering. Wamsutter is obligated to issue additional Class C Units based on future capital contributions that the Class A member and the Class B member are obligated or permitted to make in the circumstances described below under “ — Capital Investments.”

Cash Distribution Policy.  The Wamsutter LLC Agreement provides for distributions of available cash to be made quarterly, with available cash defined as Wamsutter’s cash on hand at the end of a distribution period less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law, debt instruments or other agreements to which it is a party. We expect that Wamsutter will fund its maintenance capital expenditures through its cash flows from operations. Williams, as the Class B member, has the discretion to establish the reserves necessary for Wamsutter, including the amount set aside for maintenance capital expenditures, and thus can influence the amount of available cash.

Wamsutter will distribute its available cash as follows:

•	First, an amount equal to $17.5 million per quarter to the holder of the Class A membership interests;

•	Second, an amount equal to the amount the distribution on the Class A membership interests in prior quarters of the current distribution year was less than $17.5 million per quarter to the holder of the Class A membership interests;

•	Third, 5% of remaining available cash shall be distributed to the holder of the Class A membership interests, and 95% shall be distributed to the holders of the Class C Units, on a pro rata basis.

In addition, to the extent that at the end of the fourth quarter of a distribution year, the Class A member has received less than $70.0 million under the first and second bullets above, the Class C members will be required to repay any distributions they received in that distribution year such that the Class A member receives $70.0 million for that distribution year. If this repayment is insufficient to result in the Class A member receiving $70.0 million, the shortfall will not carry forward to the next distribution year. The initial distribution year for Wamsutter will commence on December 1, 2007 and end on November 30, 2008. Subsequent distribution years for Wamsutter will commence on December 1 and end on November 30.

Transition Support Payment.  Each month during fiscal years 2008 through 2012, the Class B member is obligated to pay to Wamsutter a transition support payment in an amount equal to the amount by which Wamsutter’s general and administrative expenses exceed the amounts set forth below:

	Monthly Cap	Annualized Cap
		(In millions)
Fiscal year 2008	$416,666.66	$5.0
Fiscal year 2009	$441,666.66	$5.3
Fiscal year 2010	$458,333.33	$5.5
Fiscal year 2011	$475,000.00	$5.7
Fiscal year 2012	$475,000.00	$5.7

Any such amounts received from the Class B member shall be distributed to the holder of the Class A membership interests but shall not be counted for purposes of determining whether or not Wamsutter has distributed $70.0 million in aggregate annual distributions as described above. Further, the Class B member will not be issued any Class C Units as a result of making a transition support payment.

Capital Investments.  In the event that Wamsutter elects to make a growth capital investment in an amount less than $2.5 million, based on the amount estimated at the time the investment is approved, the Class A member is obligated to make a capital contribution to Wamsutter in an amount necessary to fund such growth capital investment. In the event Wamsutter elects to make a growth capital investment in an amount equal to or greater than $2.5 million, the Class B member is obligated to make a capital contribution to Wamsutter in an amount necessary to fund such growth capital investment. On the first day of the quarter following the quarter the asset related to the growth capital investment is placed in service, Wamsutter will issue to the contributing member one Class C Unit for each $50,000 contributed by it, including the interest accrued on the investment prior to the issuance of the Class C Units. Wamsutter will issue fractional Class C Units as necessary. A growth capital investment is any investment other than a maintenance capital investment or a growth well connection investment.

In addition, prior to February 28 of each year commencing in 2009, Wamsutter shall calculate the growth well connection investments it has made in the fiscal year immediately concluded. The Class B member is obligated to make a capital contribution to Wamsutter in an amount necessary to fund such growth well connection investments. Growth well connection investments are investments made over a one-year period to make well connections that Wamsutter expects will more than offset the estimated decline in its throughput volumes over that period. Effective on the date of the funding of such growth well connection investments, the Class B member shall receive one Class C Unit for each $50,000 contributed by such member and such fractional Class C Units as necessary.

The Wamsutter LLC Agreement contains restrictions on the ability of the Class A member or the Class B member to transfer their respective membership interests and Class C Units.

Illustrative Available Cash Calculation.  The table below illustrates how cash would be distributed to us on a hypothetical basis. The table below is not a forecast or a projection. It is being provided for illustrative purposes only on a hypothetical basis, and actual amounts that we will receive from Wamsutter may vary materially from the amounts set forth below. Therefore, you should not rely on the table below as an estimate or prediction of the amount of cash Wamsutter will distribute to us.

	Hypothetical Allocation of
	Wamsutter Available Cash(1)
		Twelve Months
	25% Less	Ended	25% More
	Available	September 30,	Available
	Cash(1)	2007	Cash(1)
	($ In millions)

Wamsutter Total Available Cash:
Wamsutter Adjusted EBITDA	$65.4	$81.1	$96.7
Maintenance capital expenditures	(18.6)	(18.6)	(18.6)

Total available cash(1)	$46.8	$62.5	$78.1

Available cash to Class A member	$46.8	$62.5	$70.0
Available cash to Class A and C members(2)	—	—	8.1

Total available cash(1)	$46.8	$62.5	$78.1

Distributions to Williams Partners L.P.:
Class A priority interest in available cash of up to $70.0 million	$46.8	$62.5	$70.0
Class A 5% interest in available cash in excess of $70.0 million(2)	—	—	0.4
Our share of available cash to Class C Unitholders(3)	—	—	3.8
Transition Support Payment(4)	5.9	5.9	5.9

Total	$52.7	$68.4	$80.1

(1)	For purposes of this illustrative analysis, we have assumed Adjusted EBITDA less maintenance capital expenditures is equal to available cash. Available cash is described above under “Cash Distribution Policy.”

(2)	Allocation of available cash in excess of $70.0 million to Class A and C members as defined in the Wamsutter LLC Agreement would be as follows:

5% to Class A membership interests	$—	$—	$0.4
95% to Class C membership interests	—	—	7.7

(3)	Assumes that our ownership of Class C Units (which are entitled to 95% of available cash in excess of $70.0 million) is 50% of total Class C Units for purposes of illustrating our available cash from Wamsutter. However, significant growth in available cash beyond the $70.0 million available cash to Class A member threshold may require additional capital contributions from Williams (as the owner of the Class B membership interests) to expand the Wamsutter system, and for which Williams would receive additional Class C Units. This would dilute our Class C Unit membership interest unless we were to make additional capital contributions or acquire additional Class C Units.

(4)	Assumes Wamsutter’s general and administrative expenses total $10.9 million during the period, of which $5.9 million would be reimbursed by Williams as the owner of the Class B membership interests and separately paid to us as the owner of the Class A membership interests.

Governance.  Most decisions regarding the day to day operations of Wamsutter will be made by Williams, in its capacity as the Class B member. However, certain decisions require the consent of the Class A member, including, but not limited to, (i) the sale or disposition of assets over $20.0 million, (ii) the merger or consolidation with another entity, (iii) the purchase or acquisition of assets or businesses, (iv) the making of an investment in a third party in excess of $20.0 million, (v) the guarantee or incurrence of any debt, (vi) the cancelling or settling of any claim in excess of $20.0 million, (vii) the selling or redeeming of any equity interests in Wamsutter, (viii) the declaration of distributions not described above, (ix) the entering into certain transactions outside the ordinary course of business with affiliates of Wamsutter and (x) the approval of the annual business plan for Wamsutter. Williams will control the Class A member through its ownership of our general partner.

Increase in Quarterly Cash Distribution

On November 14, 2007, we paid a quarterly cash distribution of $0.550 per unit for the third quarter of 2007, or $2.20 per unit on an annualized basis. The distribution for the third quarter of 2007 represents an approximate 5% increase over the distribution for the second quarter of 2007 of $0.525 per unit and an approximate 57% increase over our initial distribution level for the third quarter of 2005 of $0.350 per unit that was paid on a pro rata basis from the closing of our initial public offering on August 23, 2005 to September 30, 2005.

Conflicts Committee Approval

The conflicts committee of the board of directors of Williams Partners GP LLC, our general partner, recommended approval of our acquisition of the Wamsutter Ownership Interests. The conflicts committee retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction. In recommending approval of the transaction, the committee based its decision in part on an opinion from the conflicts committee’s independent financial advisor that the consideration to be paid by us is fair, from a financial point of view, to us and our public unitholders.

Our Relationship with Williams

One of our principal attributes is our relationship with Williams, an integrated energy company with 2006 revenues in excess of $9.0 billion that trades on the New York Stock Exchange, or NYSE, under the symbol “WMB.” Williams operates in a number of segments of the energy industry, including natural gas exploration and production, interstate natural gas transportation and midstream services. Williams has been in the midstream natural gas and natural gas liquids industry for more than 20 years.

Williams has a long history of successfully pursuing and consummating energy acquisitions and intends to continue to use our partnership as a growth vehicle for its midstream, natural gas gathering, natural gas liquids and other complementary energy businesses. Although we expect to have the opportunity to make additional acquisitions directly from Williams in the future, we cannot say with any certainty which, if any, of these acquisition opportunities may be made available to us or if we will choose to pursue any such opportunity. In addition, through our relationship with Williams, we will have access to a significant pool of management talent and strong commercial relationships throughout the energy industry. While our relationship with Williams and its subsidiaries is a significant attribute, it is also a source of potential conflicts. For example, Williams is not restricted from competing with us. In addition, Williams Pipeline Partners, L.P., or Williams Pipeline Partners, has filed a registration statement with the Securities and Exchange Commission to issue common units in an initial public offering. Williams owns the general partner of Williams Pipeline Partners. Williams Pipeline Partners, which will also compete in the natural gas transmission business, will also not be restricted from competing with us. Williams may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Williams may also offer Williams Pipeline Partners the opportunity to purchase any such assets. Please read “Risk Factors” and “Conflicts of Interest and Fiduciary Duties” in this prospectus supplement.

Following this offering of common units and the issuance of 4,163,527 common units to Williams in connection with our acquisition of the Wamsutter Ownership Interests, Williams will own a 23.1% limited partner interest in us, all of our 2% general partner interest and our incentive distribution rights. Additionally, subsidiaries of Williams market substantially all of the natural gas liquids to which we, Discovery and Wamsutter take title and affiliates of Williams have contracts with us related to processing natural gas and providing waste heat to one of Four Corners’ treating plants. Please read “Certain Relationships and Related Transactions.”

Partnership Structure and Management

Management of Williams Partners L.P.

Our operations are conducted through, and our operating assets are owned by, our operating partnership and its subsidiaries, which will include, upon the completion of this offering, Wamsutter. Our general partner manages our operations and activities. The executive officers of our general partner manage our business. All of the executive officers and some of the directors of our general partner also serve as executive officers and directors of Williams and Williams Pipeline Partners. For more information on these individuals, please read “Directors and Executive Officers.” Please read “Risk Factors” and “Conflicts of Interest and Fiduciary Duties” in this prospectus supplement for a description of certain conflicts of interest between us and Williams and Williams Pipeline Partners.

Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect our general partner or its directors.

Principal Executive Offices and Internet Address

Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172-0172, and our telephone number is (918) 573-2000. Our website is located at http://www.williamslp.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Organizational Structure After the Transaction

The diagram below depicts our organizational structure after giving effect to this offering of common units and our acquisition of the Wamsutter Ownership Interests and the issuance of 4,163,527 common units to Williams.

Ownership of Williams Partners L.P.

Public Common Units	74.9%
The Williams Companies, Inc. and Affiliates Common and Subordinated Units	23.1%
General Partner Interest	2.0%

Total	100.0%

The Offering

Common units offered by us	9,250,000 common units.

10,637,500 common units if the underwriters exercise their option to purchase an additional 1,387,500 common units in full.

Units outstanding before this offering	32,360,538 common units and 7,000,000 subordinated units.

Units outstanding after this offering	45,774,065 common units, including 5,413,527 common units owned by Williams (including the issuance of 4,163,527 common units to Williams as a portion of the consideration for the Wamsutter Ownership Interests) and 7,000,000 subordinated units.

If the underwriters exercise their option to purchase additional common units in full, we will issue 1,387,500 additional common units to the public and use the net proceeds to redeem from a subsidiary of Williams a number of common units equal to the number of common units issued upon the exercise of the underwriters’ option to purchase additional common units.

Use of proceeds	The net proceeds from this offering of common units will be approximately $335.2 million, at a public offering price of $37.75 per common unit, and after deducting underwriting discounts but before estimated offering expenses. We intend to use the net proceeds of this offering of common units:

• to pay $333.3 million of the $750.0 million aggregate consideration to acquire the Wamsutter Ownership Interests from Williams; and

• to pay approximately $1.9 million of estimated expenses associated with this offering and our acquisition of the Wamsutter Ownership Interests.

We will finance the remainder of the aggregate consideration for the Wamsutter Ownership Interests through:

• $250.0 million of term loan borrowings less associated transaction costs under our new $450.0 million five-year senior unsecured credit facility that will be effective upon the closing of our acquisition of the Wamsutter Ownership Interests;

• approximately $157.2 million of common units issued to Williams, which will be valued at a price per common unit equal to the price per common unit to investors in this offering before underwriting discounts and commissions and offering expenses (at a price per common unit of $37.75, we will issue 4,163,527 common units to Williams); and

• the increase in our general partner’s capital account in the amount of approximately $10.3 million to allow it to maintain its 2% general partner interest.

Please read “Use of Proceeds” and “Credit Facilities.”

If the underwriters exercise their option to purchase additional common units in full, we will issue 1,387,500 additional common units to the public and use the net proceeds to redeem from a subsidiary of Williams a number of common units equal to the number of common units issued upon the exercise of the underwriters’ option to purchase additional common units.

Cash distributions	We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement. The amount of available cash may be greater than or less than the minimum quarterly distribution to be distributed on all units.

On November 14, 2007, we paid a quarterly cash distribution of $0.550 per unit for the third quarter of 2007, or $2.20 per unit on an annualized basis. In general, after the consummation of this offering of common units as previously described, we will pay any cash distributions we make each quarter in the following manner:

• first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.35 plus any arrearages from prior quarters;

• second, 98% to the holders of subordinated units and 2% to the general partner, until each subordinated unit has received a minimum quarterly distribution of $0.35; and

• third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.4025.

If cash distributions exceed $0.4025 per unit in any quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” For a description of our cash distribution policy, please read “How We Make Cash Distributions” in the accompanying base prospectus.

Subordination period	During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once we meet the financial tests in the partnership agreement. Except as described below, it generally cannot end before June 30, 2008.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Early termination of subordination period	If we have earned and paid an amount that equals or exceeds $2.10 (150% of the annualized minimum quarterly distribution) on each outstanding unit for any four-quarter period, the subordination period will automatically terminate and all of the subordinated units will convert into common units. Please read “How We Make Cash Distributions — Subordination Period” in the accompanying base prospectus.

Issuance of additional common units	We can issue an unlimited number of common units without the consent of unitholders. Please read “The Partnership Agreement — Issuance of Additional Securities” in the accompanying base prospectus.

Voting rights	Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you have only limited voting rights on matters affecting our business. You have no right to elect our general partner or the directors of our general partner. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, which includes Williams, voting together as a single class.

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of this limited call right.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2010, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. Please read “Tax Considerations” in this prospectus supplement for the basis of this estimate.

Material tax considerations	For a discussion of other material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Considerations” in the accompanying base prospectus.

New York Stock Exchange symbol	“WPZ.”

Risk factors	You should read the risk factors beginning on page S-26 of this prospectus supplement, and found in the documents incorporated by reference herein, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

Summary Historical and Pro Forma Financial and Operating Data

Williams Partners L.P.

The following table shows (i) our summary historical financial and operating data, (ii) our summary pro forma financial data, (iii) summary historical financial and operating data of Discovery and (iv) summary historical financial and operating data for Wamsutter for the periods and as of the dates indicated. Our summary historical financial data as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements, which are included in our Current Report on Form 8-K filed on August 29, 2007. Our summary historical financial data as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are derived from our unaudited consolidated financial statements, which are included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. All other historical financial data are derived from our financial records. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of our operating results for the entire year or any future period.

Our summary pro forma financial data as of September 30, 2007 and for the year ended December 31, 2006 and nine months ended September 30, 2006 and 2007 are derived from our unaudited pro forma financial statements included elsewhere in this prospectus supplement. These pro forma financial statements show the pro forma effect of:

•	our proposed acquisition of the Wamsutter Ownership Interests for $750.0 million, including the increase in our general partner’s capital account of approximately $10.3 million to allow it to maintain its 2% general partner interest;

•	this offering of common units, including our use of the anticipated net proceeds;

•	the borrowing of $250.0 million under our 5-year term loan facility;

•	the issuance of $157.2 million of common units to Williams (at a price per common unit of $37.75, we will issue 4,163,527 common units to Williams); and

•	our payment of estimated commissions, fees and other offering expenses and other expenses associated with the acquisition of the Wamsutter Ownership Interests.

The pro forma statements of income also include adjustments to reflect the effects of the transactions in connection with our June and December 2006 acquisitions of a combined 100% interest in Four Corners and our June 2007 acquisition of an additional 20% interest in Discovery.

Our summary pro forma balance sheet data assumes that these transactions occurred as of September 30, 2007, and our summary pro forma income statement data assumes that the items listed above occurred on January 1, 2006.

The summary historical financial data of Discovery for the years ended December 31, 2004, 2005 and 2006 are derived from the audited consolidated financial statements of Discovery appearing elsewhere in this prospectus supplement. The summary historical financial data of Discovery as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are derived from the unaudited consolidated financial statements of Discovery appearing elsewhere in this prospectus supplement. All other historical financial data are derived from Discovery’s financial records. Discovery’s results of operations for the nine months ended September 30, 2007 are not necessarily indicative of Discovery’s operating results for the entire year or any future period.

The summary historical financial data of Wamsutter for the years ended December 31, 2004, 2005 and 2006 are derived from the audited financial statements of Wamsutter appearing elsewhere in this prospectus supplement. The summary historical financial data of Wamsutter as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are derived from the unaudited financial statements of Wamsutter appearing elsewhere in this prospectus supplement. All other historical financial data are derived from our financial records. Wamsutter’s results of operations for the nine months ended September 30, 2007 are not necessarily indicative of Wamsutter’s operating results for the entire year or any future period.

The following table includes these non-GAAP financial measures:

•	Our Adjusted EBITDA Excluding Equity Investments on a historical and pro forma basis;

•	Our Distributable Cash Flow Excluding Equity Investments on a historical and pro forma basis;

•	Adjusted EBITDA for our 60% interest in Discovery;

•	Distributable Cash Flow for our 60% interest in Discovery;

•	Adjusted EBITDA for Wamsutter; and

•	Distributable Cash Flow for Wamsutter.

These measures are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Our 60% interest in Discovery is not, and our ownership interests in Wamsutter will not be, consolidated in our financial results; rather we account for Discovery and will account for Wamsutter using the equity method of accounting. In order to evaluate EBITDA and Distributable Cash Flow for the impact of our investment in Discovery and Wamsutter on our results, we calculate Adjusted EBITDA Excluding Equity Investments and Distributable Cash Flow Excluding Equity Investments separately for Williams Partners L.P. and Adjusted EBITDA and Distributable Cash Flow for both our 60% interest in Discovery and our ownership interests in Wamsutter that we expect to acquire. Historically, distributions we have received from Discovery have represented a significant portion of the cash we have distributed to our unitholders. Prospectively, upon the consummation of the acquisition of the Wamsutter Ownership Interests, distributions received from Wamsutter will also represent a significant portion of the cash we will distribute to our unitholders. Discovery’s limited liability company agreement provides for quarterly distributions of available cash to its members. Wamsutter’s limited liability company agreement provides for quarterly distributions of available cash to its members. Please read “Acquisition of Wamsutter Ownership Interests — Wamsutter LLC Agreement” in this prospectus supplement and “How We Make Cash Distributions — General — Discovery’s Cash Distribution Policy” in the accompanying base prospectus.

For Williams Partners L.P., we define Adjusted EBITDA Excluding Equity Investments, on both a historical and pro forma basis, as net income plus interest (income) expense, depreciation, amortization and accretion and the amortization of a natural gas contract, less equity earnings from equity method investments. We also adjust for certain non-cash, non-recurring items.

For Discovery and Wamsutter, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation, amortization and accretion. We also adjust for certain non-cash, non-recurring items. Our equity share of Discovery’s Adjusted EBITDA is 60%. Our initial equity share of Wamsutter’s Adjusted EBITDA, based on the distribution provisions of the Wamsutter LLC Agreement, for the periods presented would have been 100%. Please read “Acquisition of Wamsutter Ownership Interests — Wamsutter LLC Agreement” in this prospectus supplement.

For Williams Partners L.P., we define Distributable Cash Flow Excluding Equity Investments, on both a historical and pro forma basis, as net income plus the non-cash affiliate interest expense associated with the advances from affiliate to our predecessor that were forgiven by Williams, depreciation, amortization and accretion, the amortization of a natural gas contract, and reimbursements from Williams under our omnibus agreement, less our equity earnings from equity-method investments and maintenance capital expenditures. We also adjust for certain non-cash, non-recurring items.

For Discovery and Wamsutter, we define Distributable Cash Flow as net income (loss) plus depreciation, amortization and accretion and less maintenance capital expenditures. We also adjust for certain non-cash, non-recurring items. Our equity share of Discovery’s Distributable Cash Flow is 60%. Our initial equity share of Wamsutter’s Distributable Cash Flow based on the distribution provisions of the Wamsutter LLC

Agreement, for the periods presented would have been 100%. For a description of our ownership interest in Wamsutter, please read “Acquisition of Wamsutter Ownership Interests — Wamsutter LLC Agreement.”

For a reconciliation of these measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read “ — Non-GAAP Financial Measures.”

The information in the following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes appearing elsewhere in this prospectus supplement or incorporated herein by reference and the pro forma financial statements and the accompanying notes appearing elsewhere in this prospectus supplement. The information in the following table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed on August 29, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for information concerning significant trends in the financial condition and results of operations of Williams Partners L.P., Discovery and Wamsutter.

	Williams Partners L.P.(a)
	Historical						Pro Forma
					Nine Months Ended		Year Ended	Nine Months Ended
	Year Ended December 31,				September 30,		December 31,	September 30,
	2004		2005	2006	2006	2007	2006	2006	2007
	($ In thousands, except per unit data)

Statement of Income Data:
Revenues	$469,199		$514,972	$563,410	$420,503	$422,660	$563,410	$420,503	$422,660
Costs and expenses	364,602		395,556	420,342	312,551	328,418	420,342	312,551	328,418

Operating income	104,597		119,416	143,068	107,952	94,242	143,068	107,952	94,242
Equity earnings — Discovery	5,619		11,880	18,050	15,275	15,708	18,050	15,275	15,708
Equity earnings — Wamsutter	—		—	—	—	—	65,556	51,264	54,835
Impairment of investment in Discovery	(16,855	)(b)	—	—	—	—	—	—	—
Interest expense — net	(12,476)		(8,073)	(8,233)	(3,513)	(40,528)	(71,737)	(54,325)	(52,367)

Income before cumulative effect of change in accounting principle	80,885		123,223	152,885	119,714	69,422	$154,937	$120,166	$112,418

Cumulative effect of change in accounting principle	—		(1,357)	—	—	—

Net income(c)	$80,885		$121,866	$152,885	$119,714	$69,422

Diluted earnings per limited partner unit:
Income before cumulative effect of change in accounting principle			$0.49	$1.62	$1.19	$1.41	$2.47	$1.89	$1.72
Cumulative effect of change in accounting principle			(0.05)	—	—	—

Net income			$0.44	$1.62	$1.19	$1.41

	Williams Partners L.P.(a)
	Historical						Pro Forma
					Nine Months Ended		Year Ended	Nine Months Ended
	Year Ended December 31,				September 30,		December 31,	September 30,
	2004	2005		2006	2006	2007	2006	2006	2007
	($ In thousands, except per unit data)

Balance Sheet Data (at period end):
Total assets		$950,352		$1,017,150	$990,672	$956,546			$1,229,405
Property, plant and equipment, net		658,965		647,578	643,743	649,037			649,037
Investment in Discovery		225,337		221,187	222,612	209,791			209,791
Investment in Wamsutter		—		—	—	—			272,059	(d)
Advances from affiliate		—	(e)	—	—	—
Total partners’ capital		902,322		209,096	796,535	130,576			153,435
Other Financial Data:
Williams Partners L.P.:
Adjusted EBITDA excluding equity investments	$148,958	$164,028		$192,080	$144,460	$132,565	$192,080	$144,460	$132,565
Distributable cash flow excluding equity investments	136,702	150,303		168,018	128,677	79,628	104,674	77,865	67,829
Discovery — our 60%:
Adjusted EBITDA	20,349	26,362		31,945	25,654	26,365
Distributable cash flow	20,172	25,853		32,630	25,984	25,697
Wamsutter:
Adjusted EBITDA	52,582	54,876		77,879	60,470	63,642
Distributable cash flow	36,556	33,002		57,271	42,854	48,060
Operating Information:
Williams Partners L.P.:
Conway storage revenues	$15,318	$20,290		$25,237	$17,610	$20,632
Conway fractionation volumes (bpd) — our 50%	39,062	39,965		38,859	41,382	34,385
Carbonate Trend gathered volumes (MMBtu/d)	49,981	35,605		29,323	30,107	22,120
Four Corners — 100%:
Gathered volumes (MMBtu/d)	1,559,940	1,521,507		1,499,937	1,495,771	1,460,993
Processed volumes (MMBtu/d)	900,194	863,693		875,600	869,731	876,015
Liquids sales gallons (000’s)	197,851	165,479		182,010	132,296	130,732
Net liquids margin (¢/gallon)(f)	0.29¢	0.37¢		0.47¢	0.48¢	0.52¢
Discovery — 100%:
Gathered volumes (MMBtu/d)	348,142	345,098		467,338	451,449	581,205
Gross processing margin (¢/ MMBtu)(g)	0.17¢	0.19¢		0.23¢	0.22¢	0.27¢
Wamsutter:
Gathered volumes (MMBtu/d)	451,994	463,984		490,119	480,799	514,761
Processed volumes (MMBtu/d)	253,383	256,970		277,749	272,570	307,725
Liquids sales gallons (000’s)	175,178	159,760		140,768	108,133	79,956
Net liquids margin (¢/gallon)(h)	0.11¢	0.13¢		0.29¢	0.30¢	0.38¢

(a)	Williams Partners L.P. is the successor to Williams Partners Predecessor. Results of operations and balance sheet data prior to August 23, 2005 represent historical results of the Williams Partners Predecessor.

(b)	Please read Note 7 of our Notes to Consolidated Financial Statements included in our current report on Form 8-K filed on August 29, 2007, which is incorporated herein by reference, for more information about the $16.9 million impairment of our equity investment in Discovery in 2004.

(c)	Our operations are treated as a partnership with each partner being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income tax expense from this financial information.

(d)	Because Wamsutter is owned by a subsidiary of Williams, and Williams also controls our general partner, our acquisition of the Wamsutter Ownership Interests will constitute a transaction between entities under common control and will be accounted for at historical cost.

(e)	Our advances from affiliate were forgiven in connection with our August 2005 initial public offering.

(f)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Our Operations — Four Corners — Net Liquids Margin” included in our annual report on Form 10-K filed on February 28, 2007 for a discussion of net liquids margin.

(g)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Our Operations — Discovery and Carbonate Trend — Gross Processing Margins” included in our annual report on Form 10-K filed on February 28, 2007 for a discussion of gross processing margin.

(h)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Wamsutter — Net Liquids Margin” for a discussion of net liquids margin.

Discovery

The following table shows summary historical financial and operating data of Discovery for the periods and as of the dates indicated. The summary historical financial data of Discovery as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from the audited consolidated financial statements of Discovery appearing elsewhere in this prospectus supplement. The summary historical financial data of Discovery as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are derived from the unaudited consolidated financial statements of Discovery appearing elsewhere in this prospectus supplement. All other historical financial data are derived from Discovery’s financial records. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results for the entire period or any future period. The information in this table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 and the historical financial statements and the accompanying notes as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 appearing elsewhere in this prospectus supplement. The information in this table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement, in our Current Report on Form 8-K filed on August 29, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

	Discovery Producer Services LLC
						Nine Months Ended
	Year Ended December 31,					September 30,
	2004	2005		2006		2006		2007
		($ In thousands, except per unit data)

Statement of Income Data:
Revenues	$99,876	$122,745		$197,313		$142,454		$176,095
Costs and expenses	88,756	102,597		171,710		120,059		151,734

Operating income	11,120	20,148		25,603		22,395		24,361
Interest income and other	550	680		4,480		3,063		1,818

Income before cumulative effect of change in accounting principle	11,670	20,828		30,083		25,458		26,179
Cumulative effect of change in accounting principle	—	(176)		—		—		—

Net income	$11,670	$20,652		$30,083		$25,458		$26,179

Balance Sheet Data (at period end):
Total assets		$459,827		$457,918		$439,786		$445,717
Property, plant and equipment, net		344,743		355,304		349,236		378,552
Total members’ capital		413,636		413,631		415,485		398,558
Other Financial Data:
Adjusted EBITDA	$33,915	$43,937		$53,241		$42,756		$43,941
Distributable cash flow	33,620	43,088		54,383		43,307		42,829
Operating Information:
Gathered volumes (MMBtu/d)	348,142	345,098		467,338		451,449		581,205
Gross processing margin (¢/MMBtu)(a)	17¢	19	¢	23	¢	22	¢	27	¢

(a)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Our Operations — Discovery and Carbonate Trend — Gross Processing Margins” included in our annual report on Form 10-K filed on February 28, 2007 for a discussion of gross processing margin.

Wamsutter

The following table shows summary financial and operating data of Wamsutter for the periods and as of the dates indicated. The summary historical financial data of Wamsutter as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from the audited financial statements of Wamsutter appearing elsewhere in this prospectus supplement. The summary historical financial data of Wamsutter as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are derived from the unaudited financial statements of Wamsutter appearing elsewhere in this prospectus supplement. All other historical financial data are derived from Wamsutter’s financial records. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the operating results for the entire year or any future period. The information in this table should be read together with, and is qualified in its entirety by reference to, the historical financial statements of Wamsutter and the accompanying notes as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 and the historical financial statements and the accompanying notes as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 appearing elsewhere in this prospectus supplement. The information in this table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

	Wamsutter Predecessor
							Nine Months Ended
	Year Ended December 31,						September 30,
	2004		2005		2006		2006		2007
	($ In thousands, except per unit data)

Statement of Income Data:
Revenues	$152,531		$177,090		$176,546		$135,299		$118,858
Costs and expenses	113,515		136,535		114,856		86,738		68,500

Income before cumulative effect of change in accounting principle	39,016		40,555		61,690		48,561		50,358
Cumulative effect of change in accounting principle	—		(48)		—		—		—

Net income	$39,016		$40,507		$61,690		$48,561		$50,358

Balance Sheet Data (at period end):
Total assets			$252,314		$275,617		$266,907		$285,462
Property, plant and equipment, net			245,494		265,519		261,013		276,433
Total owner’s equity			241,156		263,245		257,103		273,059
Other Financial Data:
Adjusted EBITDA	$52,582		$54,876		$77,879		$60,470		$63,642
Distributable cash flow	36,556		33,002		57,271		42,854		48,060
Operating Information:
Gathered volumes (MMBtu/d)	451,994		463,984		490,119		480,799		514,761
Processed volumes (MMBtu/d)	253,383		256,970		277,749		272,570		307,725
Liquid sales gallons (000’s)	175,178		159,760		140,768		108,133		79,956
Net liquids margin (¢/gallon)(a)	11	¢	13	¢	29	¢	30	¢	38	¢

(a)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Wamsutter — Net Liquids Margin” for a discussion of net liquids margin.

Non-GAAP Financial Measures

Adjusted EBITDA Excluding Equity Investments and Distributable Cash Flow Excluding Equity Investments, on both a historical and pro forma basis in our case, and Adjusted EBITDA and Distributable Cash Flow, on a historical basis in Discovery’s and Wamsutter’s cases, are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•	our operating performance and return on invested capital as compared to those of other publicly traded limited partnerships that own energy infrastructure assets, without regard to their financing methods and capital structure.

Our Adjusted EBITDA Excluding Equity Investments and Distributable Cash Flow Excluding Equity Investments, on both a historical and pro forma basis, Discovery’s Adjusted EBITDA and Distributable Cash Flow and Wamsutter’s Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These measures also exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, these measures as presented may not be comparable to similarly titled measures of other companies. Furthermore, while Distributable Cash Flow is a measure we use to assess our ability to make distributions to our partners, Distributable Cash Flow should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period.

The following tables represent a reconciliation of our non-GAAP financial measures of Adjusted EBITDA Excluding Equity Investments and Distributable Cash Flow Excluding Equity Investments to the GAAP financial measures of net income, on a historical basis and a pro forma basis, and net cash provided by operating activities, on a historical basis. The pro forma information in the following tables has been adjusted for the items set forth on page S-14.

	Williams Partners L.P.(a)
	Historical					Pro Forma
				Nine Months Ended		Year Ended	Nine Months Ended
	Year Ended December 31,			September 30,		December 31,	September 30,
	2004	2005	2006	2006	2007	2006	2006	2007
				($ In thousands)

Williams Partners L.P.
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Equity Investments” to GAAP “Net income”
Net income	$80,885	$121,866	$152,885	$119,714	$69,422	$154,937	$120,166	$112,418
Interest expense, net of interest income	12,476	8,073	8,233	3,513	40,528	71,737	54,325	52,367
Depreciation, amortization, and accretion	44,361	42,579	43,692	32,510	34,757	43,692	32,510	34,757
Amortization of natural gas purchase contract	—	2,033	5,320	3,998	3,566	5,320	3,998	3,566
Impairment of investment in Discovery Producer Services	16,855	—	—	—	—	—	—	—
Equity earnings — Discovery Producer Services	(5,619)	(11,880)	(18,050)	(15,275)	(15,708)	(18,050)	(15,275)	(15,708)
Equity earnings — Wamsutter	—	—	—	—	—	(65,556)	(51,264)	(54,835)
Cumulative effect of change in accounting principle	—	1,357	—	—	—	—	—	—

Adjusted EBITDA Excluding Equity Investments	$148,958	$164,028	$192,080	$144,460	$132,565	$192,080	$144,460	$132,565

Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Equity Investments” to GAAP “Net cash provided by operating activities”(b)
Net cash provided by operating activities	$137,090	$157,932	$169,450	$116,521	$129,065
Interest expense, net of interest income	12,476	8,073	8,233	3,513	40,528
Provision for loss on property, plant and equipment	(7,636)	(917)	—	—	—
Gain (loss) on sale of property, plant and equipment	(1,258)	—	3,055	2,622	—
Distributed earnings from equity investments	—	(1,280)	(12,033)	(10,183)	(13,106)
Changes in operating working capital:
Accounts receivable	(1,559)	4,419	13,564	25,090	(373)
Prepaid expenses	362	463	1,023	1,000	1,500
Other current assets	—	—	920	—	(35)
Accounts payable	(12,146)	(8,801)	10,600	8,043	(3,246)
Product imbalance	7,295	(8,243)	1,114	4,900	(2,840)
Accrued liabilities	5,464	4,008	(6,395)	(3,009)	(10,257)
Deferred revenue	(775)	(247)	170	(3,266)	(4,347)
Other, including changes in noncurrent assets and liabilities	9,645	8,621	2,379	(771)	(4,324)

Adjusted EBITDA Excluding Equity Investments	$148,958	$164,028	$192,080	$144,460	$132,565

	Williams Partners L.P.(a)
	Historical					Pro Forma
				Nine Months Ended		Year Ended	Nine Months Ended
	Year Ended December 31,			September 30,		December 31,	September 30,
	2004	2005	2006	2006	2007	2006	2006	2007
	($ In thousands)

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow Excluding Equity Investments” to GAAP “Net income”
Net income	$80,885	$121,866	$152,885	$119,714	$69,422	$154,937	$120,166	$112,418
Affiliate interest expense(c)	11,980	7,461	—	—	—	—	—	—
Non-cash amortization of debt issuance costs included in interest expense	—	—	—	—	1,211	160	—	1,251
Depreciation, amortization and accretion	44,361	42,579	43,692	32,510	34,757	43,692	32,510	34,757
Amortization of natural gas purchase contract	—	2,033	5,320	3,998	3,566	5,320	3,998	3,566
Equity earnings — Discovery Producer Services	(5,619)	(11,880)	(18,050)	(15,275)	(15,708)	(18,050)	(15,275)	(15,708)
Equity earnings — Wamsutter	—	—	—	—	—	(65,556)	(51,264)	(54,835)
Impairment of investment in Discovery Producer Services	16,855	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	1,357	—	—	—	—	—	—
Reimbursements from Williams under an omnibus agreement	—	1,610	5,240 (e)	4,244	2,726	5,240	4,244	2,726
Non-cash adjustment of revenue	—	—	—	—	3,464	—	—	3,464
Maintenance capital expenditures	(11,760)	(14,723)	(21,069)	(16,514)	(19,810)	(21,069)	(16,514)	(19,810)

Distributable Cash Flow Excluding Equity Investments	$136,702	$150,303	$168,018	$128,677	$79,628	$104,674	$77,865	$67,829

Reconciliation of Non-GAAP “Distributable Cash Flow Excluding Equity Investments” to GAAP “Net cash provided by operating activities”(d)
Net cash provided by operating activities	$137,090	$157,932	$169,450	$116,521	$129,065
Affiliate interest expense(c)	11,980	7,461	—	—	—
Non-cash amortization of debt issuance costs included in interest expense	—	—	—	—	1,211
Non-cash adjustment of revenue	—	—	—	—	3,464
Provision for loss on property, plant and equipment	(7,636)	(917)	—	—	—
Gain (loss) on sale of property, plant and equipment	(1,258)	—	3,055	2,622	—
Distributions from equity investments	—	(1,280)	(12,033)	(10,183)	(13,106)
Changes in operating working capital:
Accounts receivable	(1,559)	4,419	13,564	25,090	(373)
Prepaid expenses	362	463	1,023	1,000	1,500
Other current assets	—	—	920	—	(35)
Accounts payable	(12,146)	(8,801)	10,600	8,043	(3,246)
Product imbalance	7,295	(8,243)	1,114	4,900	(2,840)
Accrued liabilities	5,464	4,008	(6,395)	(3,009)	(10,257)
Deferred revenue	(775)	(247)	170	(3,266)	(4,347)
Other, including changes in noncurrent assets and liabilities	9,645	8,621	2,379	(771)	(4,324)
Reimbursements from Williams under an omnibus agreement	—	1,610	5,240 (e)	4,244	2,726
Maintenance capital expenditures	(11,760)	(14,723)	(21,069)	(16,514)	(19,810)

Distributable Cash Flow Excluding Equity Investments	$136,702	$150,303	$168,018	$128,677	$79,628

(a)	Williams Partners L.P. is the successor to Williams Partners Predecessor. Results of operations data prior to August 23, 2005 represent historical results of the Williams Partners Predecessor.

(b)	We have not reconciled pro forma Adjusted EBITDA Excluding Equity Investments to pro forma net cash provided by operating activities because this pro forma information is not available.

(c)	Represents affiliate interest expense associated with the advances from affiliate to our predecessor that were forgiven by Williams in connection with our initial public offering.

(d)	We have not reconciled pro forma Distributable Cash Flow Excluding Equity Investments to pro forma net cash provided by operating activities because this pro forma information is not available.

(e)	2006 includes both a $1.6 million contribution to Discovery and the related receipt from Williams under the omnibus agreement for a net-zero impact to distributable cash flow.

The following table represents a reconciliation of (i) Discovery’s non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities and (ii) Discovery’s non-GAAP financial measure of Distributable Cash Flow to the GAAP financial measure of net income.

	Discovery Producer Services LLC
				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
	($ In thousands)

Discovery Producer Services LLC
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income” Net income	$11,670	$20,652	$30,083	$25,458	$26,179
Interest income, net	(550)	(1,685)	(2,404)	(1,835)	(1,472)
Depreciation and accretion	22,795	24,794	25,562	19,133	19,234
Cumulative effect of change in accounting principle	—	176	—	—	—

Adjusted EBITDA — 100%	$33,915	$43,937	$53,241	$42,756	$43,941

Adjusted EBITDA — our 60% interest	$20,349	$26,362	$31,945	$25,654	$26,365

Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net cash provided by operating activities”
Net cash provided by operating activities	$35,623	$30,814	$63,456	$38,934	$39,557
Interest income, net	(550)	(1,685)	(2,404)	(1,835)	(1,472)
Provision for loss on property, plant and equipment	—	—	—	—	(603)
Changes in operating working capital:
Accounts receivable	1,658	35,739	(14,452)	(19,056)	(3,423)
Inventory	240	84	(348)	30	(97)
Other current assets	1	1,012	1,911	2,431	(134)
Accounts payable	(1,256)	(29,355)	6,062	19,872	10,715
Other current liabilities	668	(664)	(2,070)	1,181	(548)
Accrued liabilities	(2,469)	7,992	1,086	1,199	(54)

Adjusted EBITDA — 100%	$33,915	$43,937	$53,241	$42,756	$43,941

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”
Net income	$11,670	$20,652	$30,083	$25,458	26,179
Depreciation and accretion	22,795	24,794	25,562	19,133	19,234
Cumulative effect of change in accounting principle	—	176	—	—	—
Maintenance capital expenditures	(845)	(2,534)	(1,262)	(1,284)	(2,584)

Distributable cash flow — 100%	$33,620	$43,088	$54,383	$43,307	$42,829

Distributable cash flow — our 60% interest	$20,172	$25,853	$32,630	$25,984	$25,697

The following table represents a reconciliation of (i) Wamsutter’s non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities and (ii) Wamsutter’s non-GAAP financial measure of Distributable Cash Flow to the GAAP financial measure of net income.

	Wamsutter Predecessor
				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
	($ In thousands)

Wamsutter Predecessor
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income”
Net income	$39,016	$40,507	$61,690	$48,561	$50,358
Depreciation, amortization and accretion	13,566	14,321	16,189	11,909	13,284
Cumulative effect of change in accounting principle	—	48	—	—	—

Adjusted EBITDA — 100%	$52,582	$54,876	$77,879	$60,470	$63,642

Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net cash provided by operating activities”
Net cash provided by operating activities	$54,478	$56,067	$75,641	$59,777	$66,837
Changes in operating working capital:
Accounts receivable	350	995	1,118	(376)	(237)
Reimbursable capital projects	790	(797)	1,662	126	(230)
Accounts payable	(968)	(1,373)	659	622	(2,336)
Product imbalance	(1,986)	546	8	1,274	(88)
Accrued liabilities	630	(527)	(473)	(625)	447
Deferred revenue	(712)	(35)	(682)	(337)	(718)
Other, including changes in other noncurrent assets and liabilities	—	—	(54)	9	(33)

Adjusted EBITDA — 100%	$52,582	$54,876	$77,879	$60,470	$63,642

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”
Net income	$39,016	$40,507	$61,690	$48,561	$50,358
Depreciation, amortization and accretion	13,566	14,321	16,189	11,909	13,284
Cumulative effect of change in accounting principle	—	48	—	—	—
Maintenance capital expenditures	(16,026)	(21,874)	(20,608)	(17,616)	(15,582)

Distributable Cash Flow — 100%	$36,556	$33,002	$57,271	$42,854	$48,060

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors set forth below and those included in our Annual Report on Form 10-K for the year ended December 31, 2006 that are incorporated herein by reference, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference in evaluating an investment in our common units.

If any of the risks discussed below or in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment. In discussing the risks set forth below, we include the assets in which we indirectly own an interest through our ownership of an interest in Discovery and the ownership interests we will acquire in Wamsutter.

Risks Inherent in Our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the prices we obtain for our services;

•	the prices of, level of production of, and demand for, natural gas and NGLs;

•	the volumes of natural gas we gather, transport, process and treat and the volumes of NGLs we fractionate and store;

•	the level of our operating costs, including payments to our general partner; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors such as:

•	the level of capital expenditures we make;

•	the restrictions contained in our and Williams’ indentures and our debt service requirements;

•	the cost of acquisitions, if any;

•	fluctuations in our working capital needs;

•	our ability to borrow for working capital or other purposes;

•	the amount, if any, of cash reserves established by our general partner;

•	the amount of cash that each of Discovery and Wamsutter distributes to us; and

•	reimbursement payments to us by, and credits from, Williams under the omnibus agreement.

Unitholders should be aware that the amount of cash we have available for distribution depends primarily on our cash flow, including cash reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses, and we may not make cash distributions during periods when we record net income.

Because of the natural decline in production from existing wells and competitive factors, the success of our gathering and transportation businesses depends on our ability to connect new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

Our pipelines receive natural gas directly from offshore producers. Our Four Corners gathering system receives natural gas directly from producers in the San Juan Basin, and our Wamsutter gathering system receives natural gas directly from producers in the Washakie Basin. The production from existing wells connected to these pipelines and our Four Corners and Wamsutter gathering systems will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. We do not produce an aggregate reserve report on a regular basis or regularly obtain or update independent reserve evaluations. The amount of natural gas reserves underlying these wells may be less than we anticipate, and the rate at which production will decline from these reserves may be greater than we anticipate. Accordingly, to maintain or increase throughput levels on our pipelines and gathering systems and the utilization rate of our natural gas processing plants and fractionators, we must continually connect new supplies of natural gas. The primary factors affecting our ability to connect new supplies of natural gas and attract new customers to these assets include: (1) the level of successful drilling activity near these assets; (2) our ability to compete for volumes from successful new wells and existing wells connected to third parties; and (3) our ability to successfully complete lateral expansion projects to connect to new wells.

We do not have any current significant lateral expansion projects planned and Discovery has only one currently planned significant lateral expansion project. Discovery signed definitive agreements with Chevron Corporation, Royal Dutch Shell plc, and StatoilHydro ASA to construct an approximate 35-mile gathering pipeline lateral to connect Discovery’s existing pipeline system to these producers’ production facilities for the Tahiti prospect in the deepwater region of the Gulf of Mexico. In October 2007, Chevron announced that it will face delays because of metallurgical problems discovered in the facility’s mooring shackles and that first production will commence in the third quarter of 2009.

The level of drilling activity in the fields served by our pipelines and gathering systems is dependent on economic and business factors beyond our control. The primary factors that impact drilling decisions are oil and natural gas prices. A sustained decline in oil and natural gas prices could result in a decrease in exploration and development activities in these fields, which would lead to reduced throughput levels on our pipelines and gathering system. Other factors that impact production decisions include producers’ capital budget limitations, the ability of producers to obtain necessary drilling and other governmental permits, the availability of qualified personnel and equipment, the quality of drilling prospects in the area and regulatory changes. Because of these factors, even if new oil or natural gas reserves are discovered in areas served by our pipelines and gathering systems, producers may choose not to develop those reserves. If we were not able to connect new supplies of natural gas to replace the natural decline in volumes from existing wells, due to reductions in drilling activity, competition, or difficulties in completing lateral expansion projects to connect to new supplies of natural gas, throughput on our pipelines and gathering systems and the utilization rates of our natural gas processing plants and fractionators would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Lower natural gas and oil prices could adversely affect our fractionation and storage businesses.

Lower natural gas and oil prices could result in a decline in the production of natural gas and NGLs resulting in reduced throughput on our pipelines and gathering systems. Any such decline would reduce the amount of NGLs we fractionate and store, which could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

In general terms, the prices of natural gas, NGLs and other hydrocarbon products fluctuate in response to changes in supply, changes in demand, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	worldwide economic conditions;

•	weather conditions and seasonal trends;

•	the levels of domestic production and consumer demand;

•	the availability of imported natural gas and NGLs;

•	the availability of transportation systems with adequate capacity;

•	the price and availability of alternative fuels;

•	the effect of energy conservation measures;

•	the nature and extent of governmental regulation and taxation; and

•	the anticipated future prices of natural gas, NGLs and other commodities.

Our processing, fractionation and storage businesses could be affected by any decrease in NGL prices or a change in NGL prices relative to the price of natural gas.

Lower NGL prices would reduce the revenues we generate from the sale of NGLs for our own account. Under certain gas processing contracts, referred to as “percent-of-liquids” and “keep whole” contracts, we receive NGLs removed from the natural gas stream during processing and may then choose to either fractionate and sell the NGLs or to sell the NGLs directly. In addition, product optimization at our Conway fractionator generally leaves us with excess propane, an NGL, which we sell. We also sell excess storage volumes resulting from measurement variances at our Conway storage facilities.

The relationship between natural gas prices and NGL prices may also affect our profitability. When natural gas prices are low relative to NGL prices, it is more profitable for us and our customers to process natural gas. When natural gas prices are high relative to NGL prices, it is less profitable to process natural gas both because of the higher value of natural gas and of the increased cost (principally that of natural gas as a feedstock and a fuel) of separating the mixed NGLs from the natural gas. As a result, we may experience periods in which higher natural gas prices reduce the volumes of NGLs removed at our processing plants, which would reduce their margins. Finally, higher natural gas prices relative to NGL prices could also reduce volumes of gas processed generally, reducing the volumes of mixed NGLs available for fractionation.

We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and NGLs. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.

We rely on a limited number of customers for a significant portion of our revenues. One producer customer, ConocoPhillips, accounted for approximately 51% and 53% of the Gathering and Processing — West segment’s total gathered volumes for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. With respect to total revenues, a subsidiary of Williams, to which we sell substantially all of the NGLs we retain under our keep-whole and percent-of-liquids processing contracts, accounted for approximately 43% and 46% of our total revenues for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. However, all of the NGLs sold to the subsidiary of Williams are derived from our processing of producer customers’ natural gas. For the year ended December 31, 2006 and the nine months ended September 30, 2007, ConocoPhillips accounted for 24% and 23% of the Gathering and Processing — West segment’s total revenues, including revenues attributable to Burlington Resources prior to its acquisition by ConocoPhillips on March 31, 2006.

Six producer customers, BP, p.l.c., Anadarko Petroleum Corporation, Devon Energy Corporation, Marathon Oil Corporation, Samson Resources Company, and EnCana Corporation, accounted for approximately 92% of Wamsutter’s total gathered volumes for the year ended December 31, 2006 and the nine months ended September 30, 2007. With respect to total revenues, a subsidiary of Williams, to which Wamsutter sells substantially all of the NGLs it retains under its keep-whole contracts, accounted for approximately 66% and 51% of Wamsutter’s total revenues for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Although this revenue is identified as sales to a subsidiary of Williams, all of the NGLs sold to the subsidiary of Williams are derived from Wamsutter’s processing of producer customers’ natural gas.

Although some of these customers are subject to long-term contracts, we may be unable to negotiate extensions or replacements of these contracts, on favorable terms, if at all. In addition, we are in active negotiations with several customers to renew gathering, processing and treating contracts that are in evergreen status and that represent 17% of the total MMBtu gathered by our Four Corners system. All of the agreements in evergreen status represent approximately 33% of our total MMBtu gathered revenues for the year ended December 31, 2006 and the nine months ended September 30, 2007. The negotiations may not result in any extended commitments from these customers or may result in extended commitments on less favorable terms. The loss of all or even a portion of the revenues from natural gas or NGLs, as applicable, supplied by these customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to unitholders, unless we are able to acquire comparable volumes from other sources.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and NGLs or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.

We depend upon third party pipelines and other facilities that provide delivery options to and from our pipelines and facilities for the benefit of our customers. For example, the Mid-America Pipeline, or MAPL, delivers its customers’ mixed NGLs to our Conway fractionator and provides access to multiple end markets for NGL products of our storage customers. If MAPL were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, our customers would be unable to store or deliver NGL products and we would be unable to receive deliveries of mixed NGLs at our Conway fractionator. This would have an immediate adverse impact on our ability to enter into short-term storage contracts and our ability to fractionate sufficient volumes of mixed NGLs at Conway.

MAPL also provides the only liquids pipeline access to multiple end markets for NGL products that are recovered from our Four Corners processing plants. If MAPL were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, we would be unable to deliver a substantial portion of the NGLs recovered at our Four Corners processing plants. This would have an immediate impact on our ability to sell or deliver NGL products recovered at our Four Corners processing plants. In addition, the five pipeline systems that move natural gas to end markets from the San Juan Basin connect to our Four Corners treating and processing facilities, including the El Paso Natural Gas, Transwestern, Williams’ Northwest Pipeline, Public Service Company of New Mexico and Southern Trails systems. The three pipeline systems that move natural gas to end markets from our Wamsutter processing facilities are the Colorado Interstate Gas, Wyoming Interstate Gas and Southern Star Central Gas Pipeline systems. Some of these natural gas pipeline systems have minimal excess capacity. If any of these pipeline systems were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, our customers would be unable to deliver natural gas to end markets. This would reduce the volumes of natural gas processed or treated at our Four Corners treating and processing facilities and our Wamsutter processing facilities. Either of such events could materially and adversely affect our business results of operations, financial condition and ability to make distributions to unitholders.

Any temporary or permanent interruption in operations at MAPL, Colorado Interstate Gas, Southern Star Central, Wyoming Interstate Gas or any other third party pipelines or facilities that would cause a material reduction in volumes transported on our pipelines or our gathering systems or processed, fractionated, treated or stored at our facilities could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to unitholders.

We do not own all of the interests in Wamsutter, the Conway fractionator or Discovery, which could adversely affect our ability to operate and control these assets in a manner beneficial to us.

Because we do not wholly own Wamsutter, the Conway fractionator or Discovery, we may have limited flexibility to control the operation of, dispose of, encumber or receive cash from these assets. Any future disagreements with the other co-owners of these assets could adversely affect our ability to respond to changing economic or industry conditions, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Our results of storage and fractionation operations are dependent upon the demand for propane and other NGLs. A substantial decrease in this demand could adversely affect our business and operating results.

Our Conway storage and fractionation operations are impacted by demand for propane more than other NGLs. Conway, Kansas is one of the two major trading hubs for propane and other NGLs in the continental United States. Demand for propane at Conway is principally driven by demand for its use as a heating fuel. However, propane is also used as an engine and industrial fuel and as a petrochemical feedstock in the production of ethylene and propylene. Demand for propane as a heating fuel is significantly affected by weather conditions and the availability of alternative heating fuels such as natural gas. Weather-related demand is subject to normal seasonal fluctuations, but an unusually warm winter could cause demand for propane as a heating fuel to decline significantly. Demand for other NGLs, which include ethane, butane, isobutane and natural gasoline, could be adversely impacted by general economic conditions, a reduction in demand by customers for plastics and other end products made from NGLs, an increase in competition from petroleum-based products, government regulations or other reasons. Any decline in demand for propane or other NGLs could cause a reduction in demand for our Conway storage and fractionation services.

When prices for the future delivery of propane and other NGLs that we store at our Conway facilities fall below current prices, customers are less likely to store these products, which could reduce our storage revenues. This market condition is commonly referred to as “backwardation.” When the market for propane and other NGLs is in backwardation, the demand for storage capacity at our Conway facilities may decrease. While this would not impact our long-term capacity leases, customers could become less likely to enter into short-term storage contracts.

Discovery and Wamsutter may reduce their cash distributions to us in some situations.

Discovery’s and Wamsutter’s limited liability company agreements provide that they will distribute their available cash to their members on a quarterly basis. Discovery’s available cash includes cash on hand less any reserves that may be appropriate for operating its business and Wamsutter’s available cash includes cash generated from Wamsutter’s business less any reserves that may be appropriate for operating its business. As a result, reserves established by Discovery and Wamsutter, including those for working capital, will reduce the amount of available cash. The amount of Discovery’s quarterly distributions, including the amount of cash reserves not distributed, is determined by the members of its management committee representing a majority-in-interest in such entity. The amount of Wamsutter’s quarterly distributions, including the amount of cash reserves not distributed, is determined by the affirmative vote of the Class B member’s representative on the management committee.

We own a 60% interest in Discovery. In addition, to the extent Discovery requires working capital in excess of applicable reserves, we must make working capital advances to Discovery of up to the amount of Discovery’s two most recent prior quarterly distributions of available cash, but Discovery must repay any such advances before it can make future distributions to its members. As a result, the repayment of advances could reduce the amount of cash distributions we would otherwise receive from Discovery.

Discovery’s interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our business and operating results.

The Federal Energy Regulatory Commission, or FERC, pursuant to the Natural Gas Act, regulates Discovery’s interstate pipeline transportation service. Under the Natural Gas Act, interstate transportation rates must be just and reasonable and not unduly discriminatory. If the FERC lowers the tariff rates Discovery is currently permitted to charge its customers, on its own initiative, or as a result of challenges raised by Discovery’s customers or third parties, the FERC could require refunds of amounts collected under rates which it finds unlawful. An adverse decision by the FERC in approving Discovery’s regulated rates or the proposed settlement discussed below could adversely affect our cash flows. Although the FERC generally does not regulate the natural gas gathering operations of Discovery under the Natural Gas Act, federal regulation influences the parties that gather natural gas on the Discovery gas gathering system.

On November 16, 2007, Discovery filed a settlement, which is uncontested by its active shippers, in lieu of a general rate case filing. If approved by FERC, the settlement would resolve numerous rate and other issues and achieve rate certainty on Discovery for at least five years. As proposed, the terms of the settlement would become effective January 1, 2008. Under the settlement, Discovery would increase its maximum mainline, gathering and market expansion rates to $0.1729/dekatherm (Dth), $0.0430/Dth and $0.1116/Dth, respectively. Additionally, the settlement would permit Discovery to recover certain natural disaster related costs through a hurricane mitigation and reliability enhancement surcharge and to recover costs for certain system enhancements allowing delivery to additional markets through a market outlet surcharge. The settlement rates, if approved, would not impact the vast majority of the existing volumes on the Discovery system because those historical volumes are dedicated to the system under a life of lease rate. The proposed surcharges would affect currently dedicated volumes. Certain depreciation rates and amortization terms also would be resolved by the settlement. Discovery has the right to withdraw the settlement if it is contested. FERC must approve the settlement for its terms to be effective. Discovery expects FERC will approve the settlement as submitted, but cannot assure this result.

Discovery’s interstate tariff rates and terms and conditions are subject to changes in policy by federal regulators, which could have a material adverse effect on our business and operating results.

Commencing in 2003, the FERC issued a series of orders adopting rules for new standards of conduct for transmission providers, or Order No. 2004, which apply to interstate natural gas pipelines such as Discovery. Among other matters, Order No. 2004 required interstate pipelines to operate independently from their energy affiliates, prohibited interstate pipelines from providing non-public transportation or shipper information to their energy affiliates, prohibited interstate pipelines from favoring their energy affiliates in providing service, and obligated interstate pipelines to post on their websites a number of items of information concerning the pipeline. Discovery requested and received a partial waiver from certain portions of Order No. 2004 and subsequently filed for additional limited waivers. FERC has not yet acted on this filing. However, on November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit vacated and remanded Order No. 2004 as applied to interstate natural gas pipelines and their affiliates.

On January 9, 2007, the FERC issued an interim rule. The interim rule re-promulgates, on an interim basis, the standards of conduct that were not challenged before the Court. The interim rule applies to the relationship between interstate natural gas pipelines and their marketing and brokering affiliates, but not necessarily to their other affiliates, such as gatherers, processors or exploration and production companies, in contrast to Order No. 2004. As clarified on March 21, 2007, the interim rule applies only to natural gas transmission providers that are affiliated with a marketing or brokering entity that conducts transportation transactions on that natural gas transmission provider’s pipeline. Therefore, the interim rule does not currently apply to Discovery. FERC has issued a notice of proposed rulemaking, or NOPR, that proposes permanent standards of conduct that FERC states will avoid the aspects of the previous standards of conduct rejected by the court. With respect to natural gas transportation providers, the NOPR proposes (1) that the permanent standards of conduct apply only to the relationship between natural gas transportation providers and their marketing affiliates, and (2) to make permanent many of the changes adopted in the interim rule. We have no way to predict with certainty the scope of FERC’s permanent rules on the standards of conduct. However, we do not believe that our natural gas pipeline will be affected by any action taken previously or in the future on these matters materially differently than other natural gas service providers with whom we compete.

In May and June 2005, FERC issued a statement of general policy, as well as an order on remand of BP West Coast Products, LLC v. FERC, or BP West Coast, respectively, in which it stated it will permit pipelines to include in cost-of-service an income tax allowance to reflect actual or potential income tax liability on their public utility income attributable to all partnership or limited liability company interests if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. FERC’s BP West Coast remand decision was appealed to the D.C. Circuit. The D.C. Circuit issued an order on May 29, 2007 in which it denied the appeal and fully upheld FERC’s new income tax allowance policy and the application of that policy in the BP West Coast remand decision. The new policy entails rate risk due to the case-by-case review requirement. If FERC does not approve the settlement discussed above and instead Discovery files a general rate case, under FERC’s current policy Discovery would be required to prove, pursuant to the new policy’s standard, that it is permitted to include an income tax allowance in its cost of service. If FERC were to disallow a substantial portion of Discovery’s income tax allowance, it may be more difficult for Discovery to justify its rates.

Also, on December 8, 2006, FERC issued a new order addressing rates on one of the interstate oil pipelines of SFPP, L.P. In that order, FERC chose to take up and address challenges to the policy statement raised by shippers in filings in another docket earlier in 2006. In the new order, FERC refined its income tax allowance policy, and notably raised a new issue regarding the implication of the policy statement for publicly-traded partnerships. It noted that the tax deferral features of a publicly-traded partnership may cause some investors to receive, for some indeterminate duration, cash distributions in excess of their taxable income, which FERC characterized as a “tax savings.” FERC stated that it is concerned that this created an opportunity for those investors to earn an additional return, funded by ratepayers. Responding to this concern, FERC chose to adjust the pipeline’s equity rate of return downward based on the percentage by which the publicly-traded partnership’s cash flow exceeded taxable income. On February 7, 2007, SFPP, L.P. asked FERC to reconsider this ruling. The rehearing request is still pending before FERC. The ultimate outcome of this proceeding is not certain and could result in changes to FERC’s treatment of income tax allowances in cost-of-service. If FERC does not approve the settlement discussed above and instead Discovery files a general rate case, Discovery may be subject to potential adjustment of its equity rate-of-return that underlies its recourse rates to the extent that cash distributions in excess of taxable income are allowed to some unitholders.

On July 19, 2007, FERC issued a proposed policy statement regarding the composition of proxy groups for determining the appropriate returns on equity for natural gas and oil pipelines. The proposed policy statement would permit the inclusion of publicly traded master limited partnerships, or MLPs, in the proxy group for purposes of calculating returns on equity under the discounted cash flow analysis, a change from its prior view that MLPs had not been shown to be appropriate for such inclusion. Specifically, FERC proposes that MLPs may be included in the proxy group provided that the discounted cash flow analysis recognizes as distributions only the pipeline’s reported earnings and not other sources of cash flow subject to distribution. According to the proposed policy statement, under the discounted cash flow analysis, the return on equity is calculated by adding the dividend or distribution yield (dividends divided by share/unit price) to the projected future growth rate of dividends or distributions (weighted one third for long-term growth of the economy as a whole and two-thirds short term growth as determined by analysts’ five-year forecasts for the pipeline). The determination of which MLPs should be included will be made on a case-by-case basis, after a review of whether an MLP’s earnings have been stable over a multi-year period. FERC has proposed to apply the final policy statement to all natural gas rate cases that have not completed the hearing phase as of the date FERC issues the final policy statement. Initial and reply comments were filed by numerous parties. On November 15, 2007, FERC issued notice of a technical conference to be held on January 8, 2008 and requested additional comments by December 14, 2007. FERC’s proposed policy statement is subject to change based on filed comments and the technical conference. Therefore, we cannot predict the scope of the final policy statement. If FERC does not approve the settlement discussed above, Discovery files a general rate case instead, and

Discovery has not completed the hearing phase of the rate case as of the date FERC issues its final policy statement, as currently proposed the final policy statement would apply to Discovery’s rate case.

We do not operate all of our assets. This reliance on others to operate our assets and to provide other services could adversely affect our business and operating results.

Williams operates all of our assets, other than:

•	the Carbonate Trend pipeline, which is operated by Chevron;

•	most of our Four Corners field compression, excluding major turbine compressor stations, which are operated by Exterran Holdings, Inc., or Exterran; and

•	Exterran operates two compression units in the Wamsutter gathering field, and Devon Energy Corporation, or Devon, owns and operates four compressor stations on the Eastern part of the Wamsutter gathering system that compress its gas.

We have a limited ability to control our operations or the associated costs of these operations. The success of these operations is therefore dependent upon a number of factors that are outside our control, including the competence and financial resources of the operators.

We also rely on Williams for services necessary for us to be able to conduct our business. Williams may outsource some or all of these services to third parties, and a failure of all or part of Williams’ relationships with its outsourcing providers could lead to delays in or interruptions of these services. Our reliance on Williams as an operator and on Williams’ outsourcing relationships, our reliance on Chevron, Exterran and Devon and our limited ability to control certain costs could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Williams’ public indentures and our credit facility contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.

Williams’ public indentures contain covenants that restrict Williams’ and our ability to incur liens to support indebtedness. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. Williams’ ability to comply with the covenants contained in its debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, Williams’ ability to comply with these covenants may be impaired.

Our new credit facility contains various covenants that, among other things, limit our ability to incur indebtedness, grant certain liens to support indebtedness, merge, or sell substantially all of our assets. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. Our ability to comply with the covenants contained in the credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. For more information regarding our debt agreements, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, and “Credit Facilities.”

Due to our relationship with Williams, our ability to obtain credit will be affected by Williams’ credit ratings. Any future down grading of a Williams’ credit rating would likely also result in a down grading of our credit rating. A down grading of a Williams’ credit rating could limit our ability to obtain financing in the future upon favorable terms, if at all.

Our future financial and operating flexibility may be adversely affected by restrictions in our indentures and credit facility and by our leverage.

In June 2006, we issued $150.0 million of senior unsecured notes and in December 2006, we issued an additional $600.0 million of senior unsecured notes, both of which caused our leverage to increase. In addition, effective upon the closing of our acquisition of the Wamsutter Ownership Interests, we will borrow $250.0 million under the term loan portion of our $450.0 million senior unsecured credit facility and may borrow additional amounts under the revolving credit portion of our credit facility, which will cause our leverage to increase to the extent we borrow under that facility. After giving effect to this offering of common units and the anticipated borrowings under our new credit facility in connection with the Wamsutter Acquisition, our total outstanding debt will be approximately $1.0 billion, representing approximately 87% of our total book capitalization.

Our debt service obligations and restrictive covenants in the indentures governing our senior unsecured notes and our credit facility could have important consequences. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to our senior unsecured notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or our outstanding notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	adversely affect our ability to pay cash distributions to unitholders;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under our indentures from incurring additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay our senior notes.

Discovery and Wamsutter are not prohibited from incurring indebtedness, which may affect our ability to make distributions to unitholders.

Discovery and Wamsutter are not prohibited by the terms of their limited liability company agreements from incurring indebtedness. If Discovery or Wamsutter were to incur significant amounts of indebtedness, it may inhibit their ability to make distributions to us. An inability by Discovery or Wamsutter to make distributions to us would materially and adversely affect our ability to make distributions to unitholders because we expect distributions we receive from Discovery and Wamsutter to represent a significant portion of the cash we distribute to unitholders.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

We compete with similar enterprises in our respective areas of operation. Some of our competitors are large oil, natural gas and petrochemical companies that have greater financial resources and access to supplies of natural gas and NGLs than we do.

Discovery competes with other natural gas gathering and transportation and processing facilities and other NGL fractionation facilities located in south Louisiana, offshore in the Gulf of Mexico and along the Gulf Coast, including the Manta Ray/Nautilus systems, the Trunkline pipeline, the Venice Gathering System and the processing and fractionation facilities that are connected to these pipelines.

Our Conway fractionation facility competes for volumes of mixed NGLs with fractionators located in each of Hutchinson, Kansas, Medford, Oklahoma, and Bushton, Kansas owned by ONEOK Partners, L.P., the other joint owners of the Conway fractionation facility and, to a lesser extent, with fractionation facilities on the Gulf Coast. Our Conway storage facilities compete with ONEOK-owned storage facilities in Bushton, Kansas and in Conway, Kansas, an NCRA-owned facility in Conway, Kansas, a ONEOK-owned facility in Hutchinson, Kansas and an Enterprise Products Partners-owned facility in Hutchinson, Kansas and, to a lesser extent, with storage facilities on the Gulf Coast and in Canada.

Four Corners competes with other natural gas gathering, processing and treating facilities in the San Juan Basin, including Enterprise, Red Cedar and TEPPCO. In addition, our customers who are significant producers of gas or consumers of NGLs may develop their own gathering, processing, fractionation and storage facilities in lieu of using ours.

Wamsutter competes with other natural gas gathering and processing facilities in the Washakie Basin, including Anadarko’s Patrick Draw and Red Desert facilities and Colorado Interstate Gas’s Rawlins facility. In addition, customers who are significant producers of gas or consumers of NGLs may develop their own gathering and processing facilities in lieu of using Wamsutter’s gathering and processing facility. Also, competitors may establish new connections with pipeline systems that would create additional competition for services Wamsutter provides to its customers.

Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Pipeline integrity programs and repairs may impose significant costs and liabilities on us.

In December 2003, the U.S. Department of Transportation issued a final rule requiring pipeline operators to develop integrity management programs for gas transportation pipelines located in “high consequence areas” where a leak or rupture could do the most harm. The final rule requires operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

The final rule incorporates the requirements of the Pipeline Safety Improvement Act of 2002. The final rule became effective on January 14, 2004. In response to this new Department of Transportation rule, we have initiated pipeline integrity testing programs that are intended to assess pipeline integrity. In addition, we have voluntarily initiated a testing program to assess the integrity of the brine pipelines of our Conway storage facilities and replaced three sections of brine systems at a cost of $0.7 million. We have completed most of the testing and expect to complete the remainder of the testing in 2008.

The State of New Mexico recently enacted rule changes that permit the pressure in gathering pipelines to be reduced below atmospheric levels. In response to these rule changes, Four Corners may reduce the pressures in its gathering lines below atmospheric levels. With Four Corners’ concurrence, producers may also reduce pressures below atmospheric levels prior to delivery to Four Corners. All of the gathering lines owned by Four Corners in the San Juan Basin are made of steel. Reduced pressures below atmospheric levels may introduce increasing amounts of oxygen into those pipelines, which could cause an acceleration of corrosion.

We may not be able to grow or effectively manage our growth.

A principal focus of our strategy is to continue to grow by expanding our business. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

•	identify businesses engaged in managing, operating or owning pipeline, processing, fractionation and storage assets, or other midstream assets for acquisitions, joint ventures and construction projects;

•	control costs associated with acquisitions, joint ventures or construction projects;

•	consummate acquisitions or joint ventures and complete construction projects;

•	integrate any acquired or constructed business or assets successfully with our existing operations and into our operating and financial systems and controls;

•	hire, train and retain qualified personnel to manage and operate our growing business; and

•	obtain required financing for our existing and new operations.

A failure to achieve any of these factors would adversely affect our ability to achieve anticipated growth in the level of cash flows or realize anticipated benefits. Furthermore, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay.

We may acquire new facilities or expand our existing facilities to capture anticipated future growth in natural gas production that does not ultimately materialize. As a result, our new or expanded facilities may not achieve profitability. In addition, the process of integrating newly acquired or constructed assets into our operations may result in unforeseen operating difficulties, may absorb significant management attention and may require financial resources that would otherwise be available for the ongoing development and expansion of our existing operations. Future acquisitions or construction projects could result in the incurrence of indebtedness and additional liabilities and excessive costs that could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders. Further, if we issue additional common units in connection with future acquisitions, unitholders’ interest in us will be diluted and distributions to unitholders may be reduced.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are operational risks associated with the gathering, transporting, processing and treating of natural gas and the fractionation and storage of NGLs, including:

•	hurricanes, tornadoes, floods, fires, extreme weather conditions and other natural disasters and acts of terrorism;

•	damages to pipelines and pipeline blockages;

•	leakage of natural gas (including sour gas), NGLs, brine or industrial chemicals;

•	collapse of NGL storage caverns;

•	operator error;

•	pollution;

•	fires, explosions and blowouts;

•	risks related to truck and rail loading and unloading; and

•	risks related to operating in a marine environment.

Any of these or any other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of life, property damage, damage to the environment or other significant exposure to liability. For example, in 2004 we experienced a temporary interruption of service on one of Discovery’s pipelines due to an influx of seawater while connecting a new lateral. In addition, on November 28, 2007, we had a fire at our Ignacio gas processing plant that we expect to result in a significant disruption of our operations associated with that plant. As a result, we expect a total reduction of expected cash flow between $10 million and $20 million, primarily in the fourth quarter of 2007. This range includes the expected mitigating effect of our property damage and business interruption insurance. We cannot assure you that our cash flows will not be further reduced if our estimates prove incorrect. See “Summary — Recent Developments.”

Insurance may be inadequate, and in some instances, we may be unable to obtain insurance on commercially reasonable terms, if at all. A significant disruption in operations or a significant liability for which we were not fully insured could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to unitholders.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are therefore subject to the possibility of increased costs to retain necessary land use. We obtain the rights to construct and operate our pipelines and gathering systems on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to unitholders. For example, portions of our Four Corners gathering system are located on Native American rights-of-way. Four Corners is currently in discussions with the Jicarilla Apache Nation regarding rights-of-way that expired at the end of 2006 for a segment of the gathering system which flows less than 10% of Four Corners’ gathered volumes. We continue to operate these assets under a special business license that expires December 31, 2007. Based upon current estimated gathering volumes and a range of annual average commodity prices over the past five years, we estimate that gas produced on or isolated by the Jicarilla Apache Nation lands represents approximately $20.0 million to $30.0 million of Four Corners’ annual gathering and processing revenue less related product costs.

Our operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose us to significant costs and liabilities.

The risk of substantial environmental costs and liabilities is inherent in natural gas gathering, transportation and processing, and in the fractionation and storage of NGLs, and we may incur substantial environmental costs and liabilities in the performance of these types of operations. Our operations are subject to stringent federal, state and local laws and regulations relating to protection of the public and the environment. These laws include, for example:

•	the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions;

•	the Federal Water Pollution Control Act of 1972, as renamed and amended as the Clean Water Act, or CWA, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters;

•	the Federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, and analogous state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal; and

•	the federal Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws that impose requirements for the handling and discharge of solid and hazardous waste from our facilities.

Various governmental authorities, including the U.S. Environmental Protection Agency, or EPA, have the power to enforce compliance with these laws and regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Joint and several, strict liability may be incurred without regard to fault under CERCLA, RCRA and analogous state laws for the remediation of contaminated areas.

There is inherent risk of the incurrence of environmental costs and liabilities in our business, some of which may be material, due to our handling of the products we gather, transport, process, fractionate and store, air emissions related to our operations, historical industry operations, waste disposal practices, and the prior use of flow meters containing mercury. Private parties, including the owners of properties through which our pipeline and gathering systems pass, may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage arising from our operations. Some sites we operate are located near current or former third party hydrocarbon storage and processing operations and there is a risk that contamination has migrated from those sites to ours. In addition, increasingly strict laws, regulations and enforcement policies could materially increase our compliance costs and the cost of any remediation that may become necessary.

For example, the Kansas Department of Health and Environment, or KDHE, regulates the storage of NGLs and natural gas in the state of Kansas. This agency also regulates the construction, operation and closure of brine ponds associated with such storage facilities. In response to a significant incident at a third party facility, the KDHE promulgated more stringent regulations regarding safety and integrity of brine ponds and storage caverns. Additionally, incidents similar to the incident at a third party facility that prompted the recent KDHE regulations could prompt the issuance of even stricter regulations. In addition, the Department of Environmental Quality in Wyoming has created a new emissions rule for sites with production greater than 3,000 million cubic feet per day. Wamsutter has reacted by installing methanol injectors at these sites. This requirement increases the well connect costs for new wells in Wyoming.

There is increasing pressure in New Mexico from environmental groups and area residents to reduce the noise from midstream operations through regulatory means. If these groups are successful, we may have to make capital expenditures to muffle noise from our facilities or to ensure adequate barriers or distance to mitigate noise concerns.

Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits.

Also, new environmental laws and regulations might adversely affect our products and activities, including processing, fractionation, storage and transportation, as well as waste management and air emissions. For instance, federal and state agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to warming of the Earth’s atmosphere. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of fossil fuels, are examples of greenhouse gases. In response to such studies, the U.S. Congress is actively considering legislation and more than a dozen states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and regional greenhouse gas cap and trade programs. Moreover, the U.S. Supreme Court only recently held in a case, Massachusetts, et al. v. EPA, that greenhouse gases fall within the federal Clean Air Act’s definition of “air pollutant,” which could result in the regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. New legislation or regulatory programs that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse affect on our operations and demand for our services.

The natural gas gathering operations in the San Juan Basin and Washakie Basin may be subjected to regulation by the states of New Mexico and Wyoming, respectively, which could negatively affect our revenues and cash flows.

The New Mexico state legislature has previously called for hearings to take place to examine the regulation of natural gas gathering systems in the state. It is unclear if further discussions or hearings in New Mexico will occur, but they could result in gathering regulation that could affect the fees that we could collect for gathering services. This type of regulation could adversely impact our revenues and cash flow.

The Wyoming Public Service Commission has asserted jurisdiction over public utilities performing gathering services. We believe that there is a reasonable basis for concluding that neither Wamsutter LLC nor the Williams entity that currently owns the Wamsutter system is a public utility that performs gathering services. As such, Williams is not pursuing the consent of the Wyoming Public Service Commission for the sale of the Wamsutter Ownership Interests to us. If the Wyoming Public Service Commission were to take the position that Wamsutter LLC is a public utility, its consent might be required to consummate the purchase of the Wamsutter Ownership Interests, and we could be subjected to gathering regulation respecting our gathering services.

Potential changes in accounting standards might cause us to revise our financial results and disclosures in the future.

Accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosure, the relationships between companies and their independent auditors, and retirement plan practices. It remains unclear what new laws or regulations will be adopted, and we cannot predict the ultimate impact that any such new laws or regulations could have. In addition, the Financial Accounting Standards Board or the Securities Exchange Commission, or SEC, could enact new accounting standards that might impact how we would be required to record revenues, expenses, assets and liabilities. Any significant change in accounting standards or disclosure requirements could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Terrorist attacks have resulted in increased costs, and attacks directed at our facilities or those of our suppliers and customers could disrupt our operations.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets may be the future target of terrorist organizations. These developments have subjected our operations to increased risks and costs. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways. In addition, uncertainty regarding future attacks and war cause global energy markets to become more volatile. Any terrorist attack on our facilities or those of our suppliers or customers could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

Changes in the insurance markets attributable to terrorists attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in financial markets as a result of terrorism or war could also affect our ability to raise capital.

We are exposed to the credit risk of our customers and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to unitholders.

We will be required to restate our consolidated financial statements following our acquisition of the Wamsutter Ownership Interests.

Because Wamsutter is owned by Williams Field Services Company, LLC, a subsidiary of Williams, and Williams also controls our general partner, our acquisition of the Wamsutter Ownership Interests will constitute a transaction between entities under common control and will be accounted for at historical cost. Accordingly, after we complete the acquisition of the Wamsutter Ownership Interests, we will be required to restate, beginning with our annual report on Form 10-K for 2007, historical periods presented in our consolidated historical financial statements to reflect the combined historical results of our investment in Wamsutter throughout the periods presented.

Risks Inherent in an Investment in Us

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on our debt obligations and distributions on our common units.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. Williams Partners L.P. has no significant assets other than the ownership interests in its subsidiaries. As a result, our ability to make required payments on our debt obligations and distributions on our common units depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of our debt obligations, to repurchase our debt obligations upon the occurrence of a change of control or make distributions on our common units, we may be required to adopt one or more alternatives, such as a refinancing of our debt obligations or borrowing funds to make distributions on our common units. We cannot assure you that we will be able to borrow funds to make distributions on our common units.

Common units held by Williams eligible for future sale may have adverse effects on the price of our common units.

After this offering of common units, Williams will hold 5,413,527 common units, including common units issued to Williams as partial consideration for the Wamsutter Ownership Interests, and 7,000,000 subordinated units, representing a 23.1% limited partnership interest in us. Williams may, from time to time, sell all or a portion of its common units or subordinated units. Sales of substantial amounts of their common units or subordinated units, or the anticipation of such sales, could lower the market price of our common units and may make it more difficult for us to sell our equity securities in the future at a time and at a price that we deem appropriate.

Williams controls our general partner, which has sole responsibility for conducting our business and managing our operations. Williams Pipeline Partners’ general partner and its affiliates have conflicts of interest with us and limited fiduciary duties, and they favor their own interests to the detriment of our unitholders.

Following this offering, Williams will own and control our general partner, and will appoint all of the directors of our general partner. All of the executive officers and certain directors of our general partner are officers and/or directors of Williams and its affiliates, including Williams Pipeline Partners’ general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Williams. Therefore, conflicts of interest may arise between Williams and its affiliates, including our general partner and Williams Pipeline Partners, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires Williams or its affiliates to pursue a business strategy that favors us. Williams’ directors and officers have a fiduciary duty to make decisions in the best interests of the owners of Williams, which may be contrary to ours;

•	certain of the executive officers and directors of our general partner are also officers and/or directors of Williams and Williams Pipeline Partners’ general partner, and these persons will also owe fiduciary duties to those entities;

•	our general partner is allowed to take into account the interests of parties other than us, such as Williams and its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	Williams and its affiliates, including Williams Pipeline Partners, are not limited in their ability to compete with us. Neither Williams nor Williams Pipeline Partners is obligated to offer business opportunities to us or to offer, contribute, or sell additional assets or operations to us;

•	pursuant to our partnership agreement, our general partner has limited its liability and defined its fiduciary duties in ways that are protective of it as compared to liabilities and duties that would be imposed upon a general partner under Delaware law in the absence of such limitations and definition. Our partnership agreement also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under Delaware common law. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	all of the executive officers and certain of the directors of our general partner will devote significant time to the business of Williams and/or Williams Pipeline Partners, and will be compensated by Williams for services rendered to them;

•	our general partner determines the amount and timing of our cash reserves, asset purchases and sales, capital expenditures, borrowings and issuances of additional partnership securities, each of which can affect the amount of cash that is distributed to our unitholders;

•	our general partner determines the amount and timing of any capital expenditures, and, based on the applicable facts and circumstances, whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure or investment capital expenditure, neither of which reduces operating surplus. This determination can affect the amount of cash that is distributed to our unitholders, including distributions on our subordinated units, and to our general partner in respect of the incentive distribution rights, as well as the ability of the subordinated units to convert to common units;

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and in some circumstances is required to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. The limitation and definition of these duties is permitted by the Delaware law governing limited partnerships. In addition, our partnership agreement restricts the remedies available to holders of our limited partner units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

By purchasing a common unit, a common unitholder will be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Other Fiduciary Duties.”

Even if unitholders are dissatisfied, they have little ability to remove our general partner without its consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by Williams. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their member interest in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of the general partner with their own choices and to control the decisions taken by the board of directors and officers of the general partner. This effectively permits a change of control without your consent. In addition, pursuant to the omnibus agreement with Williams, any new owner of the general partner would be required to change our name so that there would be no further reference to Williams.

Increases in interest rates may cause the market price of our common units to decline.

In recent years, the United States credit markets experienced 50-year record lows in interest rates. If the overall economy strengthens, it is possible that monetary policy will tighten, resulting in higher interest rates to counter possible inflation risk. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity or incur debt to make acquisitions or for other purposes.

We may issue additional common units without unitholder approval, which would dilute unitholder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available to pay distributions on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distribution may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Williams and its affiliates, including Williams Pipeline Partners, may compete directly with us and have no obligation to present business opportunities to us.

The omnibus agreement does not prohibit Williams, Williams Pipeline Partners and their respective affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. Williams, Williams Pipeline Partners and their respective affiliates may acquire, construct or dispose of additional midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct any of those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to Williams and its affiliates, including Williams Pipeline Partners. As a result, neither Williams, Williams Pipeline Partners nor any of their respective affiliates has any obligation to present business opportunities to us.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, non-affiliated unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Such unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would not longer be subject to the reporting requirements of the Securities Exchange Act of 1934.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders ability to influence the manner or direction of management.

Cost reimbursements due to our general partner and its affiliates will reduce cash available to pay distributions to unitholders.

We will reimburse our general partner and its affiliates, including Williams, for various general and administrative services they provide for our benefit, including costs for rendering administrative staff and support services to us, and overhead allocated to us, which amounts will be determined by our general partner in its sole discretion. Payments for these services will be substantial and will reduce the amount of cash available for distribution to unitholders. Please read “Certain Relationships and Related Party Transactions.” In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Affiliates of our general partner, including Williams and Williams Pipeline Partners, are not limited in their ability to compete with us. Williams is also not obligated to offer us the opportunity to acquire additional assets or businesses from it, which could limit our commercial activities or our ability to grow. In addition, all of the executive officers and certain of the directors of our general partner are also officers and/or directors of Williams and Williams Pipeline Partners’ general partner, and these persons will also owe fiduciary duties to those entities.

Neither our partnership agreement nor the omnibus agreement among us, Williams, and certain affiliates of Williams will prohibit affiliates of our general partner, including Williams, Williams Pipeline Partners and their respective affiliates, from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Williams, Williams Pipeline Partners, and their respective affiliates may acquire, construct or dispose of additional natural gas gathering, transportation or storage and NGL processing and fractionation assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. Williams may also choose to offer assets to its other affiliates, including Williams Pipeline Partners, instead of us. Furthermore, all of the executive officers and certain of the directors of our general partner are also officers and/or directors of Williams and Williams Pipeline Partners’ general partner and will owe fiduciary duties to those entities as well as our unitholders and us. Please read “Conflicts of Interest and Fiduciary Duties.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, will be chosen entirely by Williams and not by the unitholders. Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders. Furthermore, if the unitholders become dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Tax Risks

In addition to reading the following risk factors and the risk factors incorporated herein by reference, please read “Tax Considerations” in this prospectus supplement and “Material Tax Considerations” in the accompanying base prospectus for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states and localities. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state or local tax purposes, then our cash available for distribution to unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which currently has a top marginal rate of 35%, and would likely pay state and local income tax at the corporate tax rate of the various states and localities imposing a corporate income tax. Distributions to unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to unitholders. Because a tax would be imposed upon us as a corporation, our cash available to pay distributions to unitholders would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to unitholders, likely causing a substantial reduction in the value of the common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to federal, state or local entity-level taxation. For example, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available to pay distributions to unitholders would be reduced. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, or Qualifying Income Exception, affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704(d) of the Internal Revenue Code. Legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although such legislation would not apply to us as currently proposed, it could be amended prior to enactment in a manner that does apply to us. It is possible that these legislative efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. For a discussion of the importance of the Qualifying Income Exception and our status as a partnership for federal income tax purposes, please read “Material Tax Considerations — Partnership Status” in the accompanying base prospectus.

We prorate our items of income, gain, loss and deduction between transferors and transferees of the common units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular unit is transferred.

We prorate our items of income, gain, loss and deduction between transferors and transferees of the common units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material Tax Considerations — Disposition of Common Units — Allocations Between Transferors and Transferees.”

An IRS contest of the federal income tax positions we take may adversely impact the market for the common units, and the costs of any contest will reduce our cash available for distribution to our unitholders and our general partner.

We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel’s conclusions or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for the common units and the price at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

Unitholders will be required to pay taxes on their share of our income even if unitholders do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from their share of our taxable income.

The tax gain or loss on the disposition of the common units could be different than expected.

If a unitholder sells its common units, it will recognize gain or loss equal to the difference between the amount realized and its tax basis in those common units. Prior distributions to a unitholder in excess of the total net taxable income it was allocated for a common unit, which decreased its tax basis in that common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than its tax basis in that common unit, even if the price the unitholder receives is less than its original cost. A substantial portion of the amount realized, regardless of whether such amount represents gain, may be taxed as ordinary income to the unitholder due to potential recapture items, including the unitholder depreciation recapture. In addition, if a unitholder sells its common units, the unitholder may incur a tax liability in excess of the amount of cash it received from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or non-U.S. person, you should consult your tax advisor before investing in the common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. Our counsel is unable to opine as to the validity of such filing positions. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to unitholder tax returns.

Unitholders will likely be subject to state and local taxes and return filing requirements as a result of investing in our common units.

In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We own property and conduct business in Colorado, Kansas, Louisiana, New Mexico, Alabama and Wyoming. We may own property or conduct business in other states or foreign countries in the future. It is the unitholder’s responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

The sale or exchange of 50% or more of the total interest in our capital and profits during any 12-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional common units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from a unitholder’s sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the unitholder’s tax returns.

USE OF PROCEEDS

We will receive net proceeds of approximately $335.2 million from the sale of 9,250,000 common units offered by this prospectus supplement, after deducting estimated underwriting discounts but before estimated offering expenses. We base this amount on a public offering price of $37.75 per common unit, the last reported sales price of our common units on the NYSE on December 5, 2007.

This offering of common units is conditioned on the closing of our acquisition of the Wamsutter Ownership Interests.

We intend to use the net proceeds of this offering of common units:

•	to pay $333.3 million of the $750.0 million aggregate consideration to acquire the Wamsutter Ownership Interests from Williams; and

•	to pay approximately $1.9 million of estimated expenses associated with our acquisition of the Wamsutter Ownership Interests and this offering of common units.

We will finance the remainder of the aggregate consideration for the Wamsutter Ownership Interests through (1) $250.0 million of term loan borrowings less associated transaction costs under our new $450.0 million five-year senior unsecured credit facility that will be effective upon the closing of our acquisition of the Wamsutter Ownership Interests, (2) approximately $157.2 million of common units issued to Williams, which will be valued at a price per common unit equal to the price per common unit to investors in this offering before underwriting discounts and commissions and offering expenses (at a price per common unit of $37.75, we will issue 4,163,527 common units to Williams) and (3) the increase in our general partner’s capital account in the amount of approximately $10.3 million to allow it to maintain its 2% general partner interest. Please read “Credit Facilities.”

If the underwriters exercise their option to purchase additional common units in full, we will issue 1,387,500 additional common units to the public and use the net proceeds to redeem from a subsidiary of Williams a number of common units equal to the number of common units issued upon the exercise of the underwriter’s option to purchase additional common units.

CAPITALIZATION

The following table shows:

•	our historical capitalization as of September 30, 2007; and

•	our pro forma capitalization as of September 30, 2007, as adjusted to reflect:

(a) this issuance of 9,250,000 common units to the public;

(b) our borrowing of $250.0 million under the term loan portion of our new $450.0 million five-year senior unsecured credit facility and payment of associated transaction costs;

(c) our proposed acquisition of 100% of the Class A limited liability company membership interests and 20 Class C units in Wamsutter from Williams for $750.0 million;

(d) the issuance of common units to Williams valued at $157.2 million (at a price per common unit of $37.75, we will issue 4,163,527 common units to Williams); and

(e) the increase in our general partner’s capital account of approximately $10.3 million to allow it to maintain its 2% general partner interest.

This table is derived from and should be read together with our historical consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which is incorporated by reference into this prospectus supplement, and our unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus supplement. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, each of which is incorporated by reference into this prospectus supplement.

	As of September 30, 2007
		Pro Forma
	Actual	As Adjusted
	($ In thousands)
	(Unaudited)

Cash and cash equivalents	$16,089	$16,089

Short-term debt:
Our working capital credit facility with Williams	$—	$—
Long-term debt:
Our $450.0 million credit facility	—	250,000
7 1/2% Senior Notes due 2011	150,000	150,000
7 1/4% Senior Notes due 2017	600,000	600,000

Total debt	750,000	1,000,000

Partners’ capital:
Held by public:
Common units	943,424	1,297,733
Held by the general partner and its affiliates:
Common units	37,906	174,063
Subordinated units	108,927	108,927
General partner interest	(959,061)	(1,426,668)
Accumulated other comprehensive loss	(620)	(620)

Total partners’ capital	130,576	153,435

Total capitalization	$880,576	$1,153,435

ACQUISITION OF WAMSUTTER OWNERSHIP INTERESTS

General

On November 30, 2007, we entered into a purchase and sale agreement with our general partner and certain subsidiaries of Williams, pursuant to which we will acquire 100% of the Class A limited liability company interests and 50% of the initial Class C Units (or 20 Class C Units) representing limited liability company membership interests in Wamsutter for aggregate consideration of $750.0 million. The transaction is expected to be immediately accretive to Distributable Cash Flow on a per-unit basis. We may also have the ability to purchase additional ownership interests in Wamsutter in the future but cannot assure you that any such purchase will occur.

Pursuant to the purchase and sale agreement, Williams has agreed to indemnify us and our security holders, officers, directors and employees against certain losses resulting from any breach of its representations, warranties, covenants or agreements or any breach or violation of any environmental laws (as defined in the purchase and sale agreement) by Wamsutter or relating to the assets, operations or businesses that occurs prior to closing. We have agreed to indemnify Williams, its affiliates (other than us and our security holders, officers, directors and employees) and its respective security holders, officers, directors and employees against certain losses resulting from any breach of our representations, warranties, covenants or agreements by Wamsutter or relating to its assets, operations or businesses that occur after closing. Certain of the parties’ indemnification obligations are subject to an aggregate deductible of $3.0 million. All of the parties’ indemnification obligations are subject to a cap equal to $100.0 million, except that Williams’ indemnification obligation with respect to a breach of its representation of title and certain other representations to the Wamsutter Ownership Interests may not exceed the aggregate consideration of $750.0 million. In addition, the parties’ reciprocal indemnification obligations for certain tax liabilities and losses are not subject to the deductible and cap.

Wamsutter owns:

•	an approximate 1,700-mile natural gas gathering system in the Washakie Basin, which is located in south-central Wyoming, that currently connects approximately 1,720 wells, with a typical operating capacity of approximately 500 million cubic feet per day at current operating pressures; and

•	the Echo Springs natural gas processing plant in Sweetwater county, Wyoming, which has 390 million cubic feet per day of inlet cryogenic processing capacity and natural gas liquid, or NGL, production capacity of 30,000 barrels per day.

Wamsutter’s customers are primarily natural gas producers in the Washakie Basin, including BP, p.l.c., Anadarko Petroleum Corporation, Devon Energy Corporation, Marathon Oil Corporation, Samson Resources Company and EnCana Corporation. Wamsutter provides its customers with a broad range of gathering and processing services. Fee-based gathering and processing services accounted for approximately 55% and 58% of Wamsutter’s total revenues less related product costs for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. The remaining 45% and 42% of Wamsutter’s total revenues less related product costs for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, were derived primarily from the sale of natural gas liquids, or NGLs, received by Wamsutter as consideration for processing services.

The Wamsutter pipeline system gathers approximately 69% of the natural gas produced in the Washakie Basin and connects with the Colorado Interstate Gas, Wyoming Interstate Gas and Southern Star Central Gas Pipeline pipeline systems that transport natural gas to end markets from the basin.

The following map shows the locations of Wamsutter’s current operations:

Financing

The closing of our acquisition of the Wamsutter Ownership Interests is subject to the satisfaction of a number of conditions, including our ability to obtain necessary regulatory approvals.

The $750.0 million aggregate consideration that we will pay to Williams to acquire the Wamsutter Ownership Interests will consist of the following:

•	the net proceeds from this offering of common units of approximately $333.3 million, after deducting underwriting discounts and estimated offering expenses, at a price per common unit to investors of $37.75;

•	$250.0 million of term loan borrowings less associated transaction costs under our $450.0 million five-year senior unsecured credit facility that will be effective upon the closing of our acquisition of the Wamsutter Ownership Interests;

•	approximately $157.2 million of common units issued to Williams, which will be valued at a price per common unit equal to the price per common unit to investors in this offering before underwriting discounts and commissions and offering expenses (at a price per common unit of $37.75, we will issue 4,163,527 common units to Williams); and

•	the increase in our general partner’s capital account in the amount of approximately $10.3 million to allow it to maintain its 2% general partner interest.

This offering of common units and the borrowings under the term loan are each conditioned upon our acquisition of the Wamsutter Ownership Interests.

Overview of Washakie Basin

The Washakie Basin is located in south central Wyoming between the towns of Rock Springs and Rawlins. It is a sub-basin of the Greater Green River Basin and statistics for the Washakie Basin are usually included in those of the Greater Green River Basin. The Washakie Basin covers over 3,000 square miles and has produced more than 4 trillion cubic feet, or Tcf, of natural gas from over 5,000 wells. Large, prolific, mature fields lie along the western boundary of the basin where the structurally controlled Brady and Table Rock fields are located. Current drilling activity is occurring in the east central portion of the basin in and around the Wamsutter field. According to Oil and Gas Investor magazine, the Cretaceous Almond formations underlying the Wamsutter field could contain up to 50 Tcf of natural gas. In October 2005, BP, p.l.c., one of the largest producers in the Wamsutter area, announced that it will invest up to $2.2 billion over 10 years to drill 2,000 wells in the Wamsutter field.

Wamsutter Natural Gas Gathering System

The Wamsutter natural gas gathering pipeline system consists of:

•	approximately 1,700 miles of 2-inch to 20-inch diameter natural gas gathering pipelines with approximately 1,720 wells currently connected and 450 million cubic feet per day in gathered volumes; and

•	13 operating gathering compression units that provide an aggregate of approximately 41,000 horsepower of gathering compression.

Wamsutter generally charges a fee on the volume of natural gas gathered on its pipeline system. Wamsutter does not take title to the natural gas that it gathers other than natural gas it retains for fuel and purchases for shrinkage.

Wamsutter Processing and Treating Plants

Natural Gas Processing Plant

Wamsutter owns and operates a natural gas processing plant known as the Echo Springs plant with a processing capacity of 390 million cubic feet per day and NGL production capacity of 30,000 barrels per day, or bpd. The initial Echo Springs natural gas processing plant was constructed in 1994 and is located in Sweetwater County, Wyoming. Williams consolidated the ownership interest in the Echo Springs plant in January 2002 when it acquired DCP Midstream’s interest in the facility. The primary processing components of the Echo Springs plant were installed in 1994 and were subsequently upgraded and expanded in 1996 and 2001. The Echo Springs plant has three cryogenic trains with 28,900 horsepower of compression and processing capacity of 390 million cubic feet per day. The Echo Springs plant has outlet connections to El Paso Corporation’s Wyoming Interstate Company, El Paso Corporation’s Colorado Interstate Gas and Southern Star Central Gas, which transport natural gas to end markets in the Mid-Continent and Western United States from the Washakie Basin. The plant will also have a connection to the Rockies Express Pipeline, which will transport natural gas to the Mid-Continent once it is completed in 2008. The Echo Springs plant also connects to the Mid-America Pipeline, which transports NGLs to the Mid-Continent and Gulf Coast, and will have access to the Overland Pass Pipeline, which will transport NGLs to the Mid-Continent, once it is completed. The Echo Springs plant is able to recover approximately 80% of the ethane contained in the natural gas stream and nearly all of the propane and heavier NGLs.

The Echo Springs plant is currently operating at capacity with some gas in excess of capacity being bypassed around the plant. When gas is bypassed around the plant, Wamsutter does not recover all of the NGLs available from the gas. In order to capture some of the value attributable to these NGLs, Wamsutter has entered into an agreement with the Colorado Interstate Gas Rawlins natural gas processing plant to process up to 80 million cubic feet per day of gas in excess of Wamsutter’s processing capacity from the Wamsutter gathering system. A project to construct a dehydration facility to deliver incremental volumes of gas to the Colorado Interstate Gas Rawlins plant has recently been completed, allowing approximately 55 million cubic feet per day to be transported and processed by the Rawlins plant. This connection to the Rawlins plant will increase the total processing capacity available to Wamsutter by 80 million cubic feet per day, or approximately 20%.

Expansion Opportunities

Wamsutter is planning to expand the Echo Springs plant to add an additional 350 to 450 million cubic feet per day of processing capacity to accommodate volumes of natural gas committed to Wamsutter. Wamsutter expects this expansion to be completed sometime in 2011. Wamsutter’s Class B member will fund this project.

Wamsutter Customers and Contracts

Customers

Six producer customers, BP, p.l.c., Anadarko Petroleum Corporation, Devon Energy Corporation, Marathon Oil Corporation, Samson Resources Company, and EnCana Corporation, accounted for approximately 92% of Wamsutter’s total gathered volumes for the year ended December 31, 2006 and the nine months ended September 30, 2007. With respect to total revenues, a subsidiary of Williams, to which we sell substantially all of the NGLs we retain under our keep-whole contracts, accounted for approximately 66% and 51% of Wamsutter’s total revenues for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Although this revenue is identified as sales to a subsidiary of Williams, all of the NGLs sold to the subsidiary of Williams are derived from our processing of producer customers’ natural gas. Wamsutter receives NGL revenues from agreements associated with approximately 40% of the gathered volume.

Contracts

Wamsutter provides its customers with a broad range of gathering and processing services. These services are usually provided to each customer under a single long-term contract with applicable acreage dedications, reserve dedications, or both, for the life of the contract.

Wamsutter has a portfolio of natural gas processing agreements that includes the following types of contracts:

•	Fee-based. Under fee-based contracts, Wamsutter receives revenue based on the volume of natural gas processed and a per-unit fee charged, and Wamsutter retains none of the extracted NGLs. For the year ended December 31, 2006 and the nine months ended September 30, 2007, Wamsutter generated 66% and 75%, respectively, of its processing volumes under fee-based contracts.

•	Keep-whole. Under keep-whole contracts, Wamsutter (1) processes natural gas produced by customers, (2) retains the extracted NGLs as compensation for its services, (3) replaces the British thermal units, or Btu, content of the retained NGLs that were separated during processing with natural gas it purchases, also known as shrink replacement gas, and (4) delivers an equivalent Btu content of natural gas to customers at the plant outlet. Wamsutter, in turn, sells the retained NGLs to a subsidiary of Williams, which serves as a marketer for those NGLs at market prices. For the year ended December 31, 2006 and the nine months ended September 30, 2007, Wamsutter generated 34% and 25%, respectively, of its processing volumes under keep-whole contracts. Under a contract with one of Wamsutter’s significant customers, Wamsutter has agreed to limit its margins on NGLs (other than ethane) to $0.25 per gallon. Effective January 1, 2007, another one of Wamsutter’s significant customers made an election to switch from a keep-whole processing arrangement to a fee-based processing arrangement for three years, which significantly decreased the NGL volumes received by Wamsutter.

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — How we Evaluate Wamsutter” for more information on Wamsutter’s contracts. Approximately 80% of the current gathering and processing volumes on the Wamsutter system are subject to contracts with terms of eight years or longer.

The Wamsutter gathering system gathers approximately 69% of the natural gas produced in the Washakie Basin and connects with the Colorado Interstate Gas, Wyoming Interstate Gas and Southern Star Central Gas Pipeline pipeline systems that transport natural gas to end markets from the Washakie Basin. All of Wamsutter’s gathering contracts are fee-based.

Competition

Wamsutter has three primary competitors. Anadarko’s Patrick Draw and Red Desert facilities compete for both gathering and processing volumes. The Patrick Draw processing plant has 150 million cubic feet per day of cryogenic processing capacity and the Anadarko Red Desert plant has 40 million cubic feet per day of cryogenic processing capacity. The Colorado Interstate Gas Rawlins plant has 250 million cubic feet per day of lean oil processing capacity. Rawlins is a regulated facility that is part of the Colorado Interstate Gas interstate pipeline system. The Rawlins plant’s primary purpose is to process the gas in the Colorado Interstate Gas pipeline system before natural gas is transported east to Front Range markets in Colorado. The map below shows the Wamsutter facility in comparison to the competition. Wamsutter has a processing agreement at Colorado Interstate Gas’s Rawlins plant to process natural gas volumes in excess of the capacity of the Echo Springs plant as described above.

Environmental Matters

Wamsutter is subject to extensive federal, state and local environmental laws and regulations that affect its operations related to the construction and operation of its facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. Wamsutter has not been notified and is not currently aware of any material noncompliance under the various applicable environmental laws and regulations. Please read “Risk Factors — Risks Inherent in Our Business —

Our operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose us to significant costs and liabilities” elsewhere in this prospectus supplement, and “Business — Environmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2006.

A subsidiary of the Partnership received a letter, dated December 4, 2007, from the New Mexico Environment Department, Air Quality Bureau, with respect to its Lybrook natural gas processing plant proposing total penalties of approximately $3.3 million. The Partnership is currently reviewing this letter and evaluating possible responses. The Partnership does not believe that the resolution of this matter, including any penalties that may ultimately be paid, will have a material adverse effect on its results of operations or cash available for distribution.

Pursuant to the purchase and sale agreement by which we will acquire the Wamsutter Ownership Interests, Williams has agreed to indemnify us against certain losses resulting from, among other things, Williams’ failure to disclose a violation of any environmental law by Wamsutter or relating to its assets, operations or businesses that occurs prior to closing.

Wamsutter LLC Agreement

Overview

We will own 100% of the Class A limited liability company membership interests and 50% of the initial Class C Units (or 20 Class C Units) and Williams will own 100% of the Class B limited liability company membership interests and 50% of the initial Class C Units (or 20 Class C Units) in Wamsutter outstanding at the completion of this offering. Wamsutter is obligated to issue additional Class C Units based on future capital contributions that the Class A member and the Class B member are obligated or permitted to make in the circumstances described below under “— Capital Investments.”

Cash Distribution Policy

The Wamsutter LLC Agreement provides for distributions of available cash to be made quarterly, with available cash defined as Wamsutter’s cash on hand at the end of a distribution period less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law, debt instruments or other agreements to which it is a party. We expect that Wamsutter will fund its maintenance capital expenditures through its cash flows from operations. Williams, as the Class B member, has the discretion to establish the reserves necessary for Wamsutter, including the amount set aside for maintenance capital expenditures and thus can influence the amount of available cash.

Wamsutter will distribute its available cash as follows:

•	First, an amount equal to $17.5 million per quarter to the holder of the Class A membership interests;

•	Second, an amount equal to the amount the distribution on the Class A membership interests in prior quarters of the current distribution year was less than $17.5 million per quarter to the holder of the Class A membership interests; and

•	Third, 5% of remaining available cash shall be distributed to the holder of the Class A membership interests, and 95% shall be distributed to the holders of the Class C Units, on a pro rata basis.

In addition, to the extent that at the end of the fourth quarter of a distribution year, the Class A member has received less than $70.0 million under the first and second bullets above, the Class C members will be required to repay, pro rata, any distributions they received in that distribution year such that the Class A member receives $70.0 million for that distribution year. If this repayment is insufficient to result in the Class A member receiving $70.0 million, the shortfall will not carry forward to the next distribution year. The initial distribution year for Wamsutter will commence on December 1, 2007 and end on November 30, 2008. Subsequent distribution years for Wamsutter will commence on December 1 and end on November 30.

Transition Support Payment

Each month during fiscal years 2008 through 2012, the Class B member is obligated to pay to Wamsutter a transition support payment in an amount equal to the amount by which Wamsutter’s general and administrative expenses exceed the amounts set forth below:

	Monthly Cap	Annualized Cap
		(in millions)
Fiscal year 2008	$416,666.66	$5.0
Fiscal year 2009	$441,666.66	$5.3
Fiscal year 2010	$458,333.33	$5.5
Fiscal year 2011	$475,000.00	$5.7
Fiscal year 2012	$475,000.00	$5.7

Any such amounts received from the Class B member shall be distributed to the holder of the Class A membership interests, but shall not be counted for purposes of determining whether or not Wamsutter has distributed the $70.0 million in aggregate annual distributions as described above. Further, the Class B member will not be issued any Class C Units as a result of making a transition support payment.

Capital Investments

In the event that Wamsutter elects to make a growth capital investment in an amount less than $2.5 million, based on the amount estimated at the time the investment is approved, the Class A member is obligated to make a capital contribution to Wamsutter in an amount necessary to fund such growth capital investment. In the event Wamsutter elects to make a growth capital investment in an amount equal to or greater than $2.5 million, the Class B member is obligated to make a capital contribution to Wamsutter in an amount necessary to fund such growth capital investment. On the first day of the quarter following the quarter the asset related to the growth capital investment is placed in service, Wamsutter will issue to the contributing member one Class C Unit for each $50,000 contributed by it, including the interest accrued on the investment prior to the issuance of the Class C Units. Wamsutter will issue fractional Class C Units as necessary. A growth capital investment is any investment other than a maintenance capital investment or a growth well connection investment.

In addition, prior to February 28 of each year commencing in 2009, Wamsutter shall calculate the growth well connection investments it has made in the fiscal year immediately concluded. The Class B member is obligated to make a capital contribution to Wamsutter in an amount necessary to fund such growth well connection investments. Growth well connection investments are investments made over a one-year period to make well connections that Wamsutter expects will more than offset the estimated decline in its throughput volumes over that period. Effective on the date of the funding of such growth well connection investments, the Class B member shall receive one Class C Unit for each $50,000 contributed by such member and such fractional Class C Units as necessary.

The Wamsutter LLC Agreement contains restrictions on the ability of the Class A member or the Class B member to transfer their respective membership interests and Class C Units.

Illustrative Available Cash Calculation

The table below illustrates how cash would be distributed to us on a hypothetical basis. The table below is not a forecast or a projection. It is being provided for illustrative purposes only on a hypothetical basis, and actual amounts that we will receive from Wamsutter may vary materially from the amounts set forth below.

Therefore, you should not rely on the table below as an estimate or prediction of the amount of cash Wamsutter will distribute to us.

	Hypothetical Allocation of
	Wamsutter Available Cash(1)
		Twelve
		Months
	25% Less	Ended	25% More
	Available	September 30,	Available
Wamsutter Total Available Cash:	Cash(1)	2007	Cash(1)
	($ In millions)

Wamsutter Adjusted EBITDA	$65.4	$81.1	$96.7
Maintenance capital expenditures	(18.6)	(18.6)	(18.6)

Total available cash(1)	$46.8	$62.5	$78.1

Available cash to Class A member	$46.8	$62.5	$70.0
Available cash to Class A and C members(2)	—	—	8.1

Total available cash(1)	$46.8	$62.5	$78.1

Distributions to Williams Partners L.P.:
Class A priority interest in available cash of up to $70.0 million	$46.8	$62.5	$70.0
Class A 5% interest in available cash in excess of $70.0 million(2)	—	—	0.4
Our share of available cash to Class C Unitholders(2)	—	—	3.8
Transition Support Payment(4)	5.9	5.9	5.9

Total	$52.7	$68.4	$80.1

(1)	For purposes of this illustrative analysis, we have assumed Adjusted EBITDA less maintenance capital expenditures is equal to available cash. Available cash is described above under “Cash Distribution Policy.”

(2)	Allocation of available cash in excess of $70.0 million to Class A and C members as defined in the Wamsutter LLC Agreement would be as follows:

5% to Class A membership interests	$—	$—	$0.4
95% to Class C membership interests	—	—	7.7

(3)	Assumes that our ownership of Class C Units (which are entitled to 95% of available cash in excess of $70.0 million) is 50% of total Class C Units for purposes of illustrating our available cash from Wamsutter. However, significant growth in available cash beyond the $70.0 million available cash to Class A member threshold may require additional capital contributions from Williams (as the owner of the Class B membership interests) to expand the Wamsutter system, and for which Williams would receive additional Class C Units. This would dilute our Class C Unit membership interest unless we were to make additional capital contributions or acquire additional Class C Units.

(4)	Assumes Wamsutter’s general and administrative expenses total $10.9 million during the period, of which $5.9 million would be reimbursed by the owners of the Class B membership interests and separately paid to us as owners of the Class A membership interests.

Governance

Most decisions regarding the day to day operations of Wamsutter will be made by the Class B member. However, certain decisions require the consent of the Class A member, including, but not limited to, (i) sale or disposition of assets over $20.0 million, (ii) the merger or consolidation with another entity, (iii) the purchase or acquisition of assets or businesses, (iv) making of an investment in a third party in excess of $20.0 million, (v) guarantee or incurrence of any debt, (vi) cancelling or settling of any claim in excess of $20.0 million, (vii) selling or redeeming any equity interests in Wamsutter, (viii) declaration of distributions not described above, (ix) entering into certain transactions outside the ordinary course of business with affiliates of

Wamsutter and (x) the approval of the annual business plan for Wamsutter. Williams will control the Class A member through its ownership of our general partner.

Increase in Quarterly Cash Distribution

On November 14, 2007, we paid a quarterly cash distribution of $0.550 per unit for the third quarter of 2007, or $2.20 per unit on an annualized basis. The distribution for the third quarter of 2007 represents an approximate 5% increase over the distribution for the second quarter of 2007 of $0.525 per unit and an approximate 57% increase over our initial distribution level for the third quarter of 2005 of $0.350 per unit that was paid on a pro rata basis from the closing of our initial public offering on August 23, 2005 to September 30, 2005.

Conflicts Committee Approval

The conflicts committee of the board of directors of Williams Partners GP LLC, our general partner, recommended approval of our acquisition of the Wamsutter Ownership Interests. The conflicts committee retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction. In recommending approval of the transaction, the committee based its decision in part on an opinion from the conflicts committee’s independent financial advisor that the consideration to be paid by us is fair, from a financial point of view, to us and our public unitholders.

CREDIT FACILITIES

We will enter into a $450.0 million senior unsecured credit agreement effective upon closing of our acquisition of the Wamsutter Ownership Interests with Citibank, N.A. as administrative agent, comprised initially of a $200.0 million revolving credit facility available for borrowings and letters of credit and a $250.0 million term loan. The closing of this facility is contingent upon the closing of our acquisition of the Wamsutter Ownership Interests. Under certain conditions, the revolving credit facility may be increased up to an additional $100.0 million. Borrowings under this agreement must be repaid within 5 years from the closing date of our acquisition of the Wamsutter Ownership Interests.

Interest on borrowings under this agreement will be payable at rates per annum equal to, at our option: (1) a fluctuating base rate equal to Citibank, N.A.’s prime rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. The applicable margin spread and the per annum percentage used to calculate the unused commitment fee under the credit agreement will be determined by reference to a pricing schedule.

The credit agreement contains various covenants that limit, among other things, our, and certain of our subsidiaries’, ability to incur indebtedness, grant certain liens supporting indebtedness, merge, consolidate or allow any material change in the character of its business, sell all or substantially all of our assets, make certain transfers, enter into certain affiliate transactions, make distributions or other payments other than distributions of available cash under certain conditions, or use proceeds other than for partnership purposes (not to include the purchase or carrying of margin stock).

In addition, we, together with our consolidated subsidiaries and Wamsutter, are required to maintain a ratio of consolidated indebtedness to consolidated EBITDA (each as defined in the credit agreement) of no greater than 5.00 to 1.00. This ratio may be increased in the case of an acquisition of $50.0 million or more, in which case the ratio will be 5.50 to 1.00 for the three fiscal quarter-periods following such acquisition. Our ratio of consolidated EBITDA to consolidated interest expense, as defined in the credit agreement, must be not less than 2.75 to 1.00 as of the last day of any fiscal quarter commencing March 31, 2008 unless we obtain an investment grade rating from Standard and Poor’s Ratings Services or Moody’s Investors Service of at least Ba1 or BB+, as applicable. Each of the above ratios is to be tested at the end of each fiscal quarter and measured on a rolling four-quarter basis.

The credit agreement also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments, guaranties not being valid under the credit agreement and a default in the event of a change of control. If an event of default occurs under credit facility, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies.

On November 21, 2007, we were removed as a borrower under Williams’ $1.5 billion revolving credit facility. As a result, we no longer have access to $75.0 million borrowing capacity under that facility.

On November 10, 2007, Standard and Poor’s Rating Services raised our credit rating from BB+ to BBB−.

Prior to the closing of this offering, Wamsutter will enter into a $20.0 million revolving credit facility with Williams as the lender. The facility is available to fund working capital borrowings and for other purposes. Borrowings under the facility will mature on December 1, 2008. Wamsutter will pay a commitment fee to Williams on the unused portion of the credit facility of 0.175% annually. Interest on any borrowings under the facility will be calculated based on the one-month LIBOR rate determined at the date of the borrowing.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed on the NYSE under the symbol “WPZ.” As of December 5, 2007, there were 32,360,538 common units outstanding. As of October 16, 2007, there were approximately 12,139 holders of record, including common units held in street name and by affiliates of Williams.

As of December 5, 2007, there were 7,000,000 subordinated units outstanding held by four subsidiaries of Williams. The subordinated units are not publicly traded.

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the New York Stock Exchange Composite Transactions Tape, and quarterly cash distributions paid or to be paid to our unitholders. The last reported sales price of our common units on the NYSE on December 5, 2007 was $37.75 per common unit.

			Cash Distribution
	High	Low	per Unit(1)

2007
Third Quarter	$49.86	$39.50	$0.5500
Second Quarter	50.00	46.00	0.5250
First Quarter	48.20	38.20	0.5000
2006
Fourth Quarter	$40.80	$35.04	$0.4700
Third Quarter	36.10	29.25	0.4500
Second Quarter	35.55	30.30	0.4250
First Quarter	33.92	31.00	0.3800
2005
Fourth Quarter	$34.46	$29.75	$0.3500
Third Quarter	32.75	24.89	0.1484	(2)

(1)	Represents cash distributions attributable to the quarter and declared and paid or to be paid within 45 days after quarter end. We paid cash distributions to our general partner with respect to its 2% general partner interest and incentive distribution rights of $142,400 for the period from August 23, 2005 through December 31, 2005, $1.8 million for the period from January 1, 2006 through December 31, 2006 and $5.8 million for the period from January 1, 2007 through September 30, 2007.

(2)	The distribution for the third quarter of 2005 represents a pro-rated distribution of $0.35 per common and subordinated unit for the period from August 23, 2005, the date of the closing of our initial public offering of common units, through September 30, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Wamsutter’s financial condition and results of operations should be read in conjunction with the Wamsutter Predecessor audited financial statements and related notes and our pro forma financial statements included elsewhere in this prospectus.

Introduction

Wamsutter is a natural gas gathering and processing system in Wyoming. The Wamsutter gathering and processing system includes approximately 1,700 miles of natural gas gathering pipelines with a typical operating capacity of approximately 500 million cubic feet per day at the current operating pressures and a processing plant. The system has total compression of approximately 70,000 horsepower. The Echo Springs natural gas processing plant has an inlet capacity of 390 million cubic feet per day and can produce approximately 30,000 barrels per day, or bpd, of natural gas liquids, or NGLs.

How We Evaluate Wamsutter

Our management uses a variety of financial and operational measures to analyze Wamsutter’s performance. These measurements include:

•	gathering volumes;

•	processing volumes;

•	net liquids margin; and

•	operating and maintenance expenses.

Gathering Volumes.  The level of gathered volumes on the Wamsutter system contributes directly to revenues and profitability.

Processing Volumes.  The volumes processed at the Echo Springs natural gas processing plant are an important measure of Wamsutter’s ability to maximize the profitability of this facility. The Echo Springs natural gas processing plant generates revenues using the following types of contracts:

•	Fee-based. Under fee-based contracts, Wamsutter receives revenue based on the volume of natural gas processed and the per-unit fee charged, and Wamsutter retains none of the extracted NGLs. For the year ended December 31, 2006 and the nine months ended September 30, 2007, 66% and 75% respectively, of Wamsutter’s processing volumes were under fee-based contracts.

•	Keep-whole. Under keep-whole contracts, Wamsutter (1) processes natural gas produced by customers, (2) retains the extracted NGLs as compensation for its services, (3) replaces the Btu content of the retained NGLs that were separated during processing with natural gas it purchases, also known as shrink replacement gas, and (4) delivers an equivalent Btu content of natural gas to customers at the plant outlet. Wamsutter, in turn, sells the retained NGLs to a subsidiary of Williams, which serves as a marketer for those NGLs at market prices. For the year ended December 31, 2006 and the nine months ended September 30, 2007, Wamsutter generated 34% and 25%, respectively, of Wamsutter’s processing volumes were under keep-whole contracts. Under a contract with one of Wamsutter’s significant customers, Wamsutter has agreed to limit its margins on NGLs (other than ethane) to $0.25 per gallon. Effective January 1, 2007, another one of Wamsutter’s significant customers made an election to switch from a keep-whole processing arrangement for three years, which significantly decreased the NGL volumes received by Wamsutter.

Under Wamsutter’s keep-whole contracts, revenues less related product costs either increase or decrease as a result of changes in the market prices of natural gas and NGLs. Wamsutter charges a fee for the gathering and treating services it performs, as well as for approximately 75% of the natural gas it processes. As a result, the majority of the revenues generated by these services are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices realized by the customers of Wamsutter results in a decline in their future drilling and development activities and the volumes of gas produced, Wamsutter revenues would be reduced.

Third party processing agreements are one of the ways that Wamsutter uses to increase total processing capacity that is available to maximize profitability when volumes exceed the capacity of the Echo Springs plant. When natural gas is bypassed around the plant, Wamsutter does not recover all of the NGLs available from the natural gas. Wamsutter has entered into an agreement with Colorado Interstate Gas under which Colorado Interstate’s Rawlins natural gas processing plant will process up to 80 million cubic feet per day of natural gas from the Wamsutter gathering system. This connection to the Rawlins plant will increase the total processing capacity available to Wamsutter by 80 million cubic feet per day of natural gas or approximately 20%.

Net Liquids Margin.  The net liquids margin is an important measure of Wamsutter’s ability to maximize the profitability of its processing operations. The liquids margin is derived by deducting the cost of shrink replacement gas and fuel from the revenue Wamsutter receives from the sale of its NGLs. Shrink replacement gas refers to natural gas that is required to replace the Btu content lost when NGLs are extracted from the natural gas stream. The net liquids margin will either increase or decrease as a result of a corresponding change in the relative market prices of NGLs and natural gas.

Operating and Maintenance Expense.  Operating and maintenance expenses are costs associated with the operations of a specific asset. Direct labor, contract services, materials, supplies, rentals, leases and insurance comprise the most significant portion of operating and maintenance expenses. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate depending on the activities performed during a specific period. For example, plant overhauls and turnarounds result in increased expenses in periods during which they are performed. Additionally, in the course of providing gathering, processing and treating services to its customers, Wamsutter realizes over and under deliveries of customers’ products that are reflected in operating and maintenance expense as product imbalance gains and losses. Wamsutter monitors these gains and losses to determine whether they are within industry standards.

Results of Operations

The following discussion addresses in greater detail the results of operations for 100% of the Wamsutter Predecessor entity.

				Nine Months
	Years Ended December 31,			Ended September 30,
	2004	2005	2006	2006	2007
	(In thousands)

Revenues	$152,531	$177,090	$176,546	$135,299	$118,858
Costs and expenses, including interest:
Product cost and shrink replacement	84,659	100,393	71,088	56,627	32,791
Operating and maintenance expense	7,452	12,505	17,047	10,684	12,607
Depreciation and accretion	13,566	14,321	16,189	11,909	13,284
General and administrative expense	7,102	8,131	8,866	6,453	8,453
Taxes other than income	831	1,175	1,411	1,057	1,242
Other, net	(95)	10	255	8	123

Total costs and expenses	113,515	136,535	114,856	86,738	68,500

Income before cumulative effect of change in accounting principle	39,016	40,555	61,690	48,561	50,358
Cumulative effect of change in accounting principle	—	(48)	—	—	—

Net income	$39,016	$40,507	$61,690	$48,561	$50,358

Nine Months Ended September 30, 2007 vs. Nine Months Ended September 30, 2006

Revenues decreased $16.4 million, or 12%, due primarily to a $25.7 million decrease in product sales revenues, partially offset by an $8.1 million increase in gathering and fee-based processing revenues.

Product sales revenues decreased $25.7 million, or 29%, due primarily to:

•	$21.8 million related to a 26% decrease in NGL volumes that Wamsutter received under certain processing contracts. Effective January 1, 2007, one significant customer made an election to switch from a keep-whole processing arrangement to a fee-based processing arrangement for three years. This significantly decreased the NGL volumes received by Wamsutter under its keep-whole processing contracts;

•	$2.1 million lower sales of NGLs on behalf of third party producers who sell their NGLs to Wamsutter under their contracts. Under these arrangements, Wamsutter purchases the NGLs from the third party producers and sells them to an affiliate. This decrease is offset by lower associated product costs of $2.1 million discussed below; and

•	$1.0 million related to a 2% decrease in average realized NGL sales prices, including a $4.9 million increase in processing incentive payments made to a producer customer whose contract provides that it receives all non-ethane net liquids margins exceeding 25¢ per gallon.

Gathering and fee-based processing revenues increased $4.1 million due to a 9% increase in the average fee received for these services and $3.9 million due to a 9% increase in the average volumes. The average fee increased as a result of fixed annual percentage or inflation-sensitive contractual escalation clauses and incremental fee revenues from completed gathering system expansion projects. Certain agreements provide incremental fee-based revenues upon the completion of projects that lower system pressures, allowing these customers to flow higher volumes from their existing wells.

Other revenues increased $1.3 million, or 35%, due primarily to higher revenue from minimum throughput provisions under certain gathering contracts.

Product cost and shrink replacement decreased $23.8 million, or 42%, due primarily to:

•	$12.0 million decrease from 23% lower volumetric shrink requirements under Wamsutter’s keep-whole processing contracts following the election of one customer to switch to fee-based processing discussed above;

•	$9.0 million decrease from 23% lower average natural gas prices; and

•	$2.1 million lower product cost related to lower sales of NGLs on behalf of third party producers who sell their NGLs to Wamsutter under their contracts as discussed above.

Operating and maintenance expense increased $1.9 million, or 18%, due primarily to:

•	$3.2 million higher materials and supplies and outside services expense caused primarily by increased equipment maintenance activity; and

•	$1.6 million from various smaller increases for rent, insurance, labor and utilities.

These increases were partially offset by $2.9 million lower non-shrink natural gas purchases due primarily to higher system gains.

Depreciation and accretion expense increased $1.4 million, or 12%, due primarily to new assets placed into service.

General and administrative expenses increased $2.0 million, or 31%, due primarily to higher charges allocated by Williams to Wamsutter for various technical and administrative support functions.

Net income increased $1.8 million, or 4%, due primarily to $9.3 million higher gathering and processing and well connection indemnification revenues, substantially offset by $2.0 million higher general and administrative expenses, $1.9 million lower net liquids margins, $1.9 million higher operating and maintenance expense and $1.4 million higher depreciation and accretion expense.

Year Ended December 31, 2006 vs. Year Ended December 31, 2005

Revenues decreased $0.5 million due primarily to an $8.4 million decrease in product sales revenues largely offset by a $7.4 million increase in gathering and fee-based processing revenues.

Product sales revenues decreased $8.4 million, or 7%, due primarily to:

•	$13.1 million related to a 12% decrease in NGL volumes that Wamsutter received under certain processing contracts. The total gas available for processing increased from 2005 to 2006; however, due to limited plant capacity, not all of this increased volume could be processed. The increase in total gas available for processing generally resulted in greater NGL volumes for Wamsutter’s customers and lower NGL volumes received under its keep-whole processing contracts; and

•	a $4.7 million decrease in sales of excess shrink replacement gas. Wamsutter sold substantial volumes of excess shrink replacement gas during the fourth quarter of 2005. Following the hurricanes of 2005, there were unusually high natural gas prices and reduced ethane processing which caused Wamsutter to have excess shrink replacement natural gas. Wamsutter elected to take advantage of the higher natural gas prices and sell the excess natural gas rather than hold it for future requirements. There is a corresponding decrease in product costs discussed below.

These product sales decreases were partially offset by a $9.0 million increase related to 9% higher average NGL sales prices resulting from an increase in market prices for these commodities between the two periods.

Gathering and fee-based processing revenues increased $4.2 million due to an 8% increase in the average fee received for these services and $3.3 million due to a 7% increase in the average volumes. The average fee increased as a result of fixed annual percentage or inflation-sensitive contractual escalation clauses and incremental fee revenues discussed previously.

Product cost and shrink replacement decreased $29.3 million, or 29%, due primarily to:

•	$13.1 million decrease from 17% lower average natural gas prices;

•	$11.7 million decrease from 13% lower volumetric shrink requirements under keep-whole processing contracts due to limited plant processing capacity discussed above; and

•	$4.7 million lower product cost related to the sale of excess shrink replacement gas as discussed above.

Operating and maintenance expense increased $4.5 million, or 36%, due primarily to a $2.1 million increase in non-shrink natural gas purchases resulting from higher system losses, a $1.0 million increase in rental expense for leased compression added in late 2005 and a $0.5 million increase in labor and benefits expense.

Depreciation and accretion expense increased $1.9 million, or 13%, due primarily to new assets placed into service in 2006.

Net income increased $21.2 million, or 52%, due primarily to $20.9 million in higher net liquids margins and $7.4 million higher gathering and processing revenues, partially offset by $4.5 million in higher operating and maintenance expense and $1.9 million higher depreciation and accretion expense.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Revenues increased $24.6 million, or 16%, due primarily to a $17.0 million increase in product sales revenues combined with $3.7 million higher gathering and fee-based processing revenues and $3.9 million higher other revenues.

Product sales revenues increased $17.0 million, or 16%, due primarily to:

•	$21.2 million related to a 24% increase in average NGL sales prices due primarily to an increase in market prices for these commodities between the two periods; and

•	$5.4 million higher sales of excess shrink replacement gas. Wamsutter sold excess shrink replacement gas during the fourth quarter of 2005 as previously discussed. There was a corresponding increase in product costs discussed below.

These product sales increases were partially offset by:

•	$8.6 million related to a 9% decrease in NGL volumes that Wamsutter received under certain processing contracts. The total gas available for processing increased from 2004 to 2005; however, due to limited plant capacity, not all of this increased volume could be processed. The increase in total gas available for processing generally resulted in greater NGL volumes for Wamsutter’s customers and fewer NGL volumes received under Wamsutter’s keep-whole processing contracts; and

•	$1.5 million lower sales of NGLs on behalf of third party producers who sell their NGLs to Wamsutter under their contracts. Under these arrangements, Wamsutter purchases the NGLs from third party producers and sells them to an affiliate. This revenue decrease was offset by lower associated product costs of $1.5 million discussed below.

Gathering and fee-based processing revenues increased $2.8 million due to a 6% increase in the average fees received for these services and $0.9 million due to a 2% increase in the average volumes. The average fee increased as a result of fixed annual percentage or inflation-sensitive contractual escalation clauses and incremental fee revenues discussed previously.

Other revenues increased $3.9 million due primarily to $3.7 million for revenue from minimum throughput provisions under certain gathering contracts.

Product costs increased $15.7 million, or 19%, due primarily to:

•	$19.9 million related to 29% higher average natural gas prices; and

•	$5.4 million higher product cost related to the sale of excess shrink replacement gas as discussed above.

These product cost increases were partially offset by:

•	$7.9 million related to 10% lower volumetric shrink requirements under its keep-whole processing contracts due to limited plant processing capacity discussed above; and

•	$1.5 million decrease from third party producers who elected to have Wamsutter purchase their NGLs, which was offset by the corresponding decrease in product sales discussed above.

Operating and maintenance expense increased $5.1 million, or 68%, due primarily to $2.6 million higher non-shrink natural gas purchases including lower system gains and $2.1 million higher material and supply expenses including turbine overhauls, testing and inspections.

General and administrative expenses increased $1.0 million, or 14%, due primarily to higher charges allocated by Williams to Wamsutter for technical and administrative support functions.

Net income increased $1.5 million, or 4%, due primarily to a $7.6 million increase in gathering and fee-based processing and other revenues, partially offset by $5.1 million in higher operating and maintenance expenses and $1.0 million higher general and administrative expenses.

Outlook for 2007

•	Sustained drilling activity, expansion opportunities and production enhancement activities by producers should result in gathered and processed volumes that will exceed those in 2006;

•	Net liquids margin is expected to remain strong in relation to historical averages and may exceed those in 2006; and

•	Operating costs, excluding system gains and losses, are expected to be approximately consistent with those in 2006. System gains and losses are an unpredictable component of our operating costs.

Financial Condition and Liquidity

We believe Wamsutter has the financial resources and liquidity necessary to meet its future requirements for working capital, capital and investment expenditures and quarterly cash distributions. We anticipate Wamsutter’s sources of liquidity will include:

•	Cash generated from its operations;

•	Capital contributions from its members, including us, pursuant to the capital contribution requirements of its limited liability company agreement as described below; and

•	Credit facilities, as needed.

We anticipate Wamsutter’s more significant cash requirement to be:

•	Maintenance capital expenditures;

•	Expansion capital expenditures; and

•	Quarterly distributions of available cash pursuant to the distribution provisions of its limited liability company agreement.

Credit Facilities

Prior to the closing of this offering, Wamsutter will enter into a $20.0 million revolving credit facility with Williams as the lender. The facility is available to fund working capital borrowings and for other purposes. Borrowings under the facility will mature on December 1, 2008. Wamsutter will pay a commitment fee to Williams on the unused portion of the credit facility of 0.175% annually. Interest on any borrowings under the facility will be calculated based upon the one-month LIBOR rate determined at the date of the borrowing.

Capital Requirements

The natural gas gathering and processing business is capital-intensive, requiring investment to upgrade or enhance existing operations and comply with safety and environmental regulations. The capital requirements of this business consist primarily of:

•	Maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing productive capacity of assets and to extend their useful lives; and

•	Expansion capital expenditures such as those to acquire additional assets to grow the business, to expand and upgrade plant or pipeline capacity and to construct new plants, pipelines and storage facilities.

We expect Wamsutter will fund its maintenance capital expenditures through its cash flows from operations. Therefore, these expenditures will serve to decrease the amount of cash available for distribution to members, including us. Wamsutter’s total estimated maintenance capital expenditures for 2007 of approximately $28.1 million include approximately $26.1 million related to well connections necessary to connect new sources of throughput for the Wamsutter system which serve to offset the historical decline in throughput volumes. For the nine months ended September 30, 2007, actual maintenance capital expenditures were $15.6 million, which are substantially all related to well connections.

We estimate that total expansion capital expenditures for Wamsutter will be approximately $17.2 million for 2007. For the nine months ended September 30, 2007, actual expansion capital expenditures were $8.6 million. After the acquisition of our ownership interests in Wamsutter, Wamsutter will fund its expansion capital expenditures through capital contributions from its members as specified in its limited liability company agreement. This agreement specifies that expansion capital projects with expected total expenditures in excess of $2.5 million at the time of approval and well connections that increase gathered volumes be funded by contributions from its Class B membership, which we will not own. However, our acquisition of the Class A membership interest will require us to provide capital contributions related to expansion projects with expected total expenditures less than $2.5 million at the time of approval.

Member Distributions

The Wamsutter LLC Agreement provides for distributions of available cash to be made quarterly, with available cash defined to mean cash generated from Wamsutter’s business less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law or and debt instrument or other agreement to which it is a party.

Wamsutter will distribute its available cash as follows:

•	First, an amount equal to $17.5 million per quarter to the holder of the Class A membership interests;

•	Second, an amount equal to the amount the distribution on the Class A membership interests in prior quarters of the current distribution year was less than $17.5 million per quarter to the holder of the Class A membership interests; and

•	Third, 5% of remaining available cash shall be distributed to the holder of the Class A membership interests and 95% shall be distributed to the holders of the Class C Units, on a pro rata basis.

In addition, to the extent that at the end of the fourth quarter of a distribution year, the Class A member has received less than $70.0 million under the first and second bullets above, the Class C members will be required to repay any distributions they received in that distribution year such that the Class A member receives $70.0 million for that distribution year. If this repayment is insufficient to result in the Class A member receiving $70.0 million, the shortfall will not carry forward to the next distribution year. The initial distribution year for Wamsutter will commence on December 1, 2007 and end on November 30, 2008. Subsequent distribution years for Wamsutter will commence on December 1 and end on November 30.

Cash Flows

				Nine Months Ended
	Years Ended December 31,			September 30,
	2004	2005	2006	2006	2007
	(In thousands)

Net cash provided by operating activities	$54,478	$56,067	$75,641	$59,777	$66,837
Net cash used by investing activities	(15,826)	(34,356)	(36,040)	$(27,162)	$(26,293)
Net cash used by financing activities	(38,652)	(21,711)	(39,601)	$(32,615)	$(40,544)

The $7.1 million increase in net cash provided by operating activities in the first nine months of 2007 as compared to the first nine months of 2006 is due primarily to $3.9 million increase in cash provided by changes in working capital and $3.2 million increase in operating income as adjusted for non-cash items.

The $19.6 million increase in net cash provided by operating activities in 2006 as compared to 2005 is due primarily to a $23.0 million increase in operating income, as adjusted for non-cash expenses, partially offset by $3.4 million lower cash provided from changes in working capital.

The $1.6 million increase in net cash provided by operating activities in 2005 as compared to 2004 was due primarily to a $2.3 million increase in operating income, as adjusted for non-cash expenses, partially offset by $0.7 million lower cash provided from changes in working capital.

Net cash used by investing activities in 2004, 2005 and 2006 and the first nine months of 2006 and 2007 are primarily comprised of capital expenditures related to the connection of new wells, the number of which increased significantly in 2005 and 2006. Additionally, in 2005 and 2006 there were other significant gathering system expansion projects in addition to the well connections.

Net cash used by financing activities for all periods are distributions of Wamsutter’s net cash flows to Williams pursuant to its participation in Williams’ cash management program.

Contractual Obligations

A summary of our Wamsutter contractual obligations as of December 31, 2006, is as follows (in thousands):

	2007	2008-2009	2010-2011	2012+	Total

Notes payable/long-term debt	$—	$—	$—	$—	$—
Capital leases	—	—	—	—	—
Operating leases	1,300	2,548	1,219	450	5,517
Purchase obligations	1,751	—	—	—	1,751
Other long-term liabilities	—	—	—	—	—

Total	$3,051	$2,548	$1,219	$450	$7,268

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows information for the directors and executive officers of our general partner, Williams Partners GP LLC, as of September 30, 2007.

Name	Age	Position with Williams Partners GP LLC

Steven J. Malcolm	59	Chairman of the Board and Chief Executive Officer
Donald R. Chappel	56	Chief Financial Officer and Director
Alan S. Armstrong	45	Chief Operating Officer and Director
James J. Bender	51	General Counsel
H. Michael Krimbill	54	Director and Member of Audit and Conflicts Committees
Bill Zane Parker	60	Director and Member of Audit and Conflicts Committees
Alice M. Peterson	55	Director and Member of Audit and Conflicts Committees
Rodney J. Sailor	48	Director and Treasurer

The directors of our general partner are elected for one-year terms and hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors of our general partner. There are no family relationships among any of the directors or executive officers of our general partner.

Steven J. Malcolm has served as the chairman of the board of directors and chief executive officer of our general partner since February 2005. Mr. Malcolm has served as president of Williams since September 2001, chief executive of Williams since January 2002, and chairman of the board of directors of Williams since May 2002. From May 2001 to September 2001, he served as executive vice president of Williams. From December 1998 to May 2001, he served as president and chief executive officer of Williams Energy Services, LLC. From November 1994 to December 1998, Mr. Malcolm served as the senior vice president and general manager of Williams Field Services Company. Mr. Malcolm served as chief executive officer and chairman of the board of directors of the general partner of Williams Energy Partners L.P. (now known as Magellan Midstream Partners, L.P.) from its initial public offering in February 2001 to the sale of Williams’ interests therein in June 2003. Mr. Malcolm has served as a member of the board of directors of BOK Financial Corporation since 2002. Mr. Malcolm has been named as a defendant in numerous shareholder class action suits that have been filed against Williams by Williams securities holders. These class actions include issues related to the spin-off of WilTel Communications, a previously-owned subsidiary of Williams, Williams Power Company, and public offerings in January 2001, August 2001 and January 2002, known as the FELINE PACS offering. On June 13, 2006, the parties to one subclass reached an agreement to settle the portion of the case filed on behalf of purchasers of Williams securities. On July 6, 2007, the judge in the remaining subclass ruled in favor of the defendants on their motions for summary judgment on all claims. Plaintiffs filed an appeal on August 3, 2007. Additionally, four class action complaints were filed against Williams, certain committee members and certain members of the Williams board of directors, including Mr. Malcolm, under the Employee Retirement Income Security Act of 1974, or ERISA, by participants in Williams’ Investment Plus Plan. Final court approval of the ERISA litigation and dismissal with prejudice occurred in November 2005.

Donald R. Chappel has served as the chief financial officer and a director of our general partner since February 2005. Mr. Chappel has served as senior vice president and chief financial officer of Williams since April 2003. Prior to joining Williams, Mr. Chappel, from 2000 to April 2003, founded and served as chief executive officer of a real estate leasing and development business in Chicago, Illinois. Mr. Chappel has more than thirty years of business and financial management experience with major corporations and partnerships. From 1987 though February 2000, Mr. Chappel served in various financial, administrative and operational leadership positions for Waste Management, Inc., including twice serving as chief financial officer, during 1997 and 1998 and most recently during 1999 through February 2000.

Alan S. Armstrong has served as the chief operating officer and a director of our general partner since February 2005. Since February 2002, Mr. Armstrong has served as a senior vice president of Williams responsible for heading Williams’ midstream business unit. From 1999 to February 2002, Mr. Armstrong was vice president, gathering and processing in Williams’ midstream business unit and from 1998 to 1999 was vice president, commercial development, in Williams’ midstream business unit. From 1997 to 1998, Mr. Armstrong was vice president of retail energy in Williams’ energy services business unit. Prior to this, Mr. Armstrong served in various operations, engineering and commercial leadership roles within Williams.

James J. Bender has served as the general counsel of our general partner since February 2005. Mr. Bender has served as senior vice president and general counsel of Williams since December 2002. From June 2000 until joining Williams in December 2002, Mr. Bender was senior vice president and general counsel with NRG Energy, Inc. Mr. Bender was vice president, general counsel and secretary of NRG Energy from June 1997 to June 2000. NRG Energy filed a voluntary bankruptcy petition during 2003 and its plan of reorganization was approved in December 2003.

H. Michael Krimbill has served as a director of our general partner since August 2007. Mr. Krimbill was the President and Chief Financial Officer of Energy Transfer Partners, L.P. and served in these capacities from January 2004 until his resignation on January 10, 2007. Mr. Krimbill joined Heritage Propane Partners, L.P. (the predecessor of Energy Transfer Partners) as Vice President and Chief Financial Officer in 1990. He served as President of Heritage from 1999 to 2004 and as President and Chief Executive Officer of Heritage from 2000 to 2005. Mr. Krimbill also served as a director of Energy Transfer Equity, the General Partner of Energy Transfer Partners from 2000 to January 2007.

Bill Zane Parker has served as a director of our general partner since August 2005. Mr. Parker served as a director for Latigo Petroleum, Inc., a privately-held independent oil and gas production company, from January 2003 to May 2006, when it was acquired by Pogo Producing Company. From April 2000 to November 2002, Mr. Parker served as executive vice president of Phillips Petroleum Company’s worldwide upstream operations. Mr. Parker was executive vice president of Phillips Petroleum Company’s worldwide downstream operations from September 1999 to April 2000.

Alice M. Peterson has served as a director of our general partner since September 2005. Ms. Peterson is the president of Syrus Global, a provider of ethics, compliance and reputation management solutions. Ms. Peterson has served as a director of Hanesbrands Inc., an apparel company, since August 2006. Ms. Peterson has served as a director for RIM Finance, LLC, a wholly owned subsidiary of Research In Motion, Ltd., the maker of the BlackBerrytm handheld device, since 2000. Ms. Peterson served as a director of TBC Corporation, a marketer of private branded replacement tires, from July 2005 to November 2005, when it was acquired by Sumitomo Corporation of America. From 1998 to August 2004, she served as a director of Fleming Companies. From December 2000 to December 2001, Ms. Peterson served as president and general manager of RIM Finance, LLC. From April 2000 to September 2000, Ms. Peterson served as the chief executive officer of Guidance Resources.com, a start-up business focused on providing online behavioral health and concierge services to employer groups and other associations. From 1998 to 2000, Ms. Peterson served as vice president of Sears Online and from 1993 to 1998, as vice president and treasurer of Sears, Roebuck and Co. Following the bankruptcy of Fleming Companies in 2003, Ms. Peterson was named as a defendant, along with each other member of the company’s board of directors, in a securities class action. The case was settled and all claims against Ms. Peterson were released and dismissed after the court’s approval of the settlement which became a final judgment in December 2005. Ms. Peterson has also been named as a defendant, along with each other member of the board of directors of Fleming Companies, in connection with a claim by trade creditors of Dunigan Fuels (a subsidiary of the former Fleming Companies) for “conspiracy to breach fiduciary duties.” The case was settled and all claims against Ms. Peterson were dismissed by the court in August 2007.

Rodney J. Sailor has served as a director of our general partner since October 2007. Mr. Sailor was named Vice President and Treasurer of Williams in July 2005. He served as Assistant Treasurer of Williams from 2001 to 2005 and was responsible for capital structuring and capital markets transactions, management of Williams’ liquidity position and oversight of Williams’ balance sheet restructuring program. During his tenure with Williams, Mr. Sailor has held positions within International Finance, Corporate Finance, Strategic Planning and Development and Accounting. Prior to rejoining the Williams Corporate Treasury group in 1985, Mr. Sailor served as Vice President of Strategic International Development and Latin America for Williams Communications.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering of common units and the issuance to Williams of common units in connection with the acquisition of the Wamsutter Ownership Interests, affiliates of our general partner will own approximately 5,413,527 common units, and 7,000,000 subordinated units representing a 23.1% limited partner interest in us. In addition, our general partner will own a 2% general partner interest and incentive distribution rights in us.

Agreements Governing the Wamsutter Transaction

We, our general partner, our operating company and other affiliates of Williams have entered into or will enter into certain agreements that will effect our acquisition of the Wamsutter Ownership Interests, including the vesting of the Wamsutter Ownership Interests in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering of common units and the financing transactions related to our acquisition of the Wamsutter Ownership Interests. These agreements are not and will not be the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, are not and may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties.

All of the $1.9 million of transaction expenses incurred in connection with this transaction, including the expenses associated with vesting the Wamsutter Ownership Interests into our subsidiary and with our acquisition of Wamsutter, are or will be paid from the proceeds of this offering or related financing transactions.

General and Administrative Expenses Related to Wamsutter

Williams provides certain general and administrative services for Wamsutter’s benefit. These charges are either directly charged or allocated to Wamsutter’s assets. Wamsutter incurred approximately $8.9 million in general and administrative expenses expended by Williams on its behalf during 2006. Please read Note 4 to Wamsutter’s Financial Statements appearing elsewhere in this prospectus supplement.

Williams, as the Class B Member, will provide Wamsutter with a five-year partial credit for certain general and administrative expenses, payable in monthly increments. Each month during fiscal years 2008 through 2012, the Class B member is obligated to pay to Wamsutter a transition support payment in an amount equal to the amount by which Wamsutter’s general and administrative expenses exceed the amounts set forth below:

	Monthly Cap	Annualized Cap
		(In millions)
Fiscal year 2008	$416,666.66	$5.0
Fiscal year 2009	$441,666.66	$5.3
Fiscal year 2010	$458,333.33	$5.5
Fiscal year 2011	$475,000.00	$5.7
Fiscal year 2012	$475,000.00	$5.7

Reimbursement of Expenses by Wamsutter to Williams

Williams provides employees to support Wamsutter’s operations. Williams charges Wamsutter for direct payroll and employee benefit costs incurred on Wamsutter’s behalf. For the year ended December 31, 2006, Wamsutter reimbursed Williams $4.3 million for direct payroll and employee benefit costs.

Credit Facilities

Williams Credit Agreement

On November 21, 2007, we were removed as a borrower under the Williams revolving credit agreement. As a result, we no longer have access to $75.0 million of borrowing capacity under that facility.

Wamsutter Credit Facility

Prior to the closing of this offering, Wamsutter will enter into a $20.0 million revolving credit facility with Williams as the lender. The facility is available to fund working capital borrowings and for other purposes. Borrowings under the facility will mature on December 1, 2008. Wamsutter will pay a commitment fee to Williams on the unused portion of the credit facility of 0.175% annually. Interest on any borrowings under the facility will be calculated based upon the one-month LIBOR rate determined the date of the borrowing.

Four Corners Credit Facility

On June 20, 2006, Four Corners entered into a $20.0 million revolving credit facility with Williams as the lender. This facility was terminated in connection with the closing of our December 2006 offering of common units.

Wamsutter Purchase and Sale Agreement

On November 30, 2007, we entered into a Purchase and Sale Agreement with our general partner and certain subsidiaries of Williams, pursuant to which we will acquire 100% of the Class A limited liability company membership interests and 50% of the initial Class C Units (or 20 Class C Units) in Wamsutter for aggregate consideration of $750.0 million. The conflicts committee of the board of directors of our general partner recommended approval of the acquisition of the interest in Wamsutter. The committee retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction. In recommending approval of the transaction, the committee based its decision in part on an opinion from the committee’s independent financial advisor that the consideration paid by us to Williams was fair, from a financial point of view, to us and our public unitholders.

Wamsutter Limited Liability Company Agreement

In connection with the closing of our acquisition of the Wamsutter Ownership Interest, we will enter into an amended and restated limited liability company agreement with Williams Field Services Company, LLC and Williams Partners Operating LLC. Please read “— General and Administrative Expenses Related to Wamsutter” above.

Four Corners Limited Liability Company Agreement

In connection with the closing of our acquisition of the remaining 74.9% interest in Four Corners on December 13, 2006, we entered into an amended and restated limited liability company agreement with Williams Field Services Company, LLC and Williams Partners Operating LLC for Four Corners, to reflect that we became the sole member.

Natural Gas and NGL Marketing Contracts

Wamsutter sells the NGLs to which it takes title to Williams Midstream Marketing and Risk Management, LLC, an affiliate of Williams. These sales are made at market rates at the time of sale. Wamsutter sold approximately $113.5 million of NGLs to Williams Midstream Marketing and Risk Management during 2006.

Natural Gas Purchases

Wamsutter purchases natural gas for fuel and shrink replacement from Williams Power Company, a wholly owned indirect subsidiary of Williams. These purchases are made at market rates at the time of purchase.

Cash Management Program

Wamsutter participates in Williams’ cash management program. Therefore, Wamsutter carries no cash balances. Pursuant to this agreement, Wamsutter has made net advances to Williams which have been classified as a component of owner’s equity because, although the advances are due on demand, Williams has not historically required repayment or repaid amounts owed to Wamsutter.

CONFLICT OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Williams and Williams Pipeline Partners on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage us in a manner beneficial to us and our unitholders. Our partnership agreement contains provisions that specifically define our general partner’s duties to the unitholders. Our partnership agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

Whenever a conflict arises in the operation of the partnership between our general partner or its affiliates, on the one hand, and us or any limited partner, on the other, including a transaction with an affiliate, our general partner will resolve that conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. Our general partner is not obligated to submit the resolution to an independent third party for evaluation or approval.

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of a conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the conflicts committee and our general partner’s board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically mandated in our partnership agreement, our general partner or the conflicts committee of our general partner’s board of directors may consider any factors it determines in good faith when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units or the incentive distribution rights held by them; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make the minimum quarterly distribution on all outstanding units. Please read “How We Make Cash Distributions — Subordination Period” in the accompanying base prospectus.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company or its operating subsidiaries.

Neither our partnership agreement nor any other agreement requires Williams to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Williams’ directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Williams, which may be contrary to our interests.

Because all of the senior officers and certain of the directors of our general partner are also officers of Williams, such directors and officers have fiduciary duties to Williams that may cause them to pursue business strategies that disproportionately benefit Williams, that benefit Williams Pipeline Partners and not us, or which otherwise are not in our best interests.

The following diagram depicts the simplified organizational structure following this offering and the completion of Williams Pipeline Partners’ initial public offering, which may be a source of conflicts of interests:

(1)	The 23.1% limited partner interest is held by The Williams Companies, Inc. and its affiliates, including Williams Energy Services, LLC, Williams Partners Holdings LLC, Williams Discovery Pipeline LLC and Williams Energy L.L.C.

Our general partner is allowed to take into account the interests of parties other than us, such as Williams, in resolving conflicts of interest.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights, its reset rights with respect to our incentive distribution levels and its determination whether or not to consent to any merger or consolidation of the partnership.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to holders of our common and subordinated units for actions that might otherwise constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that reduce the fiduciary duties of our general partner and restrict the remedies available to us and our unitholders for actions that might otherwise constitute breaches of duty. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights, the exercise of its reset rights with respect to our incentive distribution levels, and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner or the conflicts committee of its board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “— Fiduciary and Other Duties.”

Certain of our officers are not required to devote their full time to our business.

All of the senior officers of our general partner are also senior officers of Williams. These officers will devote to our business affairs such portion of their productive time and efforts as is necessary or appropriate to oversee the management, operations, corporate development and future acquisition initiatives of our business. Our non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs. These officers are required to devote time to the affairs of Williams or its affiliates and are compensated by them for the services rendered to them.

We reimburse our general partner and its affiliates for expenses.

We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	approved by the conflicts committee of our general partner’s board of directors;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner determines, in good faith, the terms of any of these transactions.

Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business, including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” in the accompanying base prospectus for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right” in the accompanying base prospectus.

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner, are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner, including Williams and Williams Pipeline Partners, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Williams, Williams Pipeline Partners, and their affiliates may acquire, construct or dispose of pipeline, storage or other assets in the future without any obligation to offer us the opportunity to acquire or construct those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates, including all of the executive officers and certain of the directors of our general partner, each of whom is also an officer and/or director of Williams and Williams Pipeline Partners’ general partner, has any obligation to present business opportunities to us.

Fiduciary and Other Duties

Our general partner is accountable to us and our unitholders and has fiduciary, contractual, common law and statutory duties to us. Fiduciary duties owed to us by our general partner are prescribed by law and the partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, Williams, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

•	the fiduciary duties imposed on our general partner by, and the rights and remedies of unitholders under, the Delaware Act;

•	the material modifications of these duties contained in our partnership agreement; and

•	certain rights and remedies of unitholder contained in the Delaware Act.

State law fiduciary duty standards and unitholder rights and remedies	Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its duties to the limited partners.

Modifications in our partnership agreement	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, our partnership agreement provides that when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or our unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.

Our partnership agreement generally provides that affiliated transactions by the partnership and resolutions of conflicts of interest in the operation of the partnership not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner, such affiliate or such person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

Rights and Remedies of Unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units — Transfer of Common Units” in the accompanying base prospectus. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, we must indemnify our general partner, its affiliates (including Williams) and its and their officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the duties of our general partner please read “The Partnership Agreement — Indemnification” in the accompanying base prospectus.

TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Material Tax Considerations” beginning on page 51 in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

We estimate that if you purchase common units in this offering and hold those common units through the record date for distributions for the period ending December 31, 2010, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and certain tax reporting positions that we have adopted with which the Internal Revenue Service could disagree. Accordingly, we cannot assure you that the estimates prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units. Please read “Material Tax Considerations” in the accompanying base prospectus.

Ownership of common units by tax-exempt entities and foreign investors raises issues unique to such persons. Please read “Material Tax Considerations — Tax-Exempt Organizations and Other Investors” in the accompanying base prospectus.

UNDERWRITING

Lehman Brothers Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K, each of the underwriters named below has severally agreed to purchase from us the respective number of common units opposite their names below.

Number of
Underwriters	Common Units

Lehman Brothers Inc.	1,965,625
Citigroup Global Markets Inc.	1,965,625
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,965,625
Wachovia Capital Markets, LLC	601,250
Goldman, Sachs & Co.	485,625
Morgan Stanley & Co., Incorporated	485,625
UBS Securities LLC	485,625
J.P. Morgan Securities Inc.	370,000
Raymond James & Associates, Inc.	254,375
RBC Capital Markets Corporation	254,375
Stifel, Nicolaus & Company, Incorporated	254,375
Scotia Capital (USA) Inc.	161,875

Total	9,250,000

The underwriting agreement provides that the underwriters’ obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby (other than the common units covered by their option to purchase additional common units as described below) if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise

Per unit	$1.51	$1.51
Total	$13,967,500	$16,062,625

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.91 per common unit. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $2.8 million (excluding underwriting discounts and commissions). The underwriters have agreed to reimburse us for a portion of these expenses.

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 1,387,500 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 9,250,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our operating company, our general partner and certain of its affiliates, including the directors and executive officers of our general partner, have agreed not to, without the prior written consent of Lehman Brothers Inc., Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of any common units or any securities which may be converted into or exchanged for any common units, other than certain permitted transfers, issuances and grants of options, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units, (3) file or cause to be filed a registration statement, including any amendments (other than any registration statement on Form S-8), with respect to the registration of any common units or securities convertible or exchangeable into common units or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement.

Lehman Brothers Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their discretion, may release the common units and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and the other securities from lock-up agreements, Lehman Brothers Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will consider, among other factors, the unitholder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and the market conditions at the time.

Indemnification

We, our operating company and our general partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. Prior to purchasing the common units being offered pursuant to the prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 787,600 common units at an average price of $38.14925. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus supplement in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus supplement or registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

The common units are listed on the New York Stock Exchange under the symbol “WPZ.”

Relationships

Lehman Brothers Inc. and Citigroup Global Markets Inc. served as Williams’ financial advisors in connection with our December 2006 acquisition of the remaining 74.9% interest in Four Corners. Lehman Brothers Inc. and Citigroup Global Markets Inc. were the joint book-running managers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, Raymond James & Associates, Inc., RBC Capital Markets Corporation, UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated, and Wachovia Capital Markets, LLC were each underwriters, in our December 2006 public offering of common units. In addition, Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated were joint book-running managers in our December 2006 private placement of senior notes. Lehman Brothers Inc. served as placement agent in our December 2006 private placement of common units and Class B Units.

Lehman Brothers Inc. served as Williams’ financial advisor in connection with our June 2006 acquisition of a 25.1% interest in Four Corners. Lehman Brothers Inc. and Citigroup Global Markets Inc. were the joint book-running managers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc., RBC Capital Markets Corporation, and Wachovia Capital Markets, LLC were each underwriters, in our June 2006 public offering of common units. In addition, Lehman Brothers Inc. and Citigroup Global Markets Inc. were joint book-running managers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC were each initial purchasers, in our June 2006 private placement of senior notes. Lehman Brothers Inc. was the sole book-running manager, and Citigroup Global Markets Inc., RBC Capital Markets Corporation and Wachovia Capital Markets, LLC were each underwriters, in our initial public offering in August 2005. Lehman Brothers Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other underwriters performed and may in the future perform investment banking, advisory and other banking services for us from time to time for which they received or may receive customary fees and expenses. In addition, some of the underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking and other banking services in the ordinary course of business with Williams for which they received or will receive customary compensation.

Affiliates of certain of the underwriters are agents or lenders under our new $450.0 million credit agreement and under Williams’ $1.5 billion credit agreement, and each such affiliate has received customary fees for such services.

FINRA Conduct Rules

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the National Association of Securities Dealers’ Conduct Rules (which are part of the FINRA rules). Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL

The validity of the common units will be passed upon for us by Andrews Kurth LLP. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Williams Partners L.P., appearing in Williams Partners L.P.’s Current Report on Form 8-K filed on August 29, 2007, and Williams Partners L.P.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, appearing in Williams Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Williams Partners GP LLC, appearing in Williams Partners L.P.’s Current Report on Form 8-K filed on August 29, 2007, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated balance sheet is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Discovery Producer Services LLC as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in this prospectus supplement and the registration statement of which this prospectus supplement forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wamsutter Predecessor as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in this prospectus supplement and the registration statement of which this prospectus supplement forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the documents incorporated herein by reference, excluding historical information, include forward-looking statements — statements that discuss our expected future results based on current and pending business operations.

Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “planned,” “scheduled,” “could,” “continues,” “estimates,” “forecasts,” “might,” “potential,” “projects” or similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.

Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus or the documents incorporated herein by reference. These risks and uncertainties include, among other things:

•	We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	Because of the natural decline in production from existing wells and competitive factors, the success of our gathering and transportation businesses depends on our ability to connect new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

•	Our processing, fractionation and storage businesses could be affected by any decrease in NGL prices or a change in NGL prices relative to the price of natural gas.

•	We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and NGLs. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.

•	If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and NGLs or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.

•	Williams’ public indentures and our credit facility contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.

•	Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

•	Our results of storage and fractionation operations are dependent upon the demand for propane and other NGLs. A substantial decrease in this demand could adversely affect our business and operating results.

•	Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

•	Our operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose us to significant costs and liabilities.

•	The natural gas gathering operations in the San Juan Basin may be subjected to regulation by the states of New Mexico and Wyoming, respectively, which could negatively affect our revenues and cash flows.

•	Potential changes in accounting standards might cause us to revise our financial results and disclosures in the future.

•	Williams controls our general partner, which has sole responsibility for conducting our business and managing our operations. Williams Pipeline Partner’s general partner and its affiliates have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of our unitholders.

•	Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Even if unitholders are dissatisfied, they have little ability to remove our general partner without its consent.

•	We may issue additional common units without unitholder approval, which would dilute unitholder ownership interests.

•	Williams and its affiliates, including Williams Pipeline Partners, may compete directly with us and have no obligation to present business opportunities to us.

•	Affiliates of our general partner, including Williams and Williams Pipeline Partners, are not limited in their ability to compete with us. Williams is also not obligated to offer us the opportunity to acquire additional assets or businesses from it, which could limit our commercial activities or our ability to grow. In addition, certain of the executive officers and directors of our general partner are also officers and/or directors of Williams and Williams Pipeline Partners’ general partner, and these persons will also owe fiduciary duties to those entities.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states and localities. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state or local tax purposes, then our cash available for distribution to unitholders would be substantially reduced.

Additional information about risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statements is contained under the caption “Risk Factors” in this prospectus supplement and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007, which is incorporated herein by reference. The forward-

looking statements included in this prospectus supplement and the documents incorporated herein by reference are only made as of the date of such documents, and, except as required by securities laws, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale of the common units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K (File No. 1-32599) for the year ended December 31, 2006 filed on March 3, 2007;

•	Quarterly Reports on Form 10-Q (File No. 1-32599) for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed on May 3, 2007, August 2, 2007 and November 1, 2007, respectively;

•	Current Reports on Form 8-K (File No. 1-32599) filed on January 12, 2007, January 12, 2007, February 22, 2007, May 3, 2007, May 15, 2007, June 25, 2007, August 2, 2007, August 24, 2007, August 29, 2007, October 25, 2007, November 1, 2007, November 1, 2007 and December 3, 2007 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K); and

•	The description of our common units contained in our registration statement on Form 8-A (File No. 1-32599) filed on August 9, 2005, and any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement and the accompanying base prospectus. Nothing in this prospectus supplement or the accompanying base prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We make available free of charge on or through our website, http://www.williamslp.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.williamslp.com, or by writing or calling us at the following address:

Investor Relations
Williams Partners L.P.
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172-0172
Telephone: (918) 573-2078

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of each document.

Williams is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. You may read Williams’ filings on the SEC’s website and at the SEC’s Public Reference Room described above. Williams’ common stock trades on the NYSE under the symbol “WMB.” Reports that Williams files with the NYSE may be inspected and copied at the offices of the NYSE described above.

INDEX TO FINANCIAL STATEMENTS

Page

UNAUDITED WILLIAMS PARTNERS L.P. PRO FORMA FINANCIAL STATEMENTS:
Introduction	F-2
Unaudited Pro Forma Balance Sheet as of September 30, 2007	F-3
Unaudited Pro Forma Statements of Income for the year ended December 31, 2006 and the nine months ended September 30, 2006 and 2007	F-4
Notes to Unaudited Pro Forma Financial Statements	F-7
WAMSUTTER PREDECESSOR FINANCIAL STATEMENTS:
Report of Independent Auditors	F-10
Balance Sheets as of December 31, 2005 and 2006 and September 30, 2007 (Unaudited)	F-11
Statements of Income for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007 (Unaudited)	F-12
Statement of Owner’s Equity for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007 (Unaudited)	F-13
Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007 (Unaudited)	F-14
Notes to Financial Statements	F-15
DISCOVERY PRODUCER SERVICES LLC CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors	F-21
Consolidated Balance Sheets as of December 31, 2005 and 2006 and September 30, 2007 (Unaudited)	F-22
Consolidated Statements of Income for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007 (Unaudited)	F-23
Consolidated Statement of Members’ Capital for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007 (Unaudited)	F-24
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007 (Unaudited)	F-25
Notes to Consolidated Financial Statements	F-26

UNAUDITED WILLIAMS PARTNERS L.P. PRO FORMA FINANCIAL STATEMENTS

The pro forma financial statements present the impact on our financial position and results of operations of our acquisition of 100% of the Class A limited liability company interests and 20 Class C Units representing 50% of the initial Class C ownership interests in Wamsutter LLC, or Wamsutter, in exchange for aggregate consideration of $750.0 million. The aggregate consideration will be financed with the aggregate net proceeds from the following financing transactions:

•	this issuance of 9,250,000 common units to the public;

•	the borrowing of $250.0 million under our 5-year term loan facility; and

•	the issuance of 4,163,527 of our common units to The Williams Companies, Inc., or Williams.

The remaining consideration will be in the form of an increase of approximately $10.3 million in our general partner’s capital account to allow it to maintain its 2% general partner interest.

The pro forma financial statements as of September 30, 2007 and for the year ended December 31, 2006 and nine months ended September 30, 2006 and 2007 have been derived from our historical consolidated financial statements incorporated by reference herein and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such pro forma financial statements and with the historical consolidated financial statements and related notes incorporated by reference herein.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

The pro forma financial statements may not be indicative of the results that actually would have occurred if we had owned 100% of the Class A limited liability company interests and 20 Class C Units in Wamsutter on the dates indicated.

The pro forma statements of income also include adjustments to reflect the effects of the transactions in connection with our June and December 2006 acquisitions of a combined 100% interest in Williams Four Corners LLC, or Four Corners, and our June 2007 acquisition of an additional 20% interest in Discovery Producer Services LLC, or Discovery, as if these transactions had occurred on January 1, 2006.

WILLIAMS PARTNERS L.P.

UNAUDITED PRO FORMA BALANCE SHEET
September 30, 2007

	Historical	Adjustments		Pro Forma
	($ In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$16,089	$349,188	(a)	$16,089
		250,000	(b)
		(13,968	)(c)
		(1,927	)(d)
		(582,493	)(e)
		(800	)(f)
Accounts receivable	34,358	—		34,358
Gas purchase contract — affiliate	1,188	—		1,188
Product imbalance	7,283	—		7,283
Prepaid expense	5,187	—		5,187
Other current assets	2,499	160	(f)	2,659

Total current assets	66,604	160		66,764
Investment in Discovery Producer Services	209,791	—		209,791
Investment in Wamsutter	—	272,059	(e)	272,059
Property, plant and equipment, net	649,037	—		649,037
Other noncurrent assets	31,114	640	(f)	31,754

Total assets	$956,546	$272,859		$1,229,405

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$23,610	$—		$23,610
Product imbalance	10,774	—		10,774
Deferred revenue	7,205	—		7,205
Accrued interest	10,563	—		10,563
Accrued liabilities	11,708	—		11,708

Total current liabilities	63,860	—		63,860
Long-term debt	750,000	250,000	(b)	1,000,000
Environmental remediation liabilities	3,964	—		3,964
Other non-current liabilities	8,146	—		8,146
Partners’ capital:
Common unitholders	981,330	349,188	(a)	1,471,796
		(13,968	)(c)
		(1,927	)(d)
		157,173	(e)
Subordinated unitholders	108,927	—		108,927
General partner	(959,061)	(467,607	)(e)	(1,426,668)
Accumulated other comprehensive loss	(620)	—		(620)

Total partners’ capital	130,576	22,859		153,435

Total liabilities and partners’ capital	$956,546	$272,859		$1,229,405

See accompanying notes to unaudited pro forma financial statements.

WILLIAMS PARTNERS L.P.

UNAUDITED PRO FORMA STATEMENT OF INCOME

	Year Ended December 31, 2006
	Historical	Adjustments		Pro Forma
	($ In thousands — except per unit amounts)

Revenues	$563,410	$—		$563,410
Cost and expenses:
Product cost	175,508	—		175,508
Operating and maintenance expense	155,214	—		155,214
Depreciation, amortization and accretion	43,692	—		43,692
General and administrative expense	39,440	—		39,440
Taxes other than income	8,961	—		8,961
Other — net	(2,473)	—		(2,473)

Total costs and expenses	420,342	—		420,342

Operating income	143,068	—		143,068
Equity earnings	18,050	65,556	(g)	83,606
Interest expense — affiliate	(89)	—		(89)
Interest expense — third party	(9,744)	(63,504	)(h)	(73,248)
Interest income	1,600	—		1,600

Net income	$152,885	$2,052		$154,937

Allocation of net income for calculation of earnings per unit:
Net income	$152,885			$154,937
Allocation of net income to general partner	119,570			24,663

Allocation of net income to limited partners	$33,315			$130,274

Basic and diluted net income per limited partner unit:
Common units	$1.62			$2.47
Subordinated units	1.62			2.47
Weighted average number of limited partner units outstanding:
Common units	11,986,368			45,770,965
Subordinated units	7,000,000			7,000,000

See accompanying notes to unaudited pro forma financial statements.

WILLIAMS PARTNERS L.P.

UNAUDITED PRO FORMA STATEMENT OF INCOME

	Nine Months Ended September 30, 2006
	Historical	Adjustments		Pro Forma
	($ In thousands — except per unit amounts)

Revenues	$420,503	$—		$420,503
Cost and expenses:
Product cost	133,420	—		133,420
Operating and maintenance expense	115,923	—		115,923
Depreciation, amortization and accretion	32,510	—		32,510
General and administrative expense	27,531	—		27,531
Taxes other than income	6,392	—		6,392
Other — net	(3,225)	—		(3,225)

Total costs and expenses	312,551	—		312,551

Operating income	107,952	—		107,952
Equity earnings	15,275	51,264	(g)	66,539
Interest expense — affiliate	(45)	—		(45)
Interest expense — third party	(4,110)	(50,812	)(h)	(54,922)
Interest income	642	—		642

Net income	$119,714	$452		$120,166

Allocation of net income for calculation of earnings per unit:
Net income	$119,714			$120,166
Allocation of net income to general partner	98,439			20,385

Allocation of net income to limited partners	$21,275			$99,781

Basic and diluted net income per limited partner unit:
Common units	$1.19			$1.89
Subordinated units	1.19			1.89
Weighted average number of limited partner units outstanding:
Common units	9,870,084			45,770,507
Subordinated units	7,000,000			7,000,000

See accompanying notes to unaudited pro forma financial statements.

WILLIAMS PARTNERS L.P.

UNAUDITED PRO FORMA STATEMENT OF INCOME

	Nine Months Ended September 30, 2007
	Historical	Adjustments		Pro Forma
	($ In thousands — except per unit amounts)

Revenues	$422,660	$—		$422,660
Cost and expenses:
Product cost	135,721	—		135,721
Operating and maintenance expense	117,290	—		117,290
Depreciation, amortization and accretion	34,757	—		34,757
General and administrative expense	32,644	—		32,644
Taxes other than income	7,214	—		7,214
Other — net	792	—		792

Total costs and expenses	328,418	—		328,418

Operating income	94,242	—		94,242
Equity earnings	15,708	54,835	(g)	70,543
Interest expense — affiliate	(46)	—		(46)
Interest expense — third party	(43,038)	(11,839	)(h)	(54,877)
Interest income	2,556	—		2,556

Net income	$69,422	$42,996		$112,418

Allocation of net income for calculation of earnings per unit:
Net income	$69,422			$112,418
Allocation of net income to general partner	8,292			16,286

Allocation of net income to limited partners	$61,130			$96,132

Basic and diluted net income per limited partner unit:
Common units	$1.41			$1.72
Subordinated units	1.41			1.72
Weighted average number of limited partner units outstanding:
Common units	32,359,053			45,772,580
Subordinated units	7,000,000			7,000,000

See accompanying notes to unaudited pro forma financial statements.

NOTES TO UNAUDITED WILLIAMS PARTNERS L.P.
PRO FORMA FINANCIAL STATEMENTS

Note 1.	Basis of Presentation — Wamsutter Acquisition

Unless the context clearly indicates otherwise, references in this report to “we”, “our”, “us” or like terms refer to Williams Partners L.P. and its subsidiaries. The historical financial information is derived from our historical consolidated financial statements. The pro forma adjustments have been prepared as if we acquired the interests in Wamsutter LLC, or Wamsutter, on September 30, 2007 for the balance sheet and on January 1, 2006 in the case of the pro forma statements of income.

The pro forma financial statements reflect the following transactions:

•	our proposed acquisition of 100% of the Class A limited liability company membership interest and 20 Class C Units in Wamsutter from The Williams Companies, Inc., or Williams, for $750.0 million, including the increase in our general partner’s capital account of approximately $10.3 million to allow it to maintain its 2% general partner interest;

•	this offering of 9,250,000 common units, including our use of the anticipated net proceeds;

•	the borrowing of $250.0 million under our 5-year term loan facility and the payment of associated transaction costs;

•	the issuance of common units valued at $157.2 million to Williams (at a price per unit of $37.75, we will issue 4,163,527 common units to Williams); and

•	our payment of estimated commissions, fees and other offering expenses and other expenses associated with the proposed acquisition.

The pro forma statements of income also include adjustments to reflect the effects of the transactions in connection with our June and December 2006 acquisitions of a combined 100% interest in Williams Four Corners LLC, or Four Corners, and our June 2007 acquisition of an additional 20% interest in Discovery Producer Services LLC, or Discovery, as if these transactions had occurred on January 1, 2006.

Because the voting provisions of Wamsutter’s limited liability company agreement provide Williams significant participatory rights, upon our acquisition of the ownership interests in Wamsutter, we will not control Wamsutter; hence, we will account for our interest in Wamsutter as an equity method investment, and will not consolidate its financial results.

Note 2.	Pro Forma Adjustments and Assumptions

a) Reflects $349.2 million of gross proceeds from the issuance and sale of 9,250,000 common units at an offering price of $37.75 per unit.

b) Reflects $250.0 million of proceeds to us from borrowings under our 5-year term loan facility.

c) Reflects the payment of estimated underwriters’ commissions of $14.0 million, which will be allocated to the common units.

d) Reflects the payment of $1.9 million for the estimated costs associated with the offering of the common units net of $0.9 million in reimbursements received from the underwriters.

e) Reflects the acquisition, from Williams, of the ownership interests in Wamsutter and related distribution to Williams of the aggregate consideration less the issuance of $157.2 million of our common units to Williams and the retention of $10.3 million in cash representing a contribution by our general partner sufficient to maintain its two percent ownership interest in the partnership. This acquisition will be recorded at Williams’ historical cost as it is considered a transaction between entities under common control. The

NOTES TO UNAUDITED WILLIAMS PARTNERS L.P.
PRO FORMA FINANCIAL STATEMENTS — (Continued)

recognition of the investment at Williams’ historical cost rather than the aggregate consideration causes a charge to the capital account of our general partner.

(millions)
Aggregate consideration	$750.0
Common units issued to Williams	(157.2)
General partner contribution(1)	(10.3)

Distribution to Williams	$582.5

Aggregate Consideration	$750.0
Historical cost of Wamsutter investment(1)	(272.1)

Charge to general partner equity(1)	$477.9

(1)	The net charge to the capital account of our general partner includes both the $10.3 million general partner contribution and the $477.9 million excess of the aggregate consideration over the historical cost of the Wamsutter investment. The $272.1 million historical cost of the Wamsutter investment represents 100% of Wamsutter’s equity less $1.0 million, which represents the initial value of the 20 Class C units retained by Williams.

f) Reflects the payment of $0.8 million for the estimated costs associated with our $250.0 million borrowing. These costs will be amortized to interest expense over the 5-year term of the notes.

g) Reflects the increase in equity earnings associated with the acquisition of the ownership interests in Wamsutter, including the benefit of the allocation of general and administrative expenses above the cap to the Class B member.

The allocation of Wamsutter’s net income is based upon the allocation and distribution provisions of its LLC Agreement. In general, the agreement allocates income to the Class A, B and C ownership interests in a manner that will maintain capital account balances reflective of the amounts each ownership interest would receive if Wamsutter were dissolved and liquidated at its carrying value. As a result, the Class A ownership interest will receive 100% of Wamsutter’s net income up to $70.0 million, plus the benefit received for any general and administrative expense above the cap which is specifically allocated to the Class B member, and 5% of any additional net income. Please read “Acquisition of Wamsutter Ownership Interests — Wamsutter LLC Agreement” for a discussion of the cash distribution provisions of the Wamsutter LLC Agreement.

Additionally, the Wamsutter LLC Agreement provides that each quarter during 2008 through 2012, Wamsutter will receive a transition support payment, related to a cap on general and administrative expenses, from the Class B ownership interest, which will be distributed directly to the Class A ownership interest, of which we will own 100%. Please read “Acquisition of Wamsutter Ownership Interests — Wamsutter LLC Agreement” for more information about the transition support payments. Wamsutter will record total general and administrative costs, including those costs that exceed the cap and are, therefore, subject to reimbursement by the Class B member. The reimbursement will be treated as a capital contribution by the Class B member. Accordingly, Wamsutter’s net income will not reflect the benefit of the reimbursement received by the Class B member. However, the cost subject to this reimbursement will be allocated entirely to the Class B member. As a result, the net income allocated to the Class A member will reflect the benefit of the reimbursement. The pro forma financial statements reflect this special allocation of general and administrative expense to the Class B member.

h) Includes the following increases to third-party interests expense:

•	a $15.6 million increase annually for interest on the $250.0 million borrowing on our 5-year term loan facility at an assumed interest rate of 6.25% and $0.2 million for amortization of related debt costs, both related to the Wamsutter acquisition; and

NOTES TO UNAUDITED WILLIAMS PARTNERS L.P.
PRO FORMA FINANCIAL STATEMENTS — (Continued)

•	a $47.7 million and $39.0 million increase to the year ended December 31, 2006 and the nine months ended September 30, 2006, respectively, to adjust for interest on the $150.0 million and $600.0 million of senior notes issued concurrently with our June and December 2006 acquisitions of a 25.1% and the remaining 74.9% interests in Four Corners, respectively. The applicable interests rates on the $150.0 million and $600.0 million borrowings are 7.5% and 7.25%, respectively. This adjustment also includes amortization of debt issuance costs.

Note 3.  Pro Forma Earnings Per Unit

Pro forma earnings per unit is determined by dividing the pro forma earnings that would have been allocated, in accordance with the net income and loss allocation provisions of our limited partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner’s interest in the pro forma earnings, by the weighted average number of common and subordinated units, assuming each of the following were outstanding since January 1, 2006:

•	7,590,000 common units issued in connection with our June 2006 acquisition of a 25.1% interest in Four Corners;

•	17,760,522 common units issued in connection with our December 2006 acquisition of the remaining 74.9% interest in Four Corners, including 6,805,492 Class B units that converted into common units on a one-for-one basis on May 21, 2007;

•	9,250,000 common units to be issued in connection with this offering; and

•	4,163,527 common units to be issued to Williams.

For the year ended December 31, 2006, we allocated $24.7 million pro forma income to the general partner based upon the following assumptions:

•	$4.0 million specific allocation of costs associated with capital contributions to us from our general partner; and

•	$25.5 million of incentive distributions to our general partner.

For the nine months ended September 30, 2006, we allocated $20.4 million of pro forma income to the general partner based upon the following assumptions:

•	$3.2 million specific allocation of costs associated with capital contributions to us from our general partner; and

•	$21.1 million of incentive distributions to our general partner.

For the nine months ended September 30, 2007, we allocated $16.3 million of pro forma income to the general partner based upon the following assumptions:

•	$1.8 million specific allocation of costs associated with capital contributions to us from our general partner; and

•	$15.9 million of incentive distributions to our general partner.

This period also includes a $5.3 million non-cash allocation of income to the limited partners associated with the May 21, 2007 conversion of our outstanding Class B units into common units on a one-for-one basis. This allocation of income is discussed in our third quarter 2007 Form 10-Q.

Basic and diluted pro forma earnings per unit are equivalent as there are no dilutive units.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
The Williams Companies, Inc.

We have audited the accompanying balance sheets of Wamsutter Predecessor as of December 31, 2006 and 2005, and the related statements of income, owner’s equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of The Williams Companies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Wamsutter Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Wamsutter Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wamsutter Predecessor at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As described in Note 5, effective December 31, 2005, Wamsutter Predecessor adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

/s/  Ernst & Young LLP

Tulsa, Oklahoma
November 29, 2007

WAMSUTTER PREDECESSOR

BALANCE SHEETS

	December 31,		September 30,
	2005	2006	2007
			(Unaudited)
	(In thousands)

ASSETS
Current assets:
Accounts receivable — trade	$5,594	$6,713	$6,476
Product imbalance	886	1,449	896
Reimbursable capital projects	17	1,679	1,449

Total current assets	6,497	9,841	8,821
Property, plant and equipment, net	245,494	265,519	276,433
Other noncurrent assets	323	257	208

Total assets	$252,314	$275,617	$285,462

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable — trade	$6,408	$5,842	$6,082
Product imbalance	2,486	3,041	2,576
Accrued liabilities	1,057	1,530	1,083

Total current liabilities	9,951	10,413	9,741
Deferred revenue	747	1,429	2,147
Other noncurrent liabilities	460	530	515
Owner’s equity	241,156	263,245	273,059

Total liabilities and owner’s equity	$252,314	$275,617	$285,462

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

STATEMENTS OF INCOME

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands)

Revenues:
Product sales — affiliate	$104,955	$121,909	$113,484	$89,492	$63,765
Gathering and processing services	46,697	50,420	57,859	42,123	50,110
Other revenues	879	4,761	5,203	3,684	4,983

Total revenues	152,531	177,090	176,546	135,299	118,858
Costs and expenses:
Product cost:
Affiliate	71,609	83,562	55,206	43,646	24,290
Third-party	13,050	16,831	15,882	12,981	8,501
Operating and maintenance expense:
Affiliate	(1,618)	1,100	3,969	1,025	(1,229)
Third-party	9,070	11,405	13,078	9,659	13,836
Depreciation, amortization and accretion	13,566	14,321	16,189	11,909	13,284
General and administrative expense — affiliate	7,102	8,131	8,866	6,453	8,453
Taxes other than income	831	1,175	1,411	1,057	1,242
Other — net	(95)	10	255	8	123

Total costs and expenses	113,515	136,535	114,856	86,738	68,500

Income before cumulative effect of change in accounting principle	39,016	40,555	61,690	48,561	50,358
Cumulative effect of change in accounting principle	—	(48)	—	—	—

Net income	$39,016	$40,507	$61,690	$48,561	$50,358

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

STATEMENT OF OWNER’S EQUITY

(In thousands)

Balance, December 31, 2003	$221,996
Net income — 2004	39,016
Distributions to The Williams Companies, Inc. — net	(38,652)

Balance, December 31, 2004	222,360
Net income — 2005	40,507
Distributions to The Williams Companies, Inc. — net	(21,711)

Balance, December 31, 2005	241,156
Net income — 2006	61,690
Distributions to The Williams Companies, Inc. — net	(39,601)

Balance, December 31, 2006	263,245
Net income — nine months ended September 30, 2007 (unaudited)	50,358
Distributions to The Williams Companies, Inc. — net (unaudited)	(40,544)

Balance, September 30, 2007 (unaudited)	$273,059

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

STATEMENTS OF CASH FLOWS

				Nine Months Ended
	Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(In thousands)

OPERATING ACTIVITIES:
Net income	$39,016	$40,507	$61,690	$48,561	$50,358
Adjustments to reconcile to cash provided by operations:
Cumulative effect of change in accounting principle	—	48	—	—	—
Depreciation, amortization and accretion	13,566	14,321	16,189	11,909	13,284
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(350)	(995)	(1,118)	376	237
Reimbursable capital projects	(790)	797	(1,662)	(126)	230
Accounts payable	968	1,373	(659)	(622)	2,336
Product imbalance	1,986	(546)	(8)	(1,274)	88
Accrued liabilities	(630)	527	473	625	(447)
Deferred revenue	712	35	682	337	718
Other, including changes in other noncurrent assets and liabilities	—	—	54	(9)	33

Net cash provided by operating activities	54,478	56,067	75,641	59,777	66,837

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(16,973)	(35,161)	(36,133)	(27,419)	(24,197)
Change in accounts payable — capital expenditures	1,147	805	93	257	(2,096)

Net cash used by investing activities	(15,826)	(34,356)	(36,040)	(27,162)	(26,293)

FINANCING ACTIVITIES:
Distributions to The Williams Companies, Inc. — net	(38,652)	(21,711)	(39,601)	(32,615)	(40,544)

Net cash used by financing activities	(38,652)	(21,711)	(39,601)	(32,615)	(40,544)

Increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

See accompanying notes to financial statements.

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS
(Information as of September 30, 2007 and
for the nine months ended September 30, 2006 and 2007 is unaudited)

Note 1.	Basis of Presentation

The accompanying financial statements and related notes present the financial position, results of operations, cash flows and owner’s equity of a natural gas gathering and processing system in Wyoming held by Williams Field Services Company, LLC, or WFSC. This system is collectively referred to as the “Wamsutter” system. WFSC is a wholly owned subsidiary of The Williams Companies, Inc., or Williams. These financial statements were prepared in connection with the proposed acquisition of certain ownership interests in Wamsutter LLC by Williams Partners L.P., or the Partnership. In June 2007, WFSC formed a new entity, Wamsutter LLC, and the Wamsutter assets are expected to be conveyed by WFSC into Wamsutter LLC prior to the proposed acquisition. Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or like terms refer to Wamsutter.

Note 2.	Description of Business

We operate a natural gas gathering and processing system in Wyoming. This gathering and processing system includes natural gas gathering pipelines and a processing plant. The system includes approximately 1,700 miles of natural gas gathering pipelines with typical operating capacity of approximately 500 million cubic feet per day, or MMcfd, at current operating pressures. The system has total compression of approximately 70,000 horsepower. The assets include the Echo Springs natural gas processing plant, which has an inlet capacity of 390 million cubic feet per day and can produce approximately 30,000 barrels per day, or bpd, of natural gas liquids, or NGLs.

Note 3.	Summary of Significant Accounting Policies

Basis of Presentation.  The financial statements have been prepared based upon accounting principles generally accepted in the United States. Intercompany accounts and transactions have been eliminated. The accompanying unaudited interim financial statements include all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position at September 30, 2007, and the results of operations and cash flows for the nine months ended September 30, 2006 and 2007.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include asset retirement obligations. These estimates are discussed further throughout the accompanying notes.

Accounts Receivable.  Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful. There was no allowance for doubtful accounts as of December 31, 2005 or 2006.

Product Imbalances.  In the course of providing gathering and processing services to our customers, we realize over and under deliveries of our customers’ products, and over and under purchases of shrink

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

replacement gas when our purchases vary from operational requirements. In addition, we realize gains and losses which we believe are related to inaccuracies inherent in the gas measurement process. These items are reflected as product imbalance receivables and payables on the Balance Sheets. Product imbalance receivables are valued based on the lower of the current market prices or current cost of natural gas in the system. Product imbalance payables are valued at current market prices. The majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately settled in cash and are generally negotiated at values which approximate average market prices over a period of time. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Statements of Income.

Property, Plant and Equipment.  Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on a straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that extend the useful lives of the assets or increase their functionality are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in net income.

We record an asset and a liability equal to the present value of each expected future asset retirement obligation, or ARO. The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in operating income.

Revenue Recognition.  Revenue for sales of products are recognized when the product has been delivered, and revenues from the gathering and processing of gas are recognized in the period the service is provided, based on contractual terms and the related natural gas and liquid volumes. One agreement provides incremental fee-based revenues upon the completion of projects that lower system pressures. This revenue is recognized on a units-of-production basis as gas is produced under this agreement. Additionally, revenue from customers for the installation and operation of electronic flow measurement equipment is recognized evenly over the life of the underlying agreements.

Income Taxes.  Our operations are currently included in the Williams consolidated federal income tax return. However, prospectively for federal tax purposes, we will be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income taxes from these financial statements.

Earnings Per Share.  During the periods presented, we were wholly owned by Williams. Accordingly, we have not calculated earnings per share.

Recent Accounting Standards.  In January 2006, Williams adopted the fair value recognition provisions of Financial Accounting Standards Board, or FASB Statement No. 123(R), “Share-Based Payment”, using the modified-prospective method. Accordingly, payroll costs charged to us by Williams reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. The cost is charged to us through specific allocations of certain employees if they directly support our operations, and through an allocation methodology among all Williams affiliates if they provide indirect support. These allocated costs are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. Our and Williams’ adoption of this Statement did not have a material impact on our financial statements.

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

In January 2006 we adopted Statement of Financial Accounting Standards, or SFAS, No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The Statement amends Accounting Principles Board, or APB, Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The impact of this Statement on our financial statements was not material.

In January 2006, we adopted SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” The Statement changes the reporting of a change in accounting principle to require retrospective application to prior periods financial statements, except for explicit transition provisions provided for in any existing accounting pronouncements, including those in the transition phase when SFAS No. 154 became effective. Our adoption of this Statement did not have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement establishes a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is generally applied prospectively. We are assessing the impact of this Statement on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” SFAS No. 159 establishes a fair value option permitting entities to elect the option to measure eligible financial instruments and certain other items at fair value on specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The fair value option may be applied on an instrument-by-instrument basis, with a few exceptions, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007 and should not be applied retrospectively to fiscal years beginning prior to the effective date, except as permitted for early adoption. We will not adopt SFAS No. 159 prior to January 1, 2008. On the adoption date, an entity may elect the fair value option for eligible items existing at that date and the adjustment for the initial remeasurement of those items to fair value should be reported as a cumulative effect adjustment to the opening balance of retained earnings. We continue to assess whether to apply the provisions of SFAS No. 159 to eligible financial instruments in place on the adoption date and the related impact on our financial statements.

Note 4.	Related Party Transactions

The employees supporting our operations are employees of Williams. Their payroll costs are directly charged to us by Williams. Williams carries the accruals for most employee-related liabilities in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off accruals. Our share of these costs is charged to us through a benefit load factor with the payroll costs and are reflected in Operating and Maintenance Expense — Affiliate in the accompanying Statements of Income.

We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

(2) Midstream-level administrative costs that are allocated to us. These expenses are allocated based on a three-factor formula, which considers revenues, property, plant and equipment and payroll. These costs are reflected in General and Administrative Expenses — Affiliate in the accompanying Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams and its Midstream segment.

We purchase natural gas for fuel and shrink replacement from Williams Power Company, a wholly owned indirect subsidiary of Williams. These purchases are made at market rates at the time of purchase. These costs are reflected in Operating and Maintenance Expense — Affiliate and Product Cost — Affiliate in the accompanying Statements of Income.

We sell the NGLs to which we take title to Williams Midstream Marketing and Risk Management, LLC, or WMMRM, a wholly owned indirect subsidiary of Williams. Revenues associated with these activities are reflected as Product Sales — Affiliate revenues on the Statements of Income. These sales are made at market rates at the time of sale.

A summary of affiliate operating and maintenance expenses directly charged to us for the periods stated is as follows:

	2004	2005	2006

Operating and maintenance expenses:
Other natural gas purchases, system gains	$(5,038)	$(2,649)	$(323)
Salaries and benefits and other	3,420	3,749	4,292

	$(1,618)	$1,100	$3,969

We participate in Williams’ cash management program; hence, we maintain no cash balances. As of December 31, 2005 and December 31, 2006, our net advances to Williams under an unsecured promissory note agreement which allows for both advances to and from Williams have been classified as a component of owner’s equity because, although the advances are due on demand, Williams has not historically required repayment or repaid amounts owed to us. Changes in the advances to Williams are presented as distributions to Williams in the Statement of Owner’s Equity and Statements of Cash Flows.

Note 5.	Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

			Estimated
	December 31,		Depreciable
	2005	2006	Lives
	(Thousands)

Land, rights of way and other	$14,480	$15,304	30 years
Gathering pipelines and related equipment	252,272	287,028	30 years
Processing plants and related equipment	43,018	43,650	30 years
Buildings and related equipment	11,130	11,271	3-30 years
Construction work in progress	14,306	14,161

Total property, plant and equipment	335,206	371,414
Accumulated depreciation	89,712	105,895

Net property, plant and equipment	$245,494	$265,519

Effective December 31, 2005, we adopted FASB Interpretation, or FIN, No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling approximately $57,000 equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $9,000 increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $48,000 reduction to earnings is reflected as a cumulative effect of change in accounting principle for the year ended 2005. If the Interpretation had been in effect at the beginning of 2004, the impact to our income from continuing operations and net income would have been immaterial.

The ARO at December 31, 2005 and 2006 is approximately $0.1 million and $0.2 million, respectively. The increase in the obligation in 2006 is due primarily to obtaining additional information that revised the inflation rate used to estimate our asset retirement obligation. The obligations relate to gas processing and compression facilities located on leased land and wellhead connections on federal land. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connection.

The rollforward of our asset retirement obligations for 2005 and 2006 is presented below.

	2005	2006
	(Thousands)

Balance, January 1	$80	$137
Accretion expense	—	5
Estimate revisions	—	67
FIN No. 47 revisions	57	—

Balance, December 31	$137	$209

Note 6.	Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2005	2006
	(Thousands)

Taxes other than income	$601	$820
Construction retainage	456	689
Other	—	21

	$1,057	$1,530

Note 7.	Leasing Activities

We lease the land on which a significant portion of our pipeline assets are located. The primary landowner is the Bureau of Land Management, or BLM. The BLM leases are for thirty years with renewal options. In 2005, we also began leasing two compression units under a five-year agreement with Caterpillar Financial Services Corporation. Under the terms of this lease agreement, we have guaranteed the residual value of the compression units in the event of a casualty loss. The guarantee has a maximum potential exposure of $5.7 million. The recorded carrying value of this guarantee was $0.3 million at December 31, 2005 and 2006. We also lease vehicles under non-cancelable leases, which are for lease terms of about

WAMSUTTER PREDECESSOR

NOTES TO FINANCIAL STATEMENTS — (Continued)

45 months. These leases are accounted for as operating leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2006 are payable as follows:

(Thousands)

2007	$1,300
2008	1,292
2009	1,256
2010	1,167
2011	52
Thereafter	450

$5,517

Total rent expense for the years ended 2004, 2005 and 2006 was $0.7 million, $0.7 million and $1.7 million, respectively.

Note 8.	Major Customers and Concentrations of Credit Risk

At December 31, 2005 and 2006, substantially all of our accounts receivable result from product sales and gathering and processing services provided to our five largest customers. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollected receivables.

Our largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which we take title. WMMRM accounted for 69%, 72% and 66% of revenues in 2004, 2005 and 2006, respectively. The percentages for the remaining two largest customers are as follows:

	2004	2005	2006

Customer A	13%	14%	16%
Customer B	8	8	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Committee of
Discovery Producer Services LLC

We have audited the accompanying consolidated balance sheets of Discovery Producer Services LLC as of December 31, 2006 and 2005, and the related consolidated statements of income, members’ capital, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discovery Producer Services LLC at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
March 5, 2007

DISCOVERY PRODUCER SERVICES LLC

CONSOLIDATED BALANCE SHEETS

	December 31,		September 30,
	2005	2006	2007
	(In thousands)
			(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$21,378	$37,583	$28,444
Accounts receivable:
Affiliate	31,448	11,986	14,975
Other	13,975	6,838	7,013
Insurance receivable	476	12,623	6,036
Inventory	924	576	479
Other current assets	2,324	4,235	4,101

Total current assets	70,525	73,841	61,048
Restricted cash	44,559	28,773	6,117
Property, plant and equipment, net	344,743	355,304	378,552

Total assets	$459,827	$457,918	$445,717

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable:
Affiliate	$12,970	$7,017	$10,931
Other	23,160	23,618	11,709
Accrued liabilities	6,205	5,119	5,173
Other current liabilities	2,735	4,805	5,353

Total current liabilities	45,070	40,559	33,166
Noncurrent accrued liabilities	1,121	3,728	13,993
Commitments and contingent liabilities (Note 7)
Members’ capital	413,636	413,631	398,558

Total liabilities and members’ capital	$459,827	$457,918	$445,717

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(In thousands)
				(Unaudited)

Revenues:
Product sales:
Affiliate	$57,838	$70,848	$148,385	$102,395	$141,667
Third-party	1,611	4,271	—	—	5,251
Gas and condensate transportation services:
Affiliate	3,966	2,104	3,835	3,703	803
Third-party	12,052	13,302	14,668	11,004	11,354
Gathering and processing services:
Affiliate	6,962	3,912	8,605	7,894	2,527
Third-party	14,168	25,806	19,473	15,387	13,737
Other revenues	3,279	2,502	2,347	2,071	756

Total revenues	99,876	122,745	197,313	142,454	176,095

Costs and expenses:
Product cost and shrink replacement:
Affiliate	423	19,103	66,890	49,593	66,442
Third-party	44,932	45,364	52,662	34,716	41,503
Operating and maintenance expenses:
Affiliate	3,098	3,739	5,276	3,198	4,001
Third-party	14,756	6,426	17,773	10,721	17,264
Depreciation and accretion	22,795	24,794	25,562	19,133	19,234
General and administrative expenses — affiliate	1,424	2,053	2,150	1,606	1,702
Taxes other than income	1,382	1,151	1,114	800	997
Other — net	(54)	(33)	283	292	(12)
Loss on the sale of property, plant and equipment	—	—	—	—	603

Total costs and expenses	88,756	102,597	171,710	120,059	151,734

Operating income	11,120	20,148	25,603	22,395	24,361
Interest income	(550)	(1,685)	(2,404)	(1,835)	(1,472)
Foreign exchange loss (gain)	—	1,005	(2,076)	(1,228)	(346)

Income before cumulative effect of change in accounting principle	11,670	20,828	30,083	25,458	26,179
Cumulative effect of change in accounting principle	—	(176)	—	—	—

Net income	$11,670	$20,652	$30,083	$25,458	$26,179

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC

CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

		Williams		Eni
	Williams	Partners	DCP	BB
	Energy,	Operating	Midstream,	Pipeline,
	L.L.C.	LLC	LLC	LLC	Total
	(In thousands)

Balance, December 31, 2003	$189,987	$—	$126,650	$63,338	$379,975
Net income — 2004	5,835	—	3,890	1,945	11,670

Balance, December 31, 2004	195,822	—	130,540	65,283	391,645
Contributions	16,269	24,400	7,634	—	48,303
Distributions	(30,030)	(1,280)	(15,654)	—	(46,964)
Net income — 2005	8,063	4,651	6,909	1,029	20,652
Sale of Eni’s 16.67% interest to Williams Energy, L.L.C.	66,312	—	—	(66,312)	—
Sale of Williams Energy, L.L.C.’s 40% interest to Williams Partners Operating LLC	(142,761)	142,761	—	—	—
Sale of Williams Energy, L.L.C.’s 6.67% interest to DCP Midstream, LLC	(25,869)	—	25,869	—	—

Balance, December 31, 2005	87,806	170,532	155,298	—	413,636
Contributions	800	1,600	11,109	—	13,509
Distributions	(10,797)	(16,400)	(16,400)	—	(43,597)
Net income	6,017	12,033	12,033	—	30,083

Balance, December 31, 2006	83,826	167,765	162,040	—	413,631
Contributions (unaudited)	—	—	3,920		3,920
Distributions (unaudited)	(7,235)	(19,868)	(18,069)	—	(45,172)
Sale of Williams Energy, L.L.C.’s 20% interest to Williams Partners Operating LLC. (unaudited)	(79,194)	79,194	—	—	—
Net income — nine months ended September 30, 2007 (unaudited)	2,603	13,105	10,471	—	26,179

Balance, September 30, 2007 (unaudited)	$—	$240,196	$158,362	$—	$398,558

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(In thousands)
				(Unaudited)

OPERATING ACTIVITIES:
Income before cumulative effect of change in accounting principle	$11,670	$20,652	$30,083	$25,458	$26,179
Cumulative effect of change in accounting principle	—	176	—	—	—
Adjustments to reconcile to cash provided by operations:
Depreciation and accretion	22,795	24,794	25,562	19,133	19,234
Loss on the sale of property, plant and equipment	—	—	—	—	603
Cash provided (used) by changes in asset and liabilities:
Trade accounts receivable	(1,658)	(35,263)	26,599	25,534	(3,164)
Insurance receivable		(476)	(12,147)	(6,478)	6,587
Inventory	(240)	(84)	348	(30)	97
Other current assets	(1)	(1,012)	(1,911)	(2,431)	134
Accounts payable	1,256	29,355	(6,063)	(19,872)	(10,715)
Other current liabilities	(668)	664	2,070	(1,181)	548
Accrued liabilities	2,469	(7,992)	(1,086)	(1,199)	54

Net cash provided by operating activities	35,623	30,814	63,455	38,934	39,557

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(46,701)	(12,906)	(33,516)	(23,549)	(33,469)
Proceeds from sale of property, plant and equipment	—	—	—	—	649
Change in accounts payable — capital expenditures	7,586	(8,532)	568	285	2,720
(Increase) decrease in restricted cash	—	(44,559)	15,786	13,778	22,656

Net cash used by investing activities	(39,115)	(65,997)	(17,162)	(9,486)	(7,444)

FINANCING ACTIVITIES:
Distributions to members	—	(46,964)	(43,597)	(32,598)	(45,172)
Capital contributions	—	48,303	13,509	8,989	3,920

Net cash provided (used) by financing activities	—	1,339	(30,088)	(23,609)	(41,252)

Increase (decrease) in cash and cash equivalents	(3,492)	(33,844)	16,205	5,839	(9,139)
Cash and cash equivalents at beginning of period	58,714	55,222	21,378	21,378	37,583

Cash and cash equivalents at end of period	$55,222	$21,378	$37,583	$27,217	$28,444

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

Note 1.	Organization and Description of Business

Our company consists of Discovery Producer Services LLC, or DPS, a Delaware limited liability company formed on June 24, 1996, and its wholly owned subsidiary, Discovery Gas Transmission LLC, or DGT, a Delaware limited liability company formed on June 24, 1996. DPS was formed for the purpose of constructing and operating a 600 million cubic feet per day, or MMcf/d, cryogenic natural gas processing plant near Larose, Louisiana and a 32,000 barrel per day, or bpd, natural gas liquids fractionator plant near Paradis, Louisiana. DGT was formed for the purpose of constructing and operating a natural gas pipeline from offshore deep water in the Gulf of Mexico to DPS’s gas processing plant in Larose, Louisiana. The pipeline has a design capacity of 600 MMcf/d and consists of approximately 173 miles of pipe. DPS has since connected several laterals to the DGT pipeline to expand its presence in the Gulf. Herein, DPS and DGT are collectively referred to in the first person as “we,” “us” or “our” and sometimes as “the Company”.

Until April 14, 2005, we were owned 50% by Williams Energy, L.L.C. (a wholly owned subsidiary of The Williams Companies, Inc.), 33.33% by DCP Midstream, LLC, or DCP Midstream, formerly Duke Energy Field Services, LLC, and 16.67% by Eni BB Pipeline, LLC, or Eni, Williams Energy, L.L.C. is our operator. Herein, The Williams Companies, Inc. and its subsidiaries are collectively referred to as “Williams.”

On April 14, 2005, Williams acquired the 16.67% ownership interest in us, which was previously held by Eni. As a result, we became 66.67% owned by Williams and 33.33% owned by DCP Midstream.

On August 22, 2005, we distributed cash of $44.0 million to the members based on 66.67% ownership by Williams and 33.33% ownership by DCP Midstream.

On August 23, 2005, Williams Partners Operating LLC (a wholly owned subsidiary of Williams Partners L.P., or WPZ), acquired a 40% interest in us, which was previously held by Williams. As a result, we became 40% owned by WPZ, 26.67% owned by Williams and 33.33% owned by DCP Midstream. In connection with this acquisition, Williams, DCP Midstream and WPZ amended our limited liability company agreement including provisions for (1) quarterly distributions of available cash, as defined in the amended agreement and (2) pursuit of capital projects for the benefit of one or more of our members when there is not unanimous consent.

On December 22, 2005, DCP Midstream acquired a 6.67% interest in us, which was previously held by Williams. As a result, we became 40% owned by WPZ, 20% owned by Williams and 40% owned by DCP Midstream.

On June 28, 2007, WPZ acquired an additional 20% interest in us from Williams. As a result, we became 60% owned by WPZ and 40% owned by DCP Midstream.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation.  The consolidated financial statements have been prepared based upon accounting principles generally accepted in the United States and include the accounts of DPS and its wholly owned subsidiary, DGT. Intercompany accounts and transactions have been eliminated. The accompanying unaudited interim consolidated financial statements include all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position at September 30, 2007, and the results of operations and cash flows for the nine months ended September 30, 2006 and 2007.

Reclassifications.  Certain prior years amounts have been reclassified to conform with the current year presentation. Certain revenues, expenses, and liabilities for the year ended December 31, 2006 have been reclassified as affiliate transactions due to the affiliate relationship with DCP Midstream. Capitalized labor and projects fees for 2006 were also reclassified.

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Estimates and assumptions used in the calculation of asset retirement obligations are, in the opinion of management, significant to the underlying amounts included in the consolidated financial statements. It is reasonably possible that future events or information could change those estimates.

Cash and Cash Equivalents.  Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

Trade Accounts Receivable.  Trade accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue that generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. There was no allowance for doubtful accounts at December 31, 2006 and 2005.

Insurance Receivable.  Expenditures incurred for the repair of the pipeline and onshore facilities damaged by Hurricane Katrina in 2005, which are probable of recovery when incurred, are recorded as insurance receivable. Expenditures up to the insurance deductible and amounts subsequently determined not to be recoverable are expensed.

Gas Imbalances.  In the course of providing transportation services to customers, DGT may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. This results in gas transportation imbalance receivables and payables which are recovered or repaid in cash, based on market-based prices, or through the receipt or delivery of gas in the future. Imbalance receivables and payables are included in Other current assets and Other current liabilities in the Consolidated Balance Sheets. Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and the timing of delivery of gas based on operational conditions. In accordance with its tariff, DGT is required to account for this imbalance (cash-out) liability/receivable and refund or invoice the excess or deficiency when the cumulative amount exceeds $400,000. To the extent that this difference, at any year end, is less than $400,000, such amount would carry forward and be included in the cumulative computation of the difference evaluated at the following year end.

Inventory.  Inventory includes fractionated products at our Paradis facility and is carried at the lower of cost or market.

Restricted Cash.  Restricted cash within non-current assets relates to escrow funds contributed by our members for the construction of the Tahiti pipeline lateral expansion. The restricted cash is classified as non-current because the funds will be used to construct a long-term asset. The restricted cash is primarily invested in short-term money market accounts with financial institutions.

Property, Plant, and Equipment.  Property, plant, and equipment are carried at cost. We base the carrying value of these assets on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values. The natural gas and natural gas liquids maintained in the pipeline facilities necessary for their operation (line fill) are included in property, plant, and equipment.

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

Depreciation of DPS’s facilities and equipment is computed primarily using the straight-line method with 25-year lives. Depreciation of DGT’s facilities and equipment is computed using the straight-line method with 15-year lives.

We record an asset and a liability equal to the present value of each expected future asset retirement obligation, or ARO. The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in operating income.

Revenue Recognition.  Revenue for sales of products are recognized in the period of delivery and revenues from the gathering, transportation and processing of gas are recognized in the period the service is provided based on contractual terms and the related natural gas and liquid volumes. DGT is subject to Federal Energy Regulatory Commission, or FERC, regulations, and accordingly, certain revenues collected may be subject to possible refunds upon final orders in pending cases. DGT records rate refund liabilities considering regulatory proceedings by DGT and other third parties, advice of counsel, and estimated total exposure as discounted and risk weighted, as well as collection and other risks. There were no rate refund liabilities accrued at December 31, 2006 or 2005.

Impairment of Long-Lived Assets.  We evaluate long-lived assets for impairment on an individual asset or asset group basis when events or changes in circumstances indicate that, in our management’s judgment, the carrying value of such assets may not be recoverable. When such a determination has been made, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value is recoverable. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

Accounting for Repair and Maintenance Costs.  We expense the cost of maintenance and repairs as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized and depreciated over the remaining useful life of the asset.

Income Taxes.  For federal tax purposes, we have elected to be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. This election, to be treated as a pass-through entity, also applies to our wholly owned subsidiary, DGT. Therefore, no income taxes or deferred income taxes are reflected in the consolidated financial statements.

Foreign Currency Transactions.  Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains or losses which are reflected in the Consolidated Statements of Income.

Recent Accounting Standards.  In January 2006, Williams adopted Statement of Financial Accounting Standard, or SFAS, No. 123, “Share-Based Payment.” Accordingly payroll costs directly charged to us by Williams and general and administrative costs allocated to us by Williams include such compensation costs beginning January 1, 2006. The cost is charged to us through specific allocations of certain employees if they directly support our operations. Our adoption of this Statement did not have a material impact on our Consolidated Financial Statements.

In January 2006, we adopted SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” The Statement amends Accounting Research Bulletin, or ARB, No. 43, Chapter 4, “Inventory

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

Pricing,” to clarify that abnormal amounts of certain costs should be recognized as current period charges and that the allocation of overhead costs should be based on the normal capacity of the production facility. Our adoption of this Statement did not have a material impact on our Consolidated Financial Statements.

In January 2006, we adopted SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The Statement amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The impact of this Statement on our Financial Statements was not material.

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, “Fair Value Measurements.” This Statement establishes a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is generally applied prospectively. We will assess the impact of this Statement on our Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”. SFAS No. 159 establishes a fair value option permitting entities to elect the option to measure eligible financial instruments and certain other items at fair value on specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The fair value option may be applied on an instrument-by-instrument basis, with a few exceptions, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007 and should not be applied retrospectively to fiscal years beginning prior to the effective date, except as permitted for early adoption. We will not adopt SFAS No. 159 prior to January 1, 2008. On the adoption date, an entity may elect the fair value option for eligible items existing at that date and the adjustment for the initial remeasurement of those items to fair value should be reported as a cumulative effect adjustment to the opening balance of retained earnings. We continue to assess whether to apply the provisions of SFAS No. 159 to eligible financial instruments in place on the adoption date and the related impact on our Consolidated Financial Statements.

Note 3.	Related Party Transactions

We have no employees. Pipeline and plant operations are performed under operation and maintenance agreements with Williams. Under these agreements, we reimburse Williams for direct payroll and employee benefit costs incurred on our behalf. Most costs for materials, services and other charges are third-party charges and are invoiced directly to us. Additionally, we purchase a portion of the natural gas from Williams to meet our fuel and shrink requirements at our processing plant. These purchases are made at market rates at the time of purchase. These costs are included in Operating and maintenance expenses — affiliate and Product costs and shrink replacement — affiliate on the Consolidated Statements of Income. Also included in our Operating and maintenance expenses — affiliate is rental expense resulting from a 10 year leasing agreement for pipeline capacity from Texas Eastern Transmission, LP (DCP Midstream’s affiliate), as part of our Market Expansion project which began in June 2005.

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

We pay Williams a monthly operation and management fee to cover the cost of accounting services, computer systems and management services provided to us. This fee is presented as General and administrative expenses — affiliate on the Consolidated Statements of Income.

We also pay Williams a project management fee to cover the cost of managing capital projects. This fee is determined on a project by project basis and is capitalized as part of the construction costs. A summary of the payroll costs and project fees charged to us by Williams and capitalized are as follows:

	For the Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
			(In thousands)

Capitalized labor	$186	$270	$373	$115	$288
Capitalized project fee	697	389	538	351	854

	$883	$659	$911	$466	$1,142

We have various business transactions with our members and other subsidiaries and affiliates of our members. We sell the NGLs to which we take title and excess gas to Williams. Revenues associated with these activities are reflected as Product sales — affiliate on the Consolidated Statements of Income. These transactions are conducted at current market prices for the products. In 2006, we had transactions with DCP Midstream’s affiliate, Texas Eastern Corporation. During 2005, we had transactions with DCP Midstream’s affiliates, Texas Eastern Corporation and ConocoPhillips Company. These transactions primarily included processing and sales of natural gas liquids and transportation of gas and condensate. We have business transactions with Eni that primarily include processing and transportation of gas and condensate. The following table summarizes these related-party revenues during 2006, 2005 and 2004.

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Williams	$148,543	$70,848	$57,838
Texas Eastern Corporation	12,282	2,663	—
Eni*	—	2,830	10,928
ConocoPhillips	—	523	—

Total	$160,825	$76,864	$68,766

*	Through April 14, 2005

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

Note 4.	Property, Plant, and Equipment

Property, plant, and equipment consisted of the following at December 31, 2006 and 2005:

	Years Ended December 31,
	2006	2005
	(In thousands)

Property, plant, and equipment:
Construction work in progress	$37,259	$5,444
Buildings	4,434	4,406
Land and land rights	2,491	1,530
Transportation lines	303,283	302,252
Plant and other equipment	200,990	198,837

Total property, plant, and equipment	548,457	512,469
Less accumulated depreciation	193,153	167,726

Net property, plant, and equipment	$355,304	$344,743

Commitments for construction and acquisition of property, plant, and equipment for the Tahiti pipeline lateral expansion are approximately $33.3 million at December 31, 2006.

Effective December 31, 2005, we adopted Financial Accounting Standards Board Interpretation, or FIN, No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling $327,000 equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $151,000 increase in property, plant, and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $176,000 reduction to earnings is reflected as a cumulative effect of a change in accounting principle for the year ended 2005. If the Interpretation had been in effect at the beginning of 2004, the impact to our income from continuing operations and net income would have been immaterial.

Our obligations relate primarily to our offshore platform and pipelines and our onshore processing and fractionation facilities. At the end of the useful life of each respective asset, we are legally or contractually obligated to dismantle the offshore platform, properly abandon the offshore pipelines, remove the onshore facilities and related surface equipment and restore the surface of the property.

A rollforward of our asset retirement obligation for 2006 and 2005 is presented below.

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

	Years Ended December 31,
	2006	2005
	(In thousands)

Balance at January 1	$1,121	$702
Accretion expense	135	92
Estimate revisions	2,472	—
FIN No. 47 revisions	—	327

Balance at December 31	$3,728	$1,121

During the third quarter of 2007, we began our annual update of assumptions used in the calculation of our asset retirement obligations. As expected, changes to these assumptions significantly increased the recorded asset retirement obligation by an additional $10.3 million, primarily due to an increase in our cost estimates following recent retirements which indicated that actual retirement costs exceeded our previous estimates.

Note 5.	Leasing Activities

We lease the land on which the Paradis fractionator plant and the Larose processing plant are located. The initial terms of the leases are 20 years with renewal options for an additional 30 years. We entered into a ten-year leasing agreement for pipeline capacity from Texas Eastern Transmission, LP, as part of our Market Expansion project which began in June 2005. The lease includes renewal options and options to increase capacity which would also increase rentals. The future minimum annual rentals under these non-cancelable leases as of December 31, 2006 are payable as follows:

(In thousands)

2007	$854
2008	858
2009	858
2010	858
2011	858
Thereafter	3,252

$7,538

Total rent expense for 2006, 2005 and 2004, including a cancelable platform space lease and month-to-month leases, was $1,383,261, $1,059,909 and $866,000, respectively.

Note 6.	Financial Instruments and Concentrations of Credit Risk

Financial Instruments Fair Value

We used the following methods and assumptions to estimate the fair value of financial instruments:

Cash and cash equivalents.  The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short-term maturity of these instruments.

Restricted cash.  The carrying amounts reported in the consolidated balance sheets approximate fair value as these instruments have interest rates approximating market.

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Cash and cash equivalents	$37,583	$37,583	$21,378	$21,378
Restricted cash	28,773	28,773	44,559	44,559

Concentrations of Credit Risk

Our cash equivalents and restricted cash consist of high-quality securities placed with various major financial institutions with credit ratings at or above AA by Standard & Poor’s or Aa by Moody’s Investor’s Service.

At December 31, 2006 and 2005, substantially all of our customer accounts receivable result from gas transmission services for and natural gas liquids sales to our two largest customers. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollected receivables. We did not incur any credit losses on receivables during 2006 and 2005.

Major Customers.  Williams and Eni accounted for approximately $57.8 million (58%) and $10.9 million (11%), respectively, of our total revenues in 2004, and $70.8 million (58%) and $8.5 million (7%), respectively, of our total revenues in 2005. Williams and Texas Eastern Corporation accounted for approximately $149.0 million (75%) and $12.2 million (6%), respectively, of our total revenues in 2006.

Note 7.	Rate and Regulatory Matters and Contingent Liabilities

Rate and Regulatory Matters.  Annually, DGT files a request with the FERC for a lost-and-unaccounted-for gas percentage to be allocated to shippers for the upcoming fiscal year beginning July 1. On June 1, 2006, DGT filed to maintain a lost-and-unaccounted-for percentage of zero percent for the period July 1, 2006 to June 30, 2007 and to retain the 2005 net system gains of $1.2 million that are unrelated to the lost-and-unaccounted-for gas over recovered from its shippers. By Order dated June 29, 2006 the filing was approved. On May 31, 2007, DGT filed to maintain a lost-and-unaccounted-for percentage of zero percent for the period July 1, 2007 to June 30, 2008 and to retain the 2006 net system gains of $1.8 million that are unrelated to the lost-and-unaccounted-for gas over recovered from its shippers. By Order dated June 28, 2007 the filing was approved. The approval was subject to a 30 day protest period, which passed without protest. As of September 30, 2007 (unaudited), December 31, 2006 and 2005, DGT has deferred amounts of $4.4 million, $4.6 million and $6.0 million, respectively, included in current accrued liabilities in the accompanying Consolidated Balance Sheets representing amounts collected from customers pursuant to prior years’ lost and unaccounted for gas percentage and unrecognized net system gains.

On November 25, 2003, the FERC issued Order No. 2004 promulgating new standards of conduct applicable to natural gas pipelines. On August 10, 2004, the FERC granted DGT a partial exemption allowing the continuation of DGT’s current ownership structure and management subject to compliance with many of the other standards of conduct. On November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit vacated and remanded Order No. 2004 as applied to interstate natural gas pipelines and their affiliates. On January 9, 2007, the FERC issued an interim rule. The Interim Rule re-promulgates, on an interim basis, the standards of conduct that were not challenged before the Court. The Interim Rule applies to the relationship between interstate natural gas pipelines and their marketing and brokering affiliates, but not necessarily to their other affiliates, such as gatherers, processors or exploration and production companies. On

DISCOVERY PRODUCER SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2007 and for the nine months ended
September 30, 2007 and 2006 is unaudited)

March 21, 2007 the FERC issued an Order on Clarification and Rehearing of the Interim Rule. The FERC clarified that the interim standards of conduct only apply to natural gas transmission providers that are affiliated with a marketing or brokering entity that conducts transportation transactions on such natural gas transmission provider’s pipeline. Currently DGT’s marketing or brokering affiliates do not conduct transmission transactions on DGT. On January 18, 2007, the FERC issued a Notice of Proposed Rulemaking to propose permanent regulations regarding the standards of conduct. Comments were due April 4, 2007. The FERC may enact a final rule at any time. At this stage, it cannot be determined how a final rule may or may not affect us (or DGT).

On July 20, 2006, DGT and DPS filed applications for Certificates of Public Convenience and Necessity for DPS to provide to DGT the use of capacity on a DPS gathering line which would be subject to a Limited Jurisdiction Certificate. The capacity would be provided to DGT under a capacity lease and would allow DGT to effectuate transportation of gas received from Texas Eastern Transmission, LP for delivery to DPS’ Larose processing plant. DPS’ request for a Limited Jurisdiction Certificate would permit DGT’s use of DPS’ non-jurisdictional gathering line for DGT’s jurisdictional transportation without having DPS’ gathering and processing facilities and operations becoming subject to the full panoply of the Natural Gas Act. On November 26, 2006, the Commission issued an order granting the requested Certificates. The order was limited to interruptible service. On December 14, 2006, DGT and DPS filed a request for an amendment to the Certificates to permit DGT to offer firm service on the leased capacity. The Commission approved the request by order issued on March 23, 2007.

Pogo Producing Company.  On January 16, 2006, DPS and DGT received notice of a claim by Pogo Producing Company, or Pogo, relating to the results of a Pogo audit performed first in April 2004 and then continued through August 2005. Pogo claimed that DPS and DGT overcharged Pogo and its working interest owners approximately $600,000 relating to condensate transportation and handling during 2000 — 2005. The underlying agreements limit audit claims to a two-year period from the date of the audit. DPS and DGT disputed the validity of the claim. On November 2, 2007, the claim was settled for $300,000.

Environmental Matters.  We are subject to extensive federal, state, and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. We have not been notified and are not currently aware of any noncompliance under the various environmental laws and regulations.

Other.  We are party to various other claims, legal actions and complaints arising in the ordinary course of business. Litigation, arbitration and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our future financial position.

Note 8.	Subsequent Events (unaudited)

On October 30, 2007, we made quarterly cash distributions totaling $14.0 million to our members.

PROSPECTUS

$1,500,000,000

WILLIAMS PARTNERS L.P.
COMMON UNITS REPRESENTING LIMITED PARTNER INTERESTS

WILLIAMS PARTNERS L.P.
WILLIAMS PARTNERS FINANCE CORPORATION

DEBT SECURITIES

1,250,000
COMMON UNITS REPRESENTING LIMITED PARTNER INTERESTS
OFFERED BY SELLING UNITHOLDERS

We may from time to time offer and sell common units representing limited partner interests in Williams Partners L.P. and debt securities of Williams Partners L.P. Williams Partners Finance Corp. may act as co-issuer of the debt securities and Williams Partners Operating LLC, Carbonate Trend Pipeline LLC and/or Mid-Continent Fractionation and Storage, LLC may guarantee the debt securities. The aggregate initial offering price of the securities that we will offer by this prospectus will not exceed $1,500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. In addition, up to 1,250,000 common units may be offered from time to time by the selling unitholders named herein. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.” Each time we or a selling unitholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. We will not receive the proceeds from any sale of common units by the selling unitholders, unless otherwise indicated in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities.

Our common units are listed for trading on the New York Stock Exchange under the ticker symbol “WPZ.”

We, Williams Partners Finance Corporation and the selling unitholders will sell these securities directly to investors, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.

This prospectus may not be used to consummate sales of our securities unless it is accompanied by the applicable prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, the applicable prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. Please read “Risk Factors” beginning on page 4 of this prospectus, contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2006.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $1,500,000,000 in total aggregate offering price of common units of Williams Partners L.P. or debt securities of Williams Partners L.P. and, if applicable, Williams Partners Finance Corporation described in this prospectus. This prospectus generally describes us, the common units of Williams Partners L.P., the debt securities of Williams Partners L.P. and, if applicable, Williams Partners Finance Corporation and the guarantees of the debt securities. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement also may add to, update, or change information in this prospectus.

Unless the context clearly indicates otherwise, references in this prospectus to “Williams Partners L.P.,” “we,” “our,” “us” or like terms, when used in the present tense, prospectively or for historical periods since August 23, 2005, refer to Williams Partners L.P. and its subsidiaries, including Williams Partners Finance Corporation. References to “our predecessor,” or to “we,” “our,” “us” or like terms for historical periods prior to August 23, 2005, refer to the assets of The Williams Companies, Inc. and its subsidiaries, which were contributed to us at the closing of our initial public offering on August 23, 2005. In either case, unless the context clearly indicates otherwise, references to “Williams Partners L.P.,” “we,” “our,” “us” or like terms generally include the operations of Discovery Producer Services LLC, or Discovery, in which we own a 40% interest, and Williams Four Corners LLC, or Four Corners, in which we own a 25.1% interest. When we refer to Discovery and Four Corners by name, we are referring exclusively to their respective businesses and operations.

In addition to covering our offering of securities, this prospectus covers the offering for resale of up to 1,250,000 common units by certain selling unitholders. Each time a selling unitholder sells common units with this prospectus, a prospectus supplement will be provided, containing specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update, or change information in this prospectus. Please read “Selling Unitholders.”

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.”

ABOUT WILLIAMS PARTNERS L.P.

Williams Partners L.P. is a publicly traded Delaware limited partnership formed by The Williams Companies, Inc., or Williams, in February 2005, to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the business of gathering, transporting and processing natural gas and fractionating and storing natural gas liquids. Fractionation is the process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane and butane. These natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

Operations of our businesses are located in the United States. We manage our business and analyze our results of operations on a segment basis. Our operations are divided into two business segments:

•	Gathering and Processing. Our Gathering and Processing segment includes (1) our 25.1% ownership interest in Four Corners, (2) our 40% ownership interest in Discovery and (3) the Carbonate Trend gas gathering pipeline off the coast of Alabama. Four Corners owns a 3,500-mile natural gas gathering system, including three natural gas processing plants and two natural gas treating plants, located in the San Juan Basin in Colorado and New Mexico. Discovery owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and a natural gas liquids fractionator in Louisiana. These assets generate revenues by providing natural gas gathering, transporting and processing services and integrated natural gas liquid fractionating services to customers under a range of contractual arrangements. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such.

•	NGL Services. Our NGL Services segment includes three integrated natural gas liquids storage facilities and a 50% undivided interest in a natural gas liquids fractionator near Conway, Kansas. These assets generate revenues by providing stand-alone natural gas liquids fractionation and storage services using various fee-based contractual arrangements where we receive a fee or fees based on actual or contracted volumetric measures.

We account for each of our 40% interest in Discovery and our 25.1% interest in Four Corners as an equity investment, and therefore do not consolidate their financial results.

Williams Partners GP LLC, the general partner of Williams Partners L.P., is an indirect wholly owned subsidiary of Williams, and holds no assets other than its 2% general partner interest and incentive distribution rights in Williams Partners L.P.

Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172-0172, and our phone number is 918-573-2000.

ABOUT WILLIAMS PARTNERS FINANCE CORPORATION

Williams Partners Finance Corporation is a Delaware corporation and wholly owned subsidiary of Williams Partners L.P. organized for the sole purpose of co-issuing debt securities from time to time with Williams Partners L.P., including, but not limited to, debt securities offered by this prospectus. Williams Partners Finance Corporation does not have any operations of any kind and does not have any revenue other than as may be incidental to its activities as a co-issuer of debt securities with Williams Partners L.P.

THE SUBSIDIARY GUARANTORS

Williams Partners L.P. owns a 100% member interest in Williams Partners Operating LLC. Williams Partners Operating LLC owns a 100% member interest in each of Carbonate Trend Pipeline LLC and Mid-Continent Fractionation and Storage, LLC.

Occasionally, in this prospectus, we refer to Williams Partners Operating LLC, Carbonate Trend Pipeline LLC and Mid-Continent Fractionation and Storage, LLC as the “Subsidiary Guarantors.” The Subsidiary Guarantors may individually or jointly and severally, unconditionally guarantee the payment obligations under any series of debt securities offered by Williams Partners L.P. and, if applicable, Williams Partners Finance Corporation pursuant to this prospectus, as may be set forth in a related prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, Williams Partners L.P. files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that Williams Partners L.P. later provides to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference in this prospectus the following documents that Williams Partners L.P. has filed with the SEC:

•	Annual Report on Form 10-K (File No. 1-32599) for the year ended December 31, 2005 filed on March 3, 2006;

•	Quarterly Reports on Form 10-Q (File No. 1-32599) for the quarters ended March 31, 2006 and June 30, 2006 filed on May 2, 2006 and August 8, 2006, respectively;

•	Current Reports on Form 8-K (File No. 1-32599) filed on April 7, 2006 (except for the information under Item 7.01 and the related exhibit), June 12, 2006, June 20, 2006 (except for the information under Item 7.01 and the related exhibit), August 29, 2006 and September 22, 2006 and our amended Current Report on Form 8-K/A (File No. 1-32599) filed on August 10, 2006; and

•	The description of our common units contained in our registration statement on Form 8-A (File No. 1-32599) filed on August 9, 2005, and any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We make available free of charge on or through our Internet website, http://www.williamslp.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.williamslp.com, or by writing or calling us at the following address:

Investor Relations
Williams Partners L.P.
One Williams Center, Suite 5000
Tulsa, Oklahoma 74172-0172
Telephone: (918) 573-2078

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors included in our most-recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Certain matters included or incorporated by reference in this prospectus, excluding historical information, include forward-looking statements — statements that discuss our expected future results based on current and pending business operations.

Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “planned,” “scheduled,” “could,” “continues,” “estimates,” “forecasts,” “might,” “potential,” “projects,” “may,” “should” or similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.

Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus and the documents incorporated herein by reference. These risks and uncertainties include, among other things:

•	We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	Because of the natural decline in production from existing wells and competitive factors, the success of our gathering and transportation businesses depends on our ability to connect new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

•	Our processing, fractionation and storage businesses could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas.

•	Lower natural gas and oil prices could adversely affect our fractionation and storage businesses.

•	We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and natural gas liquids. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.

•	If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.

•	Our future financial and operating flexibility may be adversely affected by restrictions in our indenture and by our leverage.

•	Williams’ credit agreement and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

•	Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Even if unitholders are dissatisfied, they cannot currently remove our general partner without its consent.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

•	Our operations are subject to operational hazards and unforeseen interruptions for which we may or may not be adequately insured.

Additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements is contained in Item 1A of Part I, “Risk Factors,” of our most-recent annual report on Form 10-K and Item 1A of Part II, “Risk Factors,” of our quarterly reports on Form 10-Q, which are incorporated herein by reference, and may be included in the applicable prospectus supplement. The risk factors and other factors noted throughout this prospectus, the applicable prospectus supplement and the documents incorporated herein and therein by reference could cause our actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this prospectus, the applicable prospectus supplement and the documents incorporated herein and therein by reference are only made as of the date of such document and, except as required by securities laws, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds (after the payment of any offering expenses and underwriting discounts and commissions) from our sale of securities for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions (which may consist of acquisitions of discrete assets or businesses).

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

We will not receive any net proceeds from the sale of common units by the selling unitholders pursuant to this prospectus, unless otherwise indicated in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Williams Partners L.P. for each of the periods indicated is as follows:

						Six Months Ended
	Years Ended December 31,					June 30,
	2001	2002	2003	2004	2005	2006

Ratio of Earnings to Fixed Charges	—	2.68x	1.68x	—	—	10.08x

Earnings were inadequate to cover fixed charges by $12.1 million, $17.9 million and $1.6 million for the years ended December 31, 2001, 2004 and 2005, respectively. Fixed charges for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 include interest expense associated with advances from Williams that were forgiven in conjunction with the closing of our initial public offering on August 23, 2005.

For periods prior to August 23, 2005, the closing date of our initial public offering, the ratios presented above reflect the historical cost-basis accounts of our predecessor, and include charges from Williams and its subsidiaries for direct costs and allocations of indirect corporate overhead. Our management believes that the allocation methods are reasonable, and that the allocations are representative of the costs we would have incurred on a stand-alone basis. For periods beginning on August 23, 2005, these ratios reflect the financial statements of Williams Partners L.P. and its subsidiaries.

For purposes of calculating the ratio of earnings to fixed charges:

•	“earnings” is the aggregate of the following items: pre-tax income or loss from continuing operations before income or loss from equity investees; plus fixed charges; plus distributed income of equity investees; less our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and less capitalized interest.

•	“fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of the interest within rental expense; and our share of interest expense from equity investees where the related pre-tax loss has been included in earnings.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent against all claims and losses that may arise out of all actions of the transfer agent or its agents or subcontractors for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the transfer agent or its agents or subcontractors.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units or the issuance of common units in a merger or consolidation in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Subordinated Units

The subordinated units represent a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions differ from, and are subordinated to, the rights of the holders of common units. Unlike the common units, the subordinated units are not publicly traded.

Cash Distribution Policy

During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units.

The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The subordinated units are not entitled to receive any arrearages in the payment of the minimum quarterly distribution from prior quarters. For a more complete description of our cash distribution policy on the subordinated units, please read “How We Make Cash Distributions — Distributions of Available Cash from Operating Surplus During the Subordination Period.”

Conversion of the Subordinated Units

Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests in the partnership agreement. For a more complete description of the circumstances under which the subordinated units will convert into common units, please read “How We Make Cash Distributions — Subordination Period.”

Distributions Upon Liquidation

If we liquidate during the subordination period, we will, to the extent possible, allocate gain and loss to entitle the holders of common units a preference over the holders of subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages. For a more complete description of this liquidation preference, please read “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.”

Limited Voting Rights

For a more complete description of the voting rights of holders of subordinated units, please read “The Partnership Agreement — Voting Rights.”

HOW WE MAKE CASH DISTRIBUTIONS

General

Rationale for our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it. Our available cash includes cash generated from the operation of our assets and businesses, which include the gathering, transporting and processing of natural gas and the fractionating and storing of NGLs, as described elsewhere in this prospectus. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash on a quarterly basis. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to such tax.

Limitations on Our Ability to Make Quarterly Distributions

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy may become subject to limitations and restrictions and may be changed at any time, including:

•	Our board of directors has broad discretion to establish reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction in the amount of cash available to pay distributions.

•	Although our ability to make distributions is not currently restricted under Williams’ revolving credit agreement, Williams’ other debt instruments or our working capital facility with Williams, we or Williams may enter into future debt arrangements that could subject our ability to pay distributions to compliance with certain tests or ratios or otherwise restrict our ability to pay distributions.

•	Our ability to make distributions of available cash will depend, to a significant extent, on Discovery’s and Four Corners’ ability to make cash distributions to us. In addition, although Discovery’s and Four Corners’ limited liability company agreements have been amended to provide for quarterly distributions of available cash, Discovery and Four Corners have a limited history of making distributions to their respective members. Discovery’s and Four Corners’ management committees, on which we are represented, have broad discretion to establish reserves for the prudent conduct of their respective businesses. The establishment of those reserves could result in a reduction in Discovery’s and Four Corners’ cash available to pay distributions, which could cause a corresponding reduction in the amount of our cash available to pay distributions.

•	Even if our cash distribution policy is not modified, the amount of distributions we pay and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	Although our partnership agreement requires us to distribute our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without approval of nonaffiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. As of September 1, 2006, Williams owned approximately 8.6% of the outstanding common units and 100% of the outstanding subordinated units.

Our Cash Distribution Policy May Limit Our Ability to Grow

Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We intend generally to rely upon external financing sources, including borrowings and issuances of debt and equity securities, to fund our acquisition and growth capital expenditures. However, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Discovery’s Cash Distribution Policy

A substantial portion of our cash available to pay distributions is cash we receive as distributions from Discovery. As in our partnership agreement, Discovery’s limited liability company agreement, as amended, provides for the distribution of available cash on a quarterly basis, with available cash defined to mean, for each fiscal quarter, cash generated from Discovery’s business less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law or any debt instrument or other agreement to which it is a party. Under Discovery’s limited liability company agreement, the amount of Discovery’s quarterly distributions, including the amount of cash reserves not distributed, is determined by the members of Discovery’s management committee representing a majority-in-interest in Discovery. We own a 40% interest in Discovery, and an affiliate of Williams owns a 20% interest in Discovery. Discovery’s limited liability agreement may only be amended with the unanimous approval of all its members.

Four Corners’ Cash Distribution Policy

A substantial portion of our cash available to pay distributions will be cash we receive as distributions from Four Corners. Four Corners’ limited liability company agreement, as amended, provides for the distribution of available cash at least quarterly, with available cash defined to mean, for each fiscal quarter, cash generated from Four Corners’ business less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law or any debt instrument or other agreement to which it is a party. Under Four Corners’ limited liability company agreement, the amount of Four Corners’ quarterly distributions, including the amount of cash reserves not distributed, will be determined by the members of Four Corners’ management committee representing a majority-in-interest in Four Corners. We own a 25.1% interest in Four Corners, and an affiliate of Williams owns a 74.9% interest in Four Corners. Four Corners’ limited liability agreement may only be amended with the unanimous approval of all its members.

Operating Surplus and Capital Surplus

Overview

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Available Cash

Available cash generally means, for each fiscal quarter all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distribution to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Working capital borrowings are generally borrowings that will be made under our working capital facility with Williams and in all cases are used solely for working capital purposes or to pay distributions to partners.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	our cash balance on the closing date of our initial public offering of $12.8 million, which excluded $24.4 million retained from the proceeds of our initial public offering to make a capital contribution to Discovery to fund an escrow account required in connection with the Tahiti pipeline lateral expansion project; plus

•	$10.0 million; plus

•	all of our cash receipts after the closing of our initial public offering, excluding (1) cash from borrowings that are not working capital borrowings, (2) sales of equity and debt securities and (3) sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures after the closing of our initial public offering (including the repayment of working capital borrowings, but not the repayment of other borrowings) and maintenance capital expenditures (including capital contributions to Discovery to be used by Discovery for maintenance capital expenditures); less

•	the amount of cash reserves established by our general partner for future operating expenditures.

Because operating surplus is a cash accounting concept, the benefit that we receive from our gas purchase contract with a subsidiary of Williams and the partial credit for general and administrative expenses and other reimbursements we receive from Williams under the omnibus agreement will be part of our operating surplus.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $22.8 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus.

Definition of Capital Surplus

Capital surplus will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

Overview

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

Except as described below under “— Early Termination of Subordination Period,” the subordination period will extend until the first day of any quarter beginning after June 30, 2008 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end early.

Early Termination of Subordination Period

The subordination period will automatically terminate and all of the subordinated units will convert into common units on a one-for-one basis if each of the following occurs:

•	distributions of available cash from operating surplus on each outstanding common unit and subordinated unit equaled or exceeded $2.10 (150% of the annualized minimum quarterly distribution) for any four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during any four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $2.10 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures made with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Expiration of the Subordination Period

Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and, if any, its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.5250 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for our general partner assumes that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed additional capital to maintain its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

		Marginal Percentage
	Total Quarterly	Interest in Distributions
	Distribution Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.3500	98%	2%
First Target Distribution	up to $0.4025	98%	2%
Second Target Distribution	above $0.4025 up to $0.4375	85%	15%
Third Target Distribution	above $0.4375 up to $0.5250	75%	25%
Thereafter	above $0.5250	50%	50%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumption that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner assume that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

Overview

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available to pay distributions to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price for that common unit;

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price for that subordinated unit; and

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above for our general partner assume that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

The percentage interests set forth above for our general partner assume that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Williams, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. An independent third party is not required to evaluate the fairness of the resolution.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “How We Make Cash Distributions — Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

Neither our partnership agreement nor any other agreement requires Williams to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Williams’ directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Williams, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also directors and/or officers of Williams, such directors and officers have fiduciary duties to Williams that may cause them to pursue business strategies that disproportionately benefit Williams or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Williams, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•	provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to general partner. The officers of general partner are not required to work full time on our affairs. These officers are required to devote time to the affairs of Williams or its affiliates and are compensated by them for the services rendered to them.

Certain of our officers are not required to devote their full time to our business.

All of the senior officers of our general partner are also senior officers of Williams and spend sufficient amounts of their time overseeing the management, operations, corporate development and future acquisition initiatives of our business. Alan Armstrong, the chief operating officer of our general partner, is the principal executive responsible for the oversight of our affairs. Our non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

We reimburse our general partner and its affiliates for expenses.

We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner determines, in good faith, the terms of any of these transactions.

Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement — Voting Rights” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Williams may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates have any obligation to present business opportunities to us.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise would be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, Williams, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Delaware Act;

•	material modifications of these duties contained in our partnership agreement; and

•	certain rights and remedies of unitholders contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, Section 7.9 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us, our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units — Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non- appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner please read “The Partnership Agreement — Indemnification.”

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Considerations.”

Organization and Duration

We were organized on February 28, 2005 and have a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to serving as the sole member of our operating company and engaging in any business activities that may be engaged in by our operating company and its subsidiaries or that are approved by our general partner. The limited liability company agreement of our operating company provides that it may, directly or indirectly, engage in:

(1) its operations as conducted immediately before our initial public offering;

(2) any other activity approved by our general partner but only to the extent that our general partner determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; or

(3) any activity that enhances the operations of an activity that is described in (1) or (2) above.

Although our general partner has the ability to cause us, our operating company or its subsidiaries to engage in activities other than gathering, transporting and processing natural gas and the fractionating and storing of NGLs, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendment of the Partnership Agreement” below.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Limited Liability

Participation in the Control of Our Partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Unlawful Partnership Distribution

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business

Our subsidiaries may be deemed to conduct business in Kansas, Louisiana, Alabama, Colorado and New Mexico. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our membership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “— Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement of the operating company and other action taken by us as the sole member of our operating company	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “— Amendment of the Partnership Agreement — Action Relating to the Operating Company.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our partnership upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2015 in a manner which would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of the general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. Please read “— Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, or sale of all or substantially all of its equity interest to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2015. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities, subject to the limitations imposed by the New York Stock Exchange, for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of September 1, 2006, our general partner and its affiliates owned approximately 38.2% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or “plan asset” regulations adopted under ERISA whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) subject to the limitations on the issuance of additional partnership securities described above, an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) certain mergers or conveyances as set forth in our partnership agreement; or

(11) any other amendments substantially similar to any of the matters described in clauses (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being taxed as an entity for federal income tax purposes in connection with any of the amendments described above under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Action Relating to the Operating Company

Without the approval of the holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the sole member of the operating company, to any amendment to the limited liability company agreement of the operating company or taking any action on our behalf permitted to be taken by a member of the operating company, in each case, that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if our general partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of to the limited partners or result in our being taxed as an entity for federal income tax purposes, we are the surviving entity in the transaction, the transaction would not result in an amendment to our partnership agreement that the could not otherwise be adopted solely by our general partner, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2) the entry of a decree of judicial dissolution of our partnership;

(3) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor; or

(4) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law.

Upon a dissolution under clause (3) above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	none of our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period at time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner of our partnership prior to June 30, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest” and “— Transfer of Incentive Distribution Rights” below.

Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent the general partner’s removal. As of September 1, 2006, our general partner and its affiliates owned approximately 38.2% of the outstanding units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all the ownership interests in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2015, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units (excluding common units held by our general partner and its affiliates). On or after June 30, 2015, the incentive distribution rights will be freely transferable.

Transfer of Ownership Interests in Our General Partner

At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Williams Partners GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the highest price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

(2) the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. Our partnership agreement provides that the resolution of any conflict of interest that is fair and reasonable will not be a breach of the partnership agreement. Our general partner may, but it is not obligated to, submit the conflict of interest represented by the exercise of the limited call right to the conflicts committee for approval or seek a fairness opinion from an investment banker. If our general partner exercises its limited call right, it will make a determination at the time, based on the facts and circumstances, and upon the advice of counsel, as to the appropriate method of determining the fairness and reasonableness of the transaction. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right.

There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Exchange Act.

The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Considerations — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, or a person or group who acquire units with the prior approval of the board of our general partner acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is reflected in our books and records.

Except as described above under “— Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner we may redeem the units held by the limited partner at their current market price, in accordance with the procedures set forth in our partnership agreement. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner (including Williams and its subsidiaries) or any departing general partner;

(4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm or make such reports available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) System. Except for our fourth quarter, we will also furnish or make available on EDGAR summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

(1) a current list of the name and last known address of each partner;

(2) a copy of our tax returns;

(3) information as to the amount of cash, and a description and statement of the net agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4) copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

(5) information regarding the status of our business and financial condition; and

(6) any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Williams Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement. The debt securities will be issued solely by Williams Partners L.P. or with Williams Partners Finance Corporation as co-issuer. In the case of debt securities that are issued by Williams Partner L.P., references in this “Description of the Debt Securities” to “us,” “we,” or “our” refer only to Williams Partners L.P. and not to any of its subsidiaries. In the case of debt securities co-issued by Williams Partners Finance Corporation, references in this “Description of the Debt Securities” to “us,” “we” or “our” refer, collectively, to Williams Partners L.P. and Williams Partners Finance Corporation.

The debt securities will be issued pursuant to an indenture among us, JPMorgan Chase Bank, N.A. and, if applicable, subsidiary guarantors of such debt securities. If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture containing subordination provisions. The debt securities will be governed by the provisions of the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended.

The following summary of certain provisions of the debt securities does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the applicable indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. We urge you to read the indentures filed as exhibits to the registration statement of which this prospectus is a part, because those indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “indenture” refer to each of the senior indenture and the subordinated indenture.

General

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be the general obligations of the subsidiary guarantors of such series, if applicable; and

•	may be subordinated to our senior indebtedness.

Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. We may issue debt securities under each indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and an indenture supplement or a resolution of the board of directors of our general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global or other form;

•	the date or dates and method or methods by which principal and any premium on such debt securities is payable;

•	the interest rate or rates (or method by which such rate will be determined), if any;

•	the dates on which any such interest will be payable and the method of payment;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months;

•	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

•	any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities;

•	the denominations of such debt securities, if other than $1,000 and integral multiples thereof;

•	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

•	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

•	the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

•	if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	the trustee and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

•	the terms, if any, on which such debt securities will be subordinate to other debt of ours;

•	whether such debt securities will be co-issued by Williams Partners Finance Corporation;

•	whether such debt securities will be guaranteed and the terms thereof;

•	whether such debt securities will be secured by collateral and the terms of such security; and

•	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement may also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Debt securities may be presented for transfer or, if applicable, exchange or conversion, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets” or as provided in any supplemental indenture.

Ranking

The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under “— Subordination” below.

Guarantees

If and to the extent provided in a prospectus supplement and an indenture supplement or a resolution of the board of directors of our general partner and accompanying officers’ certificate relating to a particular series of debt securities, each of our subsidiaries that becomes a guarantor of the debt securities of such series, and any of our subsidiaries that is a successor thereto, will fully, irrevocably, unconditionally and absolutely guarantee the due and punctual payment of the principal of, and premium, if any, and interest on such debt securities, and all other amounts due and payable under the applicable indenture and such debt securities by us to the trustee or the holders of such debt securities. The terms of any such guarantees may provide for their release upon the occurrence of certain events, such as the debt securities of a series subject to such guarantees achieving an investment grade rating.

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by us and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such greater amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities of each series issued under such indenture that are affected by the supplemental indenture; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things:

(a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due;

(b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting;

(c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or compliance with covenants, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or

(d) make any change that adversely affects the right to convert or exchange any security into or for common units or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that we and the trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes:

(a) to evidence the succession of another person and the assumption by any such successor of our covenants in such indenture and in the debt securities issued thereunder;

(b) to add to our covenants or to surrender any right or power conferred on us pursuant to the indenture;

(c) to establish the form and terms of debt securities issued thereunder;

(d) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

(e) to cure any ambiguity, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (e) shall adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

(f) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture;

(g) to add any additional events of default with respect to all or any series of debt securities;

(h) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

(i) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

(j) to pledge to the trustee as security for the debt securities of any series any property or assets;

(k) to add guarantees in respect of the debt securities of one or more series;

(l) to change or eliminate any of the provisions of the indenture, provided that any such change or elimination become effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(m) to provide for certificated securities in addition to or in place of global securities; or

(n) to qualify such indenture under the Trust Indenture Act of 1939, as amended.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder:

(a) default for 30 days in the payment when due of interest or any additional amount on any series of debt securities;

(b) default in the payment of principal (or premium, if any) on any series of debt securities outstanding under the indenture when due;

(c) failure by us for 60 days after receipt by registered or certified mail of written notice from the trustee upon instruction from holders of at least 25% in principal amount of the then outstanding debt securities of such series to comply with any of the other covenants in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be extended by another 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other covenant in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(d) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

(e) certain events of bankruptcy, insolvency or reorganization of us;

(f) if applicable, failure of any guarantee to be in full force and effect; and

(g) any other event of default provided in, or pursuant to, the indenture with respect to a particular series of debt securities, provided that any event of default that results from a change in generally accepted accounting principles shall not be deemed to be an event of default.

In case an event of default specified in clause (a) or (b) above shall occur and be continuing with respect to any series of debt securities, holders of at least 25%, and in case an event of default specified in any clause other than clause (a), (b) or (e) above shall occur and be continuing with respect to any series of debt securities, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to a particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, except in each case a failure to pay principal of or premium, interest or additional amounts, if any, on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to a series of debt securities will be subject to certain conditions precedent including, without limitation, that in case of an event of default specified in clause (a), (b) or (e) of the first paragraph above under “— Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b) or (e) of the first paragraph above under “— Events of Default,” holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act. Notwithstanding the foregoing, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our subsidiaries (taken as a whole) to another person in one or more related transactions unless we survive or the successor person is a person organized under the laws of any domestic jurisdiction and assumes our obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Principal, any Premium, Interest or Additional Amounts.  We will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms.

Maintenance of Office or Agency.  We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Reports.  So long as any debt securities of a particular series are outstanding, we will file with the trustee, within 30 business days after we are required to file the same with the Securities and Exchange Commission (the “Commission”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Additional Covenants.  Any additional covenants with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common units or other securities will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities are redeemable at our option, (b) the holder of debt securities may cause us to repurchase such debt securities or (c) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

We or any affiliate of ours may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at our option or the option of our relevant affiliate, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that we may satisfy and discharge our obligations under such debt securities of a series and such indenture with respect to debt securities of such series if:

(a) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation; or

(b) (i) the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption and we irrevocably deposit in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and pays all other sums payable by us under such indenture; and

(ii) we deliver to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to convert or exchange debt securities pursuant to the terms thereof and our obligations and the obligations of the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, the indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“legal defeasance”) and (ii) (1) we may omit to comply with the covenant under “— Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (c) or (f) of the first paragraph of “— Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “— Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied with respect to such series:

(a) we have irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be;

(b) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(c) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d) we shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of our option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(e) we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with;

(f) if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made; and

(g) any such defeasance shall comply with any additional or substitute terms provided for by the terms of such debt securities of such series.

Notwithstanding a legal defeasance, our obligations with respect to the following in respect of debt securities of such series will survive with respect to such securities until otherwise terminated or discharged under the terms of the indenture or until no debt securities of such series are outstanding:

(a) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(d) the legal defeasance provisions of the indenture.

Subordination

The debt securities of a series may be subordinated, and rank junior in right of payment, to all of our Senior Indebtedness to the extent provided in the subordinated indenture. “Senior Indebtedness,” unless otherwise provided with respect to the debt securities of a series, means (1) all our debt, whether currently outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such debt, it is provided that such debt is not superior in right of payment to the subordinated debt securities or to other debt which is equal in right of payment with or subordinated to the subordinated debt securities, and (2) any modifications, refunding, deferrals, renewals or extensions of any such debt or securities, notes or other evidence of debt issued in exchange for such debt; provided that in no event shall Senior Indebtedness include (i) our indebtedness owed or owing to any of our Subsidiaries or to any officer, director or employee of us or any of our Subsidiaries, (ii) indebtedness to trade creditors or (iii) any liability for taxes owed or owing by us.

The holders of our Senior Indebtedness will receive payment in full of such Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment or distribution of our assets to creditors;

•	upon our liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders of subordinated debt securities may receive capital stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium or interest that has become due with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless:

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness.

“Designated Senior Indebtedness” means:

•	any Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million; and

•	any other Senior Indebtedness that we may designate.

During the continuance of any default with respect to any Designated Senior Indebtedness, other than a default described in the paragraph preceding the definition of Designated Senior Indebtedness, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or upon the expiration of any applicable grace periods, we may not make payments on the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will expire 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice to the trustee and us from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of such Designated Senior Indebtedness or the representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Not more than one Blockage Notice may be given in any period of 360 consecutive days unless otherwise specified with respect to a series of subordinated debt securities. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

No Personal Liability of Directors, Officers, Employees and Unitholders

Unless otherwise provided in a prospectus supplement and an indenture supplement, no director, officer, partner, member, employee, incorporator, manager or unitholder or other owner of any equity interest in us, our general partner or partners or any subsidiary guarantors, if applicable, will have any liability for any obligations of us or any subsidiary guarantors under any debt securities, any indenture, any guarantee of any debt securities or for any claim based on, in respect of, or by reason of, such obligations or their creation. The trustee and each holder of any debt security, by acceptance thereof, waives and releases all such liability. The waiver and release are part of the consideration for issuance of any debt securities and any guarantee.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if: DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or, subject to the procedures of DTC, we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

SELLING UNITHOLDERS

In addition to covering our offering of securities, this prospectus covers the offering for resale of up to 1,250,000 common units by certain selling unitholders who are subsidiaries of Williams. Any prospectus supplement reflecting a sale of common units hereunder will set forth, with respect to each selling unitholder:

•	the identity of the selling unitholder;

•	any material relationships that the selling unitholder has had within the past three years with Williams Partners L.P. or any of its predecessors or affiliates;

•	the number of common units owned by the selling unitholder prior to the offering;

•	the number of common units to be offered for sale by the selling unitholder; and

•	the number and (if one percent or more) the percentage of common units to be owned by the selling unitholder after completion of the offering.

Concurrently with the consummation of our initial public offering on August 23, 2005, certain indirect wholly owned subsidiaries of Williams contributed various member interests in entities that held natural gas gathering, transporting and processing assets and natural gas liquids fractionation and storage assets to us, in exchange for: (1) a 2.0% general partner interest; (2) 2,000,000 common units; (3) 7,000,000 subordinated units; (4) incentive distribution rights (which represent the right to receive increasing percentages of quarterly distributions in excess of specified amounts); and (5) certain other rights and interests, including certain registration rights. Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions.

The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution-Distribution by Selling Unitholders.” We will bear all costs, expenses and fees in connection with the registration of the common units offered by the selling unitholders under this prospectus other than underwriting discounts and commissions, which will be borne by the selling unitholders.

MATERIAL TAX CONSIDERATIONS

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Williams Partners L.P. and our operating company.

The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

•	Neither we nor our operating company have elected nor will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Williams Partners L.P. will be treated as partners of Williams Partners L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Williams Partners L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, loss or deduction are not reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Williams Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net earnings may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner, its affiliates and our other unitholders as of the time of the offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this discussion as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return.

Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Williams Partners GP LLC as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee,

(b) whether the beneficial owner is:

(1) a person that is not a United States person.

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a) for which there is, or was, “substantial authority;” or

(b) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN WILLIAMS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

Distribution by Us

We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters and through dealers.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents and their affiliates may also be our customers or may engage in transactions with or perform services for us or Williams or its affiliates in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters and their affiliates may also be our customers or may engage in transactions with or perform services for us or Williams or its affiliates in the ordinary course of business.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including, liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us or Williams or its affiliates in the ordinary course of business.

Common units and debt securities may also be sold directly by us, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Distribution by Selling Unitholders

Distributions of common units by the selling unitholders may from time to time be offered for sale either directly by such person or entities, or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common units may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	direct sales or privately negotiated transactions.

Such transactions may be effected by the selling unitholders at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agent.

In addition, the selling unitholders may from time to time sell its common units in transactions permitted by Rule 144 under the Securities Act.

The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common units for sale under the Securities Act and to indemnify the selling unitholders against certain civil liabilities, including certain liabilities under the Securities Act.

As of the date of this prospectus, neither we nor the selling unitholders have engaged any underwriter, broker, dealer or agent in connection with the distribution of common units pursuant to this prospectus by the selling unitholders. To the extent required, the number of common units to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling unitholders from the sale of their common units offered hereby will be the sale price of those shares, less any underwriting discounts and commissions, and less any other expenses of issuance and distribution not borne by us.

The selling unitholders and any brokers, dealers, agents or underwriters that participate with the selling unitholders in the distribution of common units may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any underwriting discounts and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the common units purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

Because the NASD views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2810 of the NASD Conduct Rules. The aggregate maximum compensation that underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Andrews Kurth LLP, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Williams Partners L.P. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 appearing in our current report on Form 8-K filed on September 22, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Discovery Producer Services LLC as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 appearing in our annual report on Form 10-K for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Williams Four Corners LLC as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 appearing in our current report on Form 8-K/A filed on August 10, 2006 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Williams Partners GP LLC as of December 31, 2005 appearing in our current report on Form 8-K filed on September 22, 2006 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

9,250,000 Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

December 5, 2007

Joint Book-Running Managers

Lehman Brothers

Citi

Merrill Lynch & Co.

Wachovia Securities

Goldman, Sachs & Co.

Morgan Stanley

UBS Investment Bank

JP Morgan

Raymond James

RBC Capital Markets

Stifel Nicolaus

Scotia Capital